                 DECEMBER 3, 1993  REGISTRATION NO. 33-72430

                           -------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                           -------------------------
                               AMENDMENT NO. 1
                                      TO
                       FORM S-4 REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                            FIRST NATIONAL BANCORP
              --------------------------------------------------
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    GEORGIA                           6711                       58-1415138
- ----------------                ------------------           -------------------
(STATE OR OTHER                 (PRIMARY STANDARD             (I.R.S. EMPLOYER
JURISDICTION OF                 INDUSTRIAL CLASSI-           IDENTIFICATION NO.)
INCORPORATION OR                  FICATION CODE
ORGANIZATION)                       NUMBER)

                     303 JESSE JEWELL PARKWAY, SUITE 700
                               P. O. DRAWER 937
                         GAINESVILLE, GEORGIA  30503
           -------------------------------------------------------
         (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES INCLUDING ZIP CODE)

                                (404) 503-2000
                ----------------------------------------------
             (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

                             C. TALMADGE GARRISON
                            SENIOR VICE PRESIDENT,
                           SECRETARY AND TREASURER
                            FIRST NATIONAL BANCORP
                     303 JESSE JEWELL PARKWAY, SUITE 700
                               P. O. DRAWER 937
                         GAINESVILLE, GEORGIA  30503
                                (404) 503-2104
                  -----------------------------------------
            (NAME, ADDRESS, AND PHONE NUMBER OF AGENT FOR SERVICE)

                                  COPIES TO:
                              T. TREADWELL SYFAN
                           STEWART, MELVIN & HOUSE
                               ATTORNEYS AT LAW
                                  HUNT TOWER
                               200 MAIN STREET
                                P. O. BOX 430
                         GAINESVILLE, GEORGIA  30503

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED OFFERING: AS SOON AS PRACTICAL AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT (THE APPROXIMATE DATE BEING JANUARY 21, 1994).

IF THE SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED IN CONNECTION WITH THE FORMATION OF A HOLDING COMPANY AND THERE IS COMPLIANCE WITH GENERAL INSTRUCTION G, CHECK THE FOLLOWING BOX. / /

                       CALCULATION OF REGISTRATION FEE
                  ------------------------------------------

                                PROPOSED        PROPOSED
TITLE OF                        MAXIMUM         MAXIMUM
SECURITIES     AMOUNT           OFFERING        AGGREGATE    AMOUNT OF
BEING          BEING            PRICE PER       OFFERING     REGISTRATION
REGISTERED     REGISTERED       SHARE*          PRICE*       FEE
- ----------     ----------       ----------      ----------   ------------
COMMON STOCK   366,382 SHARES    $20.50/20.00   $7,499,246      $2,343.51
$1.00 PAR
VALUE
- -------------------------------------------------------------------------------
        *AS TO 237,086 SHARES, PURSUANT TO RULE 457(F), BASED ON THE MARKET
VALUE OF METRO BANCORP, INC. COMMON STOCK ($3.50 PER SHARE) THAT WOULD BE CONVERTED INTO THE FIRST NATIONAL BANCORP COMMON STOCK (THE OFFERED SECURITIES) PURSUANT TO THE TRANSACTIONS DESCRIBED HEREIN; AS TO 106,126 SHARES, PURSUANT
TO RULE 457(A), BASED ON THE AGREED UPON VALUE OF FIRST NATIONAL BANCORP COMMON STOCK PURSUANT TO THE TRANSACTIONS DESCRIBED HEREIN ($20.50 PER SHARE); AS TO 23,170 SHARES, PURSUANT TO RULE 457(C), BASED ON THE AVERAGE OF BID AND ASK
PRICE OF FIRST NATIONAL BANCORP COMMON STOCK ON DECEMBER 1, 1993 ($20.00 PER SHARE).

                     ------------------------------------

        (AN INDEX OF ALL EXHIBITS ATTACHED HERETO IS PROVIDED AT SEQUENTIALLY
             NUMBERED PAGE ____)

                            FIRST NATIONAL BANCORP
                            CROSS REFERENCE SHEET

                    (Pursuant to Item 501(b) of Reg. S-K)


                                                CAPTION OR LOCATION
   ITEM NUMBER OF FORM S-4                         IN PROSPECTUS
   -----------------------                         -------------

1.  Outside Front Cover Page of Prospectus      Outside Front Cover Page of
                                                Prospectus

2.  Inside Front and Outside Back               Available Information;
      Cover Pages of Prospectus                 Incorporation by Reference;
                                                Table of Contents

3.  Risk Factors, Ratio of Earnings             Introduction; Summary of
      to Fixed Charges and                      Reorganization; Per Share
      Other Information                         Information; Market and
                                                Stock Price Information; Metro
                                                Bancorp Selected Financial
                                                Data (Unaudited)

4.  Terms of the Transaction                    Summary of Reorganization; The
                                                Proposed Reorganization; Effect
                                                of Reorganization on Share-
                                                holders; Description of Stock;
                                                Federal Income Tax Consequences

5.  Pro Forma Financial Information             First Bancorp and Metro Bancorp
                                                Pro Forma Condensed Combined
                                                Balance Sheet Information
                                                (Unaudited); First Bancorp and
                                                Metro Bancorp Pro Forma
                                                Condensed Combined Statements
                                                of Income (Unaudited)

6.  Material Contacts with the                  Negative Answer
      Company Being Acquired

7.  Additional Information Required             Not Applicable
      for Reoffering by Persons
      and Parties Deemed to be
      Underwriters

8.  Interests of Named Experts                  Legal Opinion
      and Counsel

9.  Commission Position on                      Indemnification
      Indemnification of Securities
      Act Liabilities

10. Information with Respect to                 Not Applicable
      S-3 Registrants

11. Incorporation of Certain                    Not Applicable
      Information by Reference


12.   Information with Respect to         Incorporation of Certain
        S-2 or S-3 Registrants            Documents by Reference

13.   Incorporation of Certain            Incorporation of Certain
        Information by Reference          Documents by Reference; Per Share Information;
                                          Market and Stock Price Information


14.   Information with Respect to         Not Applicable
        Registrants Other Than S-2
         or S-3 Registrants

15.   Information with Respect            Not Applicable
        to S-3 Companies

16.   Information with Respect            Not Applicable
        to S-2 or S-3 Companies

17.   Information with Respect            Introduction; Summary of the Reorganization;
        to Companies Other than S-2       Per Share Information; Market and Stock Price
        or S-3 Companies                  Information; Metro Bancorp Selected
                                          Financial Data (Unaudited); Metro Bancorp
                                          Management's Discussion and Analysis
                                          of Financial Condition and Results of
                                          Operations for the Years Ended December 31,
                                          1992, 1991, and 1990; Metro Bancorp
                                          Management's Discussion and Analysis of Financial
                                          Condition and Results of Operations for the Three
                                          and Nine Month Periods ended September 30,
                                          1993 and 1992; Metro Bancorp and Subsidiary
                                          Consolidated Financial Statements

18.   Information if Proxies, Consents    Introduction; Rights of Dissenting Shareholders;
        or Authorizations are to be       Incorporation of Certain Documents by
        Solicited                         Reference; Metro Bancorp Shareholders;
                                          Management of First National Bancorp;
                                          Summary of Reorganization

19.   Information if Proxies,             Not Applicable
        Consents or Authorizations are
        not to be Solicited or in an
        Exchange Offer


                                                           January 21, 1994

Dear Common Shareholder:

        The enclosed packet contains information about the proposed acquisition of Metro Bancorp, Inc. by First National Bancorp of Gainesville, Georgia. The merger has the support of your Board of Directors, and we respectfully request your vote in its favor.

        Enclosed are (1) Notice of Special Shareholders' Meeting; (2) Proxy;
(3) Proxy Statement with appendices; (4) First National Bancorp's 1992 Annual Report to Shareholders; (5) First National Bancorp's 1993 Annual Meeting Proxy Statement; (6) First National Bancorp's Quarterly Report on Form 10-Q for the Quarter ended September 30, 1993; and (7) First National Bancorp's Current Report on Form 8-K dated June 11, 1993.

        The enclosed Proxy Statement contains a great amount of information concerning Metro Bancorp, Inc., First National Bancorp and the proposed acquisition. We hope you will take the time to study the Proxy Statement carefully. Feel free to contact me, or any of our other officers or directors, if you have any questions or feel we can be of assistance.

        It's very important to us that you return your signed Proxy to Metro Bancorp, Inc. in time for it to be received not later than 4:00 p.m. on Monday, February 21, 1994, to insure that your shares are represented at the Special Shareholders' Meeting.

        As provided in the Proxy Statement, you may elect to exchange each share of Metro Bancorp, Inc. common stock held by you for .20 shares of First National Bancorp stock or for $4.00 in cash, if the acquisition is approved. According to current quotations on NASDAQ, as of January 12, 1994, the bid price of First National Bancorp stock was $21.25 per share and the asking price was $22.00 per share. Of course, First National Bancorp stock is subject to market price fluctuations the same as any other stock which is bought and sold. In addition, additional consideration may be payable to you after the consummation date depending on the outcome of certain asset collection, upgrade and disposition efforts of The Commercial Bank. See the section entitled "THE PROPOSED REORGANIZATION - Additional Consideration Payable for Metro Bancorp Common Stock" in the Proxy Statement.

        If possible, please try to attend the Special Shareholders' Meeting to be held in the O'Neal Community Room at The Commercial Bank, 6636 Church Street, Douglasville, Georgia, at 3:00 P.M. on Tuesday, February 22, 1994.

                                             For the Board of Directors,


                                             Robert R. Pope, Chairman

                                                           January 21, 1994

Dear Holder of Series 1992 Preferred Stock:

        The enclosed packet contains information about the proposed acquisition of Metro Bancorp, Inc. by First National Bancorp of Gainesville, Georgia. The merger has the support of your Board of Directors, and we respectfully request your vote in its favor. While your stock is generally nonvoting stock, under Georgia law you have the right to vote on the merger.

        Enclosed are (1) Notice of Special Shareholders' Meeting; (2) Proxy;
(3) Proxy Statement with appendices; (4) First National Bancorp's 1992 Annual Report to Shareholders; (5) First National Bancorp's 1993 Annual Meeting Proxy Statement; (6) First National Bancorp's Quarterly Report on Form 10-Q for the Quarter ended September 30, 1993; and (7) First National Bancorp's Current Report on Form 8-K dated June 11, 1993.

        The enclosed Proxy Statement contains a great amount of information concerning Metro Bancorp, Inc., First National Bancorp and the proposed acquisition. We hope you will take the time to study the Proxy Statement carefully. Feel free to contact me, or any of our other officers or directors, if you have any questions or feel we can be of assistance.

        It's very important to us that you return your signed Proxy to Metro Bancorp, Inc. in time for it to be received not later than 4:00 p.m. on Monday, February 21, 1994, to insure that your shares are represented at the Special Shareholders' Meeting.

        As provided in the Proxy Statement, each share of Metro Bancorp, Inc. preferred stock held by you will be purchased for cash in the amount of $10.00 plus the amount of any accrued but unpaid dividends, if the acquisition is approved.

        If possible, please try to attend the Special Shareholders' Meeting to be held in the O'Neal Community Room at The Commercial Bank, 6636 Church Street, Douglasville, Georgia, at 3:00 P.M. on Tuesday, February 22, 1994.

                                                 For the Board of Directors,


                                                 Robert R. Pope, Chairman

                  NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           OF METRO BANCORP, INC.,
                            DOUGLASVILLE, GEORGIA




        A special meeting of all shareholders of Metro Bancorp, Inc. has been called by the board of directors and will be held at 3:00 P.M. on Tuesday, February 22, 1994, in the O'Neal Community Room at The Commercial Bank, 6636 Church Street, Douglasville, Georgia for the purpose of considering and voting upon:

         (1)    the proposed merger of Metro Bancorp, Inc. into First
                National Bancorp, as described in the accompanying
                Proxy Statement and the Agreement of Reorganization and Plan of Merger (the "Reorganization Plan") attached to the Proxy Statement as Appendix A; and

        (2) the transaction of such other business as may properly come before the meeting or any adjournments thereof.
                Management at present knows of no other business to be presented.

        The approval of the merger transaction, which has the support of your board of directors, requires the affirmative vote of a majority (787,939 shares) of the aggregate of the 1,394,627 outstanding shares of Metro Bancorp, Inc. common stock and the 181,250 outstanding shares of Metro Bancorp, Inc. Series 1992 preferred stock, and the affirmative vote of a majority of the 416,256 shares of Metro Bancorp, Inc. Series A preferred stock. Bank South, N.A., which is the holder of all of the Metro Bancorp, Inc. Series A preferred stock, has agreed to vote said shares in favor of the merger. We respectfully request your vote in favor of the merger transaction and ask you to register your vote on the enclosed Proxy. The Proxy should be completed and returned to Metro Bancorp, Inc. as soon as possible, but in any case no later than 4:00 P.M. on Monday, February 21, 1994, the day before the special meeting of shareholders.

        Please read the enclosed Proxy Statement carefully for a complete discussion of matters relating to the Reorganization Plan and the Proxy.

        AGAIN, PLEASE COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY PROMPTLY SUCH THAT IT WILL BE RECEIVED BY METRO BANCORP, INC. NO LATER THAN 4:00 P.M. ON TUESDAY, FEBRUARY 21, 1994. YOUR PROXY MAY BE REVOKED, IF YOU CHOOSE, AT ANY TIME PRIOR TO ITS BEING EXERCISED AT THE SPECIAL MEETING OF SHAREHOLDERS.


Douglasville, Georgia                      For the Board of Directors,

January 21, 1994

                                           Robert R. Pope
                                           Chairman

                             PROXY STATEMENT FOR
                             METRO BANCORP, INC.
                       SPECIAL MEETING OF SHAREHOLDERS
                       TO BE HELD ON FEBRUARY 22, 1994

                            FIRST NATIONAL BANCORP
                                  PROSPECTUS

366,382 SHARES OF COMMON STOCK OF FIRST NATIONAL BANCORP WHICH MAY BE
ISSUED IN CONNECTION WITH THE MERGER OF METRO BANCORP, INC. INTO FIRST NATIONAL BANCORP

===============================================================================

FIRST NATIONAL BANCORP HAS FILED A REGISTRATION STATEMENT WITH THE
SECURITIES AND EXCHANGE COMMISSION COVERING THE MAXIMUM OF 366,382 SHARES OF COMMON STOCK OF FIRST NATIONAL BANCORP TO BE ISSUED TO SHAREHOLDERS OF METRO BANCORP, INC. IN CONNECTION WITH THE MERGER OF METRO BANCORP, INC. INTO FIRST NATIONAL BANCORP. THIS PROXY STATEMENT ALSO CONSTITUTES A PROSPECTUS OF FIRST NATIONAL BANCORP FILED AS PART OF SUCH REGISTRATION STATEMENT. SEE "THE PROPOSED REORGANIZATION."

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FIRST NATIONAL BANCORP. THIS PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROXY STATEMENT AT ANY TIME DOES NOT IMPLY THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

THE SHARES OF COMMON STOCK OF FIRST NATIONAL BANCORP TO BE ISSUED IN
CONNECTION WITH THE REORGANIZATION HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION; NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS PROXY STATEMENT DOES NOT RELATE TO ANY RESALES OF COMMON STOCK OF
FIRST NATIONAL BANCORP RECEIVED BY ANY PERSON UPON CONSUMMATION OF THE MERGER AND NO PERSON IS AUTHORIZED TO MAKE ANY USE OF THIS PROXY STATEMENT IN CONNECTION WITH ANY SUCH RESALE.

ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT WITH RESPECT TO FIRST NATIONAL BANCORP AND ITS SUBSIDIARIES WAS SUPPLIED BY THOSE ENTITIES, AND ALL INFORMATION WITH RESPECT TO METRO BANCORP, INC. AND ITS SUBSIDIARY WAS SUPPLIED BY METRO BANCORP, INC.

THE DATE OF THIS PROXY STATEMENT IS JANUARY 18, 1994.

                            AVAILABLE INFORMATION



        First National Bancorp is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information filed by First National Bancorp can be inspected and copied at the public reference facilities maintained by the Commission at the Commission's office at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices in New York (75 Park Place, 14th Floor, New York, New York 10007) and Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511). Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

        Additional information regarding First National Bancorp and the shares of common stock offered hereby is contained in the Registration Statement and the exhibits relating thereto filed with the Commission under the Securities Act of 1933, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission at prescribed rates. This Proxy Statement does not contain all of the information set forth in the Registration Statement and exhibits thereto which First National Bancorp has filed with the Commission under the Securities Act of 1933 and to which reference is hereby made for further information with respect to First National Bancorp and the securities offered hereby.

        The common stock of First National Bancorp, $1.00 par value per share, is listed on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") and reports and other information concerning First National Bancorp can be inspected at the offices of NASDAQ at NASDAQ Reports Section, 3rd Floor, 1735 K Street, N.W., Washington, D.C. 20006.


                          INCORPORATION BY REFERENCE


THIS PROSPECTUS INCORPORATES DOCUMENTS OR PARTS OF DOCUMENTS BY
REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. UPON WRITTEN OR ORAL REQUEST OF ANY PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, FIRST NATIONAL BANCORP WILL PROMPTLY FURNISH TO SUCH PERSON, WITHOUT CHARGE, A COPY OF ANY AND ALL INFORMATION THAT HAS BEEN INCORPORATED BY REFERENCE HEREIN. SUCH REQUESTS SHOULD BE DIRECTED TO C. TALMADGE GARRISON, SECRETARY-TREASURER, FIRST NATIONAL BANCORP, P.O. DRAWER 937, GAINESVILLE, GEORGIA 30503 (404-503-2104). IN ORDER TO INSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY MONDAY, FEBRUARY 14, 1994.

                               PROXY STATEMENT
                              TABLE OF CONTENTS


INTRODUCTION..............................................................    1

     Recent Mergers and Proposed Merger by First Bancorp..................    4

SUMMARY OF REORGANIZATION ................................................    4

     Terms of the Agreement of Reorganization
       and Plan of Merger.................................................    5
     Business of the Parties to the
       Reorganization.....................................................    5
     Reasons for the Reorganization; Recommendation
       of Board of Directors..............................................    6
     Operations of Bank and First
       Bancorp after Reorganization.......................................    6
     Regulatory Approval Required.........................................    7
     Vote Required to Approve Merger......................................    7
     Rights of Dissenting Shareholders....................................    8
     Conversion of Metro Bancorp Stock....................................    8
     Elections by Metro Bancorp Common Shareholders.......................    9
     Right of Termination of the Reorganization
       Plan...............................................................    9
     Effect of Reorganization on Metro Bancorp
       Shareholders.......................................................    9
     Tax Consequences.....................................................   10
     Accounting Treatment.................................................   10
     Expenses of Solicitation and Reorganization..........................   11
     Interests of Certain Persons.........................................   11

PER SHARE INFORMATION.....................................................   11

MARKET AND STOCK PRICE INFORMATION........................................   13

     First Bancorp........................................................   13
     Metro Bancorp........................................................   14
     Comparison of Stock Prices...........................................   14

FIRST BANCORP AND METRO BANCORP PRO
  FORMA CONDENSED COMBINED BALANCE SHEET INFORMATION
  (UNAUDITED).............................................................   15

FIRST BANCORP AND METRO BANCORP
  PRO FORMA CONDENSED COMBINED STATEMENTS OF
  INCOME (UNAUDITED)......................................................   16

METRO BANCORP SELECTED FINANCIAL DATA
  (UNAUDITED).............................................................   18

METRO BANCORP MANAGEMENT'S DISCUSSION AND
  ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1992,
  1991 AND 1990...........................................................  19

METRO BANCORP MANAGEMENT'S DISCUSSION AND
  ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS FOR THE THREE AND NINE MONTH PERIODS
  ENDED SEPTEMBER 30, 1993 AND 1992.......................................  28

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................  35

METRO BANCORP SHAREHOLDERS................................................  36

       Principal Shareholders.............................................  36
       Shares of Management...............................................  38

MANAGEMENT OF FIRST NATIONAL BANCORP......................................  40

THE PROPOSED REORGANIZATION...............................................  40

       The Agreement of Reorganization and Plan
         of Merger........................................................  40
       Description of the Reorganization..................................  41
       Additional Consideration Payable for Metro Bancorp Common Stock....  42
       Minimum Stock Payment..............................................  46
       Reasons for the Reorganization; Recommendation
         of Board of Directors............................................  47
       Conversion of Metro Bancorp Stock..................................  49
       Elections by Metro Bancorp Common Shareholders.....................  49
       Fractional Shares..................................................  49
       Manner of Surrendering Metro
         Bancorp Stock....................................................  50
       Issuance of First Bancorp Shares...................................  50
       Source of Funds....................................................  51
       Shareholder Approval...............................................  51
       Conditions to Certain Obligations of
         Metro Bancorp....................................................  51
       Conditions to Certain Obligations of
         First Bancorp....................................................  52
       Conditions to Certain Obligations of Both
         First Bancorp and Metro Bancorp..................................  52
       Accounting Treatment...............................................  53
       Interests of Certain Persons in the Reorganization.................  53


EFFECT OF REORGANIZATION ON
COMMON SHAREHOLDERS.......................................................  53

       Preemptive Rights..................................................  54
       Cumulative Voting Rights...........................................  54
       Limitations of Liability of Directors;
         Indemnification of Directors, Officers
         and Employees....................................................  54

        Dividend Restrictions...........................................   57
        Shareholder Voting Rights.......................................   58
        Right of First Bancorp and Metro Bancorp
          to Acquire their own Shares...................................   59
        Rights of Dissent and Appraisal.................................   59
        State Taxation of Shares of Stock...............................   59
        Authorized Capital Stock........................................   60
        Certain Restrictions on Transfer................................   60
        Commitments to Subsidiary Banks by First Bancorp................   61
        Federal Deposit Insurance Corporation Improvement Act of 1991...   62

RIGHTS OF DISSENTING
SHAREHOLDERS............................................................   62

FEDERAL INCOME TAX
CONSEQUENCES............................................................   64

DESCRIPTION OF
STOCK...................................................................   68

        First Bancorp...................................................   68
        Metro Bancorp...................................................   69

EXPERTS.................................................................   70

LEGAL OPINION...........................................................   70

INDEMNIFICATION.........................................................   70

OTHER BUSINESS..........................................................   71

ADDITIONAL INFORMATION..................................................   72

METRO BANCORP, INC. AND SUBSIDIARY CONSOLIDATED FINANCIAL
 STATEMENTS.............................................................   F-1

APPENDIX A -

        Agreement of Reorganization and Plan
          of Merger and Amendment thereto...............................   A-1

APPENDIX B -

        Article 13 of the Georgia Business
        Corporation Code relating to rights of
        dissenting shareholders.........................................   B-1

                               PROXY STATEMENT

                                     FOR

                      SPECIAL MEETING OF SHAREHOLDERS OF

                             METRO BANCORP, INC.
                         TO BE HELD FEBRUARY 22, 1994



                                 INTRODUCTION



        This Proxy Statement is furnished in connection with THE SOLICITATION BY THE BOARD OF DIRECTORS OF METRO BANCORP, INC. of proxies for use at the special meeting of the shareholders of the company to be held at 3:00 P.M. on February 22, 1994, in the O'Neal Community Room at The Commercial Bank, 6636 Church Street, Douglasville, Georgia. The approximate date of the mailing of this Proxy Statement to shareholders was January 21, 1994.

        At the special meeting, all shareholders will vote whether to approve the Agreement of Reorganization and Plan of Merger, as amended (together with the amendment thereto, being herein referred to as the "Reorganization Plan").
A copy of the Reorganization Plan (including amendment thereto) is attached hereto as Appendix A. Under the Reorganization Plan, Metro Bancorp, Inc. ("Metro Bancorp") will be merged with and into First National Bancorp ("First Bancorp") with First Bancorp being the survivor in the merger and with First Bancorp thereby acquiring 100% of the outstanding shares of the common stock of The Commercial Bank ("Bank"), Douglasville, Georgia. In the reorganization, each outstanding share of common stock of Metro Bancorp will be converted by exchange into .20 shares of common stock of First Bancorp (.17 shares under the base exchange ratio plus .03 shares due to additional consideration accrued as of December 31, 1993) or purchased for cash at $4.00 per share ($3.50 under the base cash price plus $.50 due to additional consideration accrued as of December 31, 1993). In addition, upon the occurrence of certain conditions regarding collection, upgrade or disposition of certain loans and other real estate of the Bank, all as set forth in the Reorganization Plan, additional First Bancorp stock and/or cash will be paid to Metro Bancorp common shareholders as more additional consideration for their Metro Bancorp common stock. See "THE PROPOSED REORGANIZATION - Additional Consideration Payable for Metro Bancorp Common Stock." No fractional shares will be issued, and, if necessary, a cash payment in lieu of fractional shares will be made by First Bancorp.

        In addition, in the reorganization each outstanding share of Series 1992 adjustable rate cumulative preferred stock (the "Series 1992 preferred stock") of Metro Bancorp will be converted into cash of $10.00, plus the amount of any accrued but unpaid dividends as of the date of consummation of the reorganization.

        In addition, in the reorganization all of the outstanding shares of Series A preferred stock of Metro Bancorp will be converted into a payment (the "Series A Payment") of $2,475,000 (reduced by any dividend payments by Metro Bancorp after September 30, 1993 and before the date of consummation of the reorganization). This represents a discount of approximately $1,900,000. If the transaction with First Bancorp is not approved by Metro Bancorp shareholders, the redemption amount will increase to $4,162,560 plus accrued and unpaid dividends. The Series A Payment may be made in cash, or cash and First Bancorp common stock, with a minimum of $2,000,000 (reduced by any such dividend payments) of the Series A Payment being made in cash and the remainder of such payment being made in cash and/or First Bancorp common stock. The amount that will be paid in stock, of the portion of the Series A Payment payable in cash and/or stock, will be at the election of First Bancorp. The First Bancorp stock to be issued in satisfaction of such portion of the Series A Payment will be valued at the average of each day's bid and ask price average during the ten business day period ending five business days prior to the date of consummation of the reorganization.

        As of September 30, 1993, Metro Bancorp had authorized (i) 10,000,000 shares of common stock, with 1,394,627 shares issued and outstanding to approximately 241 shareholders; (ii) 1,000,000 shares of Series A preferred stock, with 416,256 shares issued and outstanding, all of which are held by Bank South, N.A., and (iii) 5,000,000 shares of preferred stock, with 181,250 shares (designated as Series 1992 adjustable rate cumulative preferred stock) issued and outstanding to 14 shareholders. Metro Bancorp has no other class of stock under which shares are issued and outstanding. The common shareholders and the Series 1992 preferred shareholders will vote as a single voting group, and the Series A preferred shareholder (Bank South, N.A.) will vote as a separate voting group. Bank South, N.A. has agreed to vote its shares in favor of the reorganization. Each outstanding share of Metro Bancorp stock is entitled to notice of and to one vote at the Metro Bancorp meeting or any adjournment thereof. Only the Metro Bancorp shareholders of record at the close of business on January 20, 1994, will be entitled to notice of and to vote at the special meeting or any adjournment thereof.

        As of September 30, 1993, First Bancorp had authorized 30,000,000 shares of common stock, with 15,382,485 shares issued and outstanding to approximately 4,485 shareholders (approximately 6,050 shareholders if beneficial ownership of shares held by nominees is taken into account). This constitutes First Bancorp's only class of stock, with each share entitled to one vote, except in the case of election of directors, in which event shareholders have cumulative voting rights.

        Any proxy given by shareholders of Metro Bancorp pursuant to this solicitation may be revoked at any time before it is voted by so notifying the President of Metro Bancorp in writing prior to the meeting or by appearance at the meeting and requesting the right to vote in person, without compliance with any other formalities.

        If the proxy is properly signed and returned by a Metro Bancorp shareholder and is not revoked, it will be voted at the meeting in the manner specified therein. If a shareholder does not specify how the proxy is to be voted, the proxy will be voted in accordance with the recommendations of management in favor of the Reorganization Plan.

        Metro Bancorp and First Bancorp will each pay its own expenses incurred in connection with this solicitation, including the fees and expenses of legal counsel and independent auditors and the printing and filing costs incurred in connection with this Proxy Statement. In addition to solicitation by mail, directors, officers and regular employees of Metro Bancorp may solicit proxies by telephone, telegram or personal interview, for which they will receive no compensation in addition to their regular salaries.

        The principal executive offices of Metro Bancorp are located at 6636 Church Street, Douglasville, Georgia 30134, and the telephone number at that address is (404) 942-5154. The principal executive offices of First Bancorp are located at 303 Jesse Jewell Parkway, Suite 700, Post Office Drawer 937, Gainesville, Georgia 30503, and the telephone number at that address is (404) 503-2000.

        First Bancorp, a Georgia corporation, is a multi-bank holding company formed in 1981 and subject to regulation by the Board of Governors of the Federal Reserve System, the Georgia Department of Banking and Finance and the Securities and Exchange Commission. At the time of First Bancorp's formation, The First National Bank of Gainesville ("FNBG") became a wholly- owned subsidiary of First Bancorp. FNBG, which was formed in 1889 as a national banking association, operates a full service banking, mortgage banking and trust business in Hall County, Georgia, with a main office, five full service branches and two stand- alone automated teller machine locations. The First National Bank of Habersham ("FNBH") became a wholly-owned subsidiary of First Bancorp in September, 1982. FNBH, which was formed in 1909, operates a full service banking business in Habersham County, Georgia, with a main office and two full service branches. Granite City Bank ("GCB") became a wholly-owned subsidiary of First Bancorp in August 1984. GCB, which was formed in 1928, operates a full service banking business in Elbert County, Georgia, with a main office and three full service branches. Bank of Clayton ("BOC") became a wholly-owned subsidiary of First Bancorp in October 1984. BOC, which was formed in 1904, operates a full service banking business in Rabun County, Georgia, with a main office and one full service branch.
First National Bank of White County ("FNBW") (formerly The Peoples Bank) in Cleveland, Georgia, became a wholly-owned subsidiary of First Bancorp in September, 1985. FNBW, which was formed in 1941 (as The Peoples Bank), operates a full service banking business in White County, Georgia, with a main office in Cleveland, Georgia and one full service branch in Helen, Georgia. In 1986, FNBW, formerly a Georgia state banking institution, was converted to a national bank, and its name was changed to First National Bank of White County. First National Bank of Jackson County ("FNBJ") in Jefferson, Georgia, became a wholly-owned subsidiary of First Bancorp in March 1986. FNBJ, which was formed in 1908, operates a full service banking business in Jackson County, Georgia with a main office in Jefferson, Georgia and one full service branch in Commerce, Georgia. The Citizens Bank of Toccoa, Georgia ("CBT") became a wholly-owned subsidiary of First Bancorp in December, 1986. CBT, which was formed in 1951, operates a full service banking business in Stephens County, Georgia with a main office and one full service branch in Toccoa, Georgia. The Bank of Banks County ("BBC") became a wholly-owned subsidiary of First Bancorp in June, 1987. BBC, which was formed in 1974, operates a full service banking business in Banks County, Georgia with the main office in Homer, Georgia and two full- service branches. First National Bank of Gilmer County ("FNBGC") (formerly First State Bank of Gilmer County) became a wholly-owned subsidiary of First Bancorp in December, 1987. FNBGC, which was formed in 1973 (as First State Bank of Gilmer County), operates a full service banking business in Gilmer County, Georgia, with a main office in Ellijay, Georgia and one limited-service branch in East Ellijay, Georgia. On January 1, 1991, FNBGC, formerly a Georgia state banking institution, was converted to a national bank, and its name was changed to First National Bank of Gilmer County. On April 12, 1989 The Peoples Bank of Forsyth County ("PBF") became a wholly-owned subsidiary of First Bancorp. PBF is a state banking association, formed in December, 1983, which operates a full-service banking business in Forsyth County, Georgia, with a main office and two full service branches. Pickens County Bank ("PCB") became a wholly-owned subsidiary of First Bancorp on June 30, 1989. PCB, which was formed in 1976, operates a full service banking business in Pickens County, Georgia, with its main office located in Jasper, Georgia. First National Bank of Paulding County ("FNBPC") became a wholly-owned subsidiary of First Bancorp on January 30, 1992. FNBPC, which was formed in 1922, operates a full service banking business in Paulding County, Georgia, with its main office located in Dallas, Georgia with four full service branches, one limited service branch and one stand alone ATM facility. The Citizens Bank, Ball Ground, Georgia ("CBBG") became a wholly-owned subsidiary of First Bancorp on October 20, 1992. CBBG, which was formed in 1926, operates a full service banking business in Cherokee County, Georgia, with its main office located in Ball Ground, Georgia and with three full service branches. The Bank of Villa Rica ("VRB"), Villa Rica, Georgia, became a wholly-owned subsidiary of First Bancorp on May 31, 1993. VRB, which was formed in 1899, operates a full service banking business in Carroll County, Georgia, with its only office located in Villa Rica, Georgia. The Community Bank of Carrollton ("CBC") became a wholly-owned subsidiary of First Bancorp on August 31, 1993. CBC, which was formed in 1987, operates a full service banking business in Carroll County, Georgia, with its only office located in Carrollton, Georgia.

        Metro Bancorp is a bank holding company incorporated in 1984 to hold the shares of the Bank, and Metro Bancorp acquired all of the outstanding shares of the Bank on January 31, 1985. The Bank was chartered as a national bank in Georgia in 1928 and commenced business that same year for the purpose of conducting a commercial banking business in Douglas County, Georgia. In 1942, the Bank converted from a national to a state bank and changed its name from First National Bank of Douglasville to The Commercial Bank. The Bank operates a full-service banking business in Douglas County, Georgia. The main office of the Bank is located at 6636 Church Street, Douglasville, Georgia, and the building, containing approximately 30,000 square feet of useable office and banking space, is owned by the Bank. The Bank also operates four full service branches, four limited service branches and two automated teller machine locations in Douglas County, Georgia. From these offices in Douglas County, the Bank carries on a full-service banking business including making secured and unsecured loans to finance commercial and personal transactions, accepting deposits, and providing checking and savings accounts primarily for businesses and residents of Douglas County. The Bank had approximately 120 employees (14 of which were officers) as of September 30, 1993. Metro Bancorp and the Bank are presently operating under a Program of Corrective Action (the "Corrective Program") with their primary regulatory authorities. See "METRO BANCORP MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE THREE AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 1993 AND 1992 - Corrective Program" and "METRO BANCORP MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1992, 1991 AND 1990 - Corrective Program."

RECENT MERGERS AND PROPOSED MERGER BY FIRST BANCORP

        On May 31, 1993, First Bancorp merged with Villa Rica Bancorp, Inc. ("VRB") and thereby acquired the Bank of Villa Rica, through the exchange of approximately 314,142 shares of First Bancorp stock for 35,380 shares of VRB stock. At March 31, 1993, total assets of VRB were $55,422,000, total stockholders' equity was $3,585,000, and deposits were $50,167,000. VRB had net income of $46,000 for the quarter ended March 31, 1993 and $225,000 for its fiscal year ended December 31, 1992.

        On August 31, 1993, The Community Bank of Carrollton ("CBC") merged with Interim Carrollton Corporation, a wholly-owned subsidiary of First Bancorp, and thereby became a subsidiary of First Bancorp through the exchange of approximately 331,122 shares of First Bancorp stock for 447,000 shares of CBC stock. At June 30, 1993, total assets of CBC were $36,855,000, total stockholders' equity was $4,806,000, and deposits were $31,844,000. CBC had net income of $170,000 for the quarter ended June 30, 1993 and $316,000 for its fiscal year ended December 31, 1992.



        First Bancorp has signed a letter of intent, dated January 14, 1994, to merge with Barrow Bancshares, Inc. ("Bancshares") and by such merger to acquire Barrow Bank & Trust Company, Winder, Georgia, the wholly owned subsidiary of Bancshares. In the merger, 1.37 shares of First Bancorp stock will be exchanged for each of the 349,198 outstanding shares of Bancshares stock and for each of the 29,153 Bancshares shares which are subject to being purchased under employee stock options, but only if the options are exercised prior to consummation of the merger. Fractional shares will not be issued, but will be paid in cash equivalent to $20.50 per First Bancorp share. The proposed merger is subject to execution of a formal agreement of reorganization by the parties, the approval of the merger by the shareholders of Bancshares, and the approvals of the bank regulatory agencies. At December 31, 1993, total assets of Bancshares were $54,245,000, and total stockholders' equity was $5,456,000. Bancshares had net income of $743,000 for its fiscal year ended December 31, 1993.




                          SUMMARY OF REORGANIZATION


        The following is a summary of certain features of the proposed reorganization, which is qualified in its entirety by reference to the Agreement of Reorganization and Plan of Merger (the "Reorganization Plan") attached hereto as Appendix A and to the other textual information and financial data set forth elsewhere in this Proxy Statement.

TERMS OF THE AGREEMENT OF REORGANIZATION AND PLAN OF MERGER

        Pursuant to the Reorganization Plan, Metro Bancorp will be merged with and into First Bancorp in a statutory merger, with First Bancorp being the surviving corporation in the merger under its charter and name. The Bank will thereafter be operated as a wholly-owned subsidiary of First Bancorp and Metro Bancorp will cease to exist. As a result of the merger, each outstanding share of common stock of Metro Bancorp (other than shares held by dissenters) will be converted, at the shareholder's option (subject to requirements on the minimum amount of Metro Bancorp stock to be exchanged for First Bancorp stock), into .20 shares of common stock of First Bancorp (.17 shares under the base exchange ratio plus .03 shares due to additional consideration accrued as of December 31, 1993), or purchased for $4.00 in cash ($3.50 under the base cash price plus $.50 due to additional consideration accrued as of December 31, 1993), or a combination thereof. In addition, upon the occurrence of certain conditions regarding collection, upgrade or disposition of certain loans and other real estate of the Bank, as set forth in the Reorganization Plan, additional First Bancorp stock and/or cash will be paid to Metro Bancorp shareholders as additional consideration for their Metro Bancorp common stock. See "THE PROPOSED REORGANIZATION - Additional Consideration Payable for Metro Bancorp Common Stock."

        THE MINIMUM NUMBER OF SHARES OF METRO BANCORP COMMON STOCK FOR WHICH FIRST BANCORP WILL EXCHANGE FIRST BANCORP STOCK IS 1,338,842 SHARES (ADJUSTED AS SET FORTH BELOW). UNDER THE REORGANIZATION PLAN, IF METRO BANCORP COMMON SHAREHOLDERS ELECT TO CONVERT LESS THAN 1,338,842 SHARES (ADJUSTED AS SET FORTH IN THE FOLLOWING SENTENCE) INTO FIRST BANCORP STOCK, METRO BANCORP COMMON SHAREHOLDERS ELECTING TO RECEIVE CASH FOR ALL OR A PORTION OF THEIR METRO BANCORP COMMON STOCK SHALL RECEIVE, ON A PRORATA BASIS, LESS CASH AND MORE FIRST BANCORP STOCK THAN ELECTED BY THEM, SO THAT THE MINIMUM AGGREGATE NUMBER OF METRO BANCORP COMMON SHARES EXCHANGED FOR FIRST BANCORP STOCK WILL BE 1,338,842 SHARES (ADJUSTED AS SET FORTH IN THE FOLLOWING SENTENCE). THE MINIMUM AGGREGATE NUMBER OF SHARES OF METRO BANCORP COMMON STOCK TO BE EXCHANGED FOR FIRST BANCORP STOCK WILL BE DECREASED BY SUCH NUMBER OF METRO BANCORP SHARES EQUAL TO THE NUMBER OF FIRST BANCORP SHARES EXCHANGED IN THE MERGER FOR SERIES A PREFERRED STOCK OF METRO BANCORP DIVIDED BY .17.

        In addition, in the reorganization each outstanding share of Series 1992 preferred stock of Metro Bancorp will be converted into cash of $10.00, plus the amount of any accrued but unpaid dividends as of the date of consummation of the reorganization.

        In addition, in the reorganization all of the outstanding shares of Series A preferred stock of Metro Bancorp will be converted into a payment (the "Series A Payment") of $2,475,000 (reduced by any dividend payments by Metro Bancorp after September 30, 1993 and before the date of consummation of the reorganization). The Series A Payment may be made in cash, or cash and First Bancorp common stock, with a minimum of $2,000,000 (reduced by any such dividend payments) of the Series A Payment being made in cash and the remainder of such payment being made in cash and/or First Bancorp common stock. The amount that will be paid in stock of the portion of the Series A Payment payable in cash and/or stock will be at the election of First Bancorp. The First Bancorp stock to be issued in satisfaction of such portion of the Series A Payment will be valued at the average of each day's bid and ask price average during the ten business day period ending five business days prior to the date of consummation of the reorganization.

BUSINESS OF THE PARTIES TO THE REORGANIZATION

        First Bancorp currently is a multi-bank holding company with its subsidiaries being The First National Bank of Gainesville, First National Bank of Habersham, Granite City Bank in Elberton, Georgia, Bank of Clayton, First National Bank of White County, First National Bank of Jackson County, The Citizens Bank of Toccoa, Georgia, Bank of Banks County, First National Bank of Gilmer County, The

Peoples Bank of Forsyth County, Pickens County Bank, First National
Bank of Paulding County, The Citizens Bank, Ball Ground, Georgia, The Bank of Villa Rica, and The Community Bank of Carrollton.

        First Bancorp is not engaged in any business other than normal banking services provided through its subsidiaries.

        Through its subsidiaries, First Bancorp operates a full-service banking business in Hall County, Habersham County, Elbert County, Rabun County, White County, Jackson County, Stephens County, Banks County, Gilmer County, Forsyth County, Pickens County, Paulding County, Cherokee County and Carroll County, Georgia. These First Bancorp subsidiaries provide such customary banking services as checking and savings accounts, various other types of time deposits, safe deposit facilities and money transfers. They also finance commercial and personal transactions by making secured and unsecured loans. Through The First National Bank of Gainesville, First Bancorp performs corporate, employee benefit and personal trust services and provides other financial services to its customers, including permanent residential mortgage loan financing. The First National Bank of Gainesville engages in various mortgage banking activities through a division called The Mortgage Source. The First National Bank of Gainesville also provides data processing services for banking applications to other banks in the area and services mortgage loans which are owned by certain outside investors.

        Metro Bancorp is a bank holding company with one wholly-owned subsidiary, the Bank. The Bank operates a full-service banking business in Douglas County, Georgia. The Bank provides such customary banking services as checking and savings accounts, various other types of time deposits, safe deposit facilities and money transfers. It also finances commercial and personal transactions by making secured and unsecured loans and provides other financial services to its customers.

REASONS FOR THE REORGANIZATION; RECOMMENDATION OF BOARD OF DIRECTORS

        The Board of Directors of Metro Bancorp has approved the Reorganization Plan and recommends that the shareholders of Metro Bancorp vote in favor of its approval.

        In deciding to approve and recommend the Reorganization Plan, the Board of Directors concluded that the Reorganization Plan offered common shareholders of Metro Bancorp the opportunity to exchange, at an equitable exchange ratio and on a tax-free basis, their current equity investment for a more liquid investment in a larger, more geographically diversified company, whose business philosophy and financial and managerial resources should allow for continued enhancement of shareholder value. The Board of Directors also concluded that the Reorganization Plan offered Series 1992 preferred shareholders the opportunity to liquidate their investment in Metro Bancorp at a fair cash price. In addition, the Reorganization Plan will provide a means of increasing the capital of the Bank as required by the Corrective Program applicable to the Bank. See "THE PROPOSED REORGANIZATION - Reasons for the Reorganization; Recommendation of Board of Directors" and "METRO BANCORP MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE THREE AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 1993 AND 1992 - Corrective Program" and "METRO BANCORP MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1992, 1991 AND 1990 - Corrective Program." No independent appraisal or opinion was obtained by the Board of Directors of Metro Bancorp in determining or assessing the fairness of the exchange ratio utilized under the Reorganization Plan.

OPERATIONS OF BANK AND FIRST BANCORP AFTER REORGANIZATION

        If the reorganization is consummated, Metro Bancorp will no longer exist as a separate corporation, and the Bank will become a subsidiary of First Bancorp and will continue to operate as a banking association and to engage in substantially the same business and activities in which the Bank is presently engaged. It is contemplated that, at the time of consummation, the officers and directors of the Bank will remain those who are currently serving except that C. B. Fair, III, currently President and C.E.O. of The First National Bank of Paulding County, a First Bancorp subsidiary bank, will be appointed to serve on the Bank Board.

        If the Reorganization Plan is consummated, the merger would have the following effect on the balance sheet, income, and shares outstanding of First Bancorp. The information presented is provided on a pro forma basis based upon the September 30, 1993, consolidated financial statements of Metro Bancorp and of First Bancorp. Total assets of First Bancorp would increase to approximately $2.2 billion on a pro forma basis due to the addition of the assets of Metro Bancorp and its subsidiary; the Bank's assets would be approximately 6.2% of the total assets of First Bancorp after the merger.
Total deposits of subsidiaries of First Bancorp would increase to approximately $1.83 billion on a pro forma basis due to the addition of the deposits of the Bank; the Bank's deposits would be approximately 6.8% of the total deposits of First Bancorp after the merger. The maximum number of First Bancorp shares outstanding would increase to approximately 15,661,410 shares (based on First Bancorp shares outstanding as of September 30, 1993) due to the projected 278,925 shares which possibly could be issued to Metro Bancorp shareholders in the merger; the 278,925 shares would be approximately 1.8% of outstanding shares of First Bancorp after the merger. The projections of number of shares assume that Metro Bancorp shareholders elect to exchange 100% of their shares in Metro Bancorp for First Bancorp common stock and do not take into account any payment of additional consideration for Metro Bancorp shares. The projections also assume that no First Bancorp shares will be issued in payment for Series A preferred stock of Metro Bancorp. See "THE PROPOSED REORGANIZATION."

        It is First Bancorp's intent that the board of directors of the Bank operate as a board mostly made up of directors who are members of the local community. First Bancorp will continue to be operated as a bank holding company under the Federal Bank Holding Company Act of 1956, as amended, and the bank holding company laws of Georgia, and as a reporting company under the Federal Securities Exchange Act of 1934.

REGULATORY APPROVAL REQUIRED

        The merger is subject to the approval of the Georgia Department of Banking and Finance and the Board of Governors of the Federal Reserve System. Applications for those approvals have been filed with these agencies. As of this time, no formal action has been taken by either of the agencies to approve or disapprove the transactions. If preliminary approval is granted, final approval will be subject to, among other things, the approval of the shareholders of Metro Bancorp.

VOTE REQUIRED TO APPROVE MERGER

        The affirmative vote of a majority (787,939 shares) of the holders, voting as a single group, of the outstanding shares of Metro Bancorp common stock (1,394,627 shares) and Metro Bancorp Series 1992 preferred stock (181,250 shares) entitled to vote at the special shareholders meeting is required for approval of the Reorganization Plan. Metro Bancorp directors, executive officers, and their affiliates own approximately 55.37% (772,186 shares) of the outstanding common stock of Metro Bancorp and approximately 40% (72,498 shares) of the outstanding Series 1992 preferred stock of Metro Bancorp. The Board of Directors of Metro Bancorp has approved the Reorganization Plan by the unanimous affirmative vote of the directors and recommends that shareholders vote in favor of approval. The enclosed proxy, if properly executed, duly returned and not revoked, will be voted in accordance with the instructions contained therein. If no instructions are given, properly executed and returned proxies will be voted in favor of the Reorganization Plan.

        In addition, the affirmative vote of a majority of the holders of the outstanding shares of Metro Bancorp Series A preferred stock, voting as a separate group, is also required for approval of the

Reorganization Plan. Bank South, N.A., the sole Series A preferred shareholder, has agreed to vote in favor of the Reorganization Plan.

        No vote is required by the shareholders of First Bancorp to carry out the merger; First Bancorp directors, executive officers and their affiliates (in regard to which they do not disclaim beneficial ownership of shares) own approximately 15% of the outstanding stock of First Bancorp.

RIGHTS OF DISSENTING SHAREHOLDERS

        If the reorganization is consummated, shareholders of Metro Bancorp who dissent are entitled under Article 13 of the Georgia Business Corporation Code, and upon compliance with the notice provisions referred to therein, to receive in cash the value of their shares. Any shareholder desiring to dissent must deliver to Metro Bancorp prior to or at the special shareholders meeting before the vote is taken a written notice that he intends to demand payment of the fair value of his shares if the Reorganization Plan is approved. In addition, a dissenting shareholder must abstain from voting or must vote against the Reorganization Plan. If the Reorganization Plan is approved, Metro Bancorp must send a written dissenters' notice to dissenting shareholders no later than ten (10) days after the merger is effectuated. The dissenters' notice must state where and when the payment demand required of dissenting shareholders must be sent and where and when stock certificates must be deposited. The date by which Metro Bancorp must receive the payment demand may not be fewer than thirty (30) nor more than sixty (60) days after the date the dissenters' notice is sent. A dissenting shareholder sent the dissenters' notice must send Metro Bancorp the written payment demand and deposit his stock certificates with Metro Bancorp in accordance with the terms of the dissenters' notice. See "RIGHTS OF DISSENTING SHAREHOLDERS."

CONVERSION OF METRO BANCORP STOCK

        As a result of the merger, each outstanding share of common stock of Metro Bancorp (other than shares held by dissenters) will be converted into .20 shares of common stock of First Bancorp (.17 shares under the base exchange ratio plus .03 shares due to additional consideration accrued as of December 31, 1993) or purchased for $4.00 in cash ($3.50 under the base cash price plus $.50 due to additional consideration accrued as of December 31, 1993), or a combination thereof, depending on the elections by Metro Bancorp common shareholders and subject to the minimum number of Metro Bancorp common shares required to be exchanged for First Bancorp stock. In addition, upon the occurrence of certain conditions regarding collection, upgrade or disposition of certain loans and other real estate of the Bank, as set forth in the Reorganization Plan, additional First Bancorp stock and/or cash will be paid to Metro Bancorp common shareholders as more additional consideration for their Metro Bancorp stock. See "THE PROPOSED REORGANIZATION - Additional Consideration Payable for Metro Bancorp Common Stock." Fractional shares of First Bancorp common stock will not be issued in the merger. Any Metro Bancorp shareholder who would be entitled to a fraction of a First Bancorp share shall receive a cash payment in lieu of such fractional share in an amount determined by multiplying the fraction of a share he would otherwise be entitled to receive by $20.50.

        In addition, in the reorganization each outstanding share of Series 1992 preferred stock of Metro Bancorp will be converted into cash of $10.00, plus the amount of any accrued but unpaid dividends as of the date of consummation of the reorganization.

        In addition, in the reorganization all of the outstanding shares of Series A preferred stock of Metro Bancorp will be converted into a payment (the "Series A Payment") of $2,475,000 (reduced by any dividend payments by Metro Bancorp after September 30, 1993 and before the date of consummation of the reorganization). The Series A Payment may be made in cash, or cash and First Bancorp common stock, with a minimum of $2,000,000 (reduced by any such dividend payments) of the Series A Payment being made in cash and the remainder of such payment being made in cash and/or First Bancorp common stock.

ELECTIONS BY METRO BANCORP COMMON SHAREHOLDERS

        A Form of Election will be mailed to each Metro Bancorp common shareholder shortly after the special shareholders meeting, if the Reorganization Plan is approved. This Form of Election will be used by Metro Bancorp common shareholders to elect to receive First Bancorp stock and/or cash in exchange for their stock in the reorganization. Metro Bancorp common shareholders who fail to complete and deliver a Form of Election to First Bancorp shall be deemed to have elected to convert each share of their common stock into .20 shares (plus additional shares if the required conditions for payment of more additional consideration are met) of First Bancorp common stock if the Reorganization Plan is approved. See "THE PROPOSED REORGANIZATION - Elections by Metro Bancorp Common Shareholders."

RIGHT OF TERMINATION OF THE REORGANIZATION PLAN

        The obligations of First Bancorp to consummate and effect the merger contemplated by the Reorganization Plan are subject to the satisfaction of certain conditions. These conditions are fully described in Paragraph 9 of the Reorganization Plan attached hereto as Appendix A. The conditions include, but are not necessarily limited to, certain representations of Metro Bancorp being true; proper proxy preparation; no material adverse financial changes in Metro Bancorp or its subsidiary; and that the transaction will qualify to be accounted for using the purchase method of accounting. See the Reorganization Plan for the full text of these conditions. See also "THE PROPOSED REORGANIZATION - Conditions to Certain Obligations of First Bancorp."

        The obligations of Metro Bancorp to consummate and effect the merger contemplated by the Reorganization Plan are subject to the satisfaction of certain conditions. These conditions are fully described in Paragraph 8 of the Reorganization Plan attached hereto as Appendix A. The conditions include, but are not necessarily limited to, certain representations of First Bancorp being true; no material adverse financial changes in First Bancorp; and receipt of an opinion of Stewart, Melvin & House, attorneys-at-law, regarding certain tax consequences of the reorganization. "See "THE PROPOSED REORGANIZATION - Conditions to Certain Obligations of Metro Bancorp."

        The obligations of First Bancorp and Metro Bancorp under the Reorganization Plan are, at the option of either of them, subject to the satisfaction of certain conditions. These conditions are fully described in Paragraph 10 of the Reorganization Plan attached as Appendix A. The conditions include, but are not necessarily limited to, approval by the holders of (i) a majority of the aggregate outstanding common stock and Series 1992 preferred stock of Metro Bancorp and (ii) a majority of the outstanding Series A preferred stock of Metro Bancorp; satisfaction of all laws, regulations and directives; and the stock of First Bancorp being the subject of an effective registration statement under the Federal Securities Act of 1933. See "THE PROPOSED REORGANIZATION-Conditions to Certain Obligations of Both First Bancorp and Metro Bancorp."

        The Reorganization Plan may be terminated based on the failure of the conditions referred to in the Reorganization Plan, or the failure to consummate the proposed reorganization due to no fault of the terminating party by March 31, 1994.

EFFECT OF REORGANIZATION ON METRO BANCORP SHAREHOLDERS

        If the reorganization is consummated, the holders of the common stock of Metro Bancorp will become holders of First Bancorp common stock through a stock exchange in a statutory merger or receive cash in purchase of their shares, or both, as outlined in the Reorganization Plan. In addition, the holders of Series 1992 preferred stock of Metro Bancorp will receive cash in purchase of their shares, and the sole holder of Series A preferred stock of Metro Bancorp will receive cash, or cash and First Bancorp stock, in exchange for Series A preferred stock. For a comparison of rights of the shareholders of Metro Bancorp and First Bancorp and the effect of receiving cash in the Reorganization, please refer to the sections entitled "EFFECT OF REORGANIZATION ON SHAREHOLDERS," "FEDERAL INCOME TAX CONSEQUENCES," and "DESCRIPTION OF STOCK."

TAX CONSEQUENCES

        Consummation of the merger is conditioned on Metro Bancorp and First Bancorp receiving an opinion from Stewart, Melvin & House, general counsel to First Bancorp, to the effect that, under applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), no gain or loss will be recognized for Federal income tax purposes by Metro Bancorp, First Bancorp, or the common shareholders of Metro Bancorp from the exchange of their common stock to the extent they receive only stock of First Bancorp in the exchange of their common stock (except in connection with any cash received in lieu of a fractional share and except for interest income deemed to be received under the original issue discount regulations of the Internal Revenue Service in the event that any additional consideration becomes payable by First Bancorp after the date of the merger) and to the effect that the merger qualifies as a "reorganization" under Section 368 of the Code.

        Assuming the merger so qualifies, for Federal income tax purposes, (i) a Metro Bancorp common shareholder who receives only shares of First Bancorp common stock (and cash in lieu of a fractional share) in exchange for his Metro Bancorp common stock will recognize no gain or loss from said exchange (except in connection with any such cash received in lieu of a fractional share and except for interest income deemed to be received under the original issue discount regulations of the Internal Revenue Service in the event that any additional consideration becomes payable by First Bancorp after the date of the merger); and (ii) a Metro Bancorp common shareholder who elects to exchange all or a portion of his common shares for cash or a common shareholder who dissents and receives only cash in the merger will recognize gain or loss with respect to Metro Bancorp common shares surrendered, subject to the provisions and limitations of Section 302 of the Code, including the constructive ownership rules of Section 318 of the Code; (iii) a Metro Bancorp common shareholder who receives both shares of First Bancorp common stock and cash in exchange for his Metro Bancorp common stock will not recognize loss (except in connection with any cash in lieu of a fractional share) but will recognize gain, if any, but only to the extent of the amount of cash received; (iv) a Metro Bancorp shareholder who receives only cash in redemption of his Metro Bancorp shares, common or preferred, as a result of the merger will in general recognize gain or loss with respect to the Metro Bancorp shares surrendered; (v) a Metro Bancorp shareholder who receives only First Bancorp stock for his Metro Bancorp common stock and cash for his Metro Bancorp preferred stock will not recognize gain or loss on the exchange of his common stock and will recognize gain or loss on the exchange of his preferred stock, and (vi) the portion of the cash payment to a Metro Bancorp shareholder equal to the accrued but unpaid dividends on his Series 1992 preferred stock will be treated as dividend income and taxed as ordinary income. Any gain recognized will be taxable either as a dividend or as capital gain, as discussed herein. The election to exchange shares for First Bancorp common stock or the election to exchange shares for cash or the election to dissent and receive cash will affect the tax consequences of the merger to a Metro Bancorp shareholder. If the merger qualifies as a Section 368 reorganization, neither First Bancorp nor Metro Bancorp will recognize gain or loss as a result of the merger. EACH HOLDER OF METRO BANCORP SHARES SHOULD CONSULT HIS OWN TAX ADVISOR CONCERNING THE TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER. SEE "FEDERAL INCOME TAX CONSEQUENCES."

ACCOUNTING TREATMENT

        If the proposed reorganization is consummated, it is contemplated that the acquisition will be accounted for by First Bancorp using the purchase method of accounting.

EXPENSES OF SOLICITATION AND REORGANIZATION

        First Bancorp and Metro Bancorp will each pay its own expenses in connection with this solicitation and the transactions contemplated by the Reorganization Plan including all fees and expenses of its respective legal counsel and independent auditors. Metro Bancorp or the Bank will pay all audit fees to any independent auditors relating to the audit of their books and records. See the Reorganization Plan attached hereto as Appendix "A".

INTERESTS OF CERTAIN PERSONS

        The Commercial Bank Employee Stock Ownership Plan (the "ESOP") will be terminated after the merger under the terms of the Reorganization Plan, and the participants' accounts under the terminated ESOP will be distributed to the participants. See "THE PROPOSED REORGANIZATION -- Interests of Certain Persons in the Reorganization."


                            PER SHARE INFORMATION



        The following table sets forth at the dates and for the periods indicated historical, pro forma, and equivalent per common share information with respect to book value, net income and cash dividends declared on First Bancorp and Metro Bancorp common stock. The pro forma and equivalent per common share information gives effect to the proposed acquisition of Metro Bancorp under the purchase method of accounting. In presenting pro forma and equivalent per share amounts, First Bancorp data reflects one share of Metro Bancorp common stock as .20 shares of First Bancorp common stock for each of the 1,394,627 shares of Metro Bancorp common stock outstanding. In addition, the aggregate outstanding shares of Series A preferred stock of Metro Bancorp and of Series 1992 preferred stock of Metro Bancorp is assumed to be converted into cash in the amount of $4,287,500 paid by First Bancorp, without any First Bancorp stock being exchanged for Series A preferred stock. The pro forma and equivalent share information assumes that Metro Bancorp shareholders elect to exchange 100% of their common shares for First Bancorp stock and does not take into account any payment of additional consideration for Metro Bancorp shares which may become due from First Bancorp after the date of the merger. Historical information for First Bancorp includes the results of Villa Rica Bancorp, Inc., which was acquired by First Bancorp on May 31, 1993 and accounted for as a pooling of interests, and the results of The Community Bank of Carrollton, which was acquired by First Bancorp on August 31, 1993 and accounted for as a pooling of interests. Since historical information for First Bancorp includes the results of Villa Rica Bancorp, Inc. and of The Community Bank, pro forma and equivalent share information necessarily include the results of Villa Rica Bancorp, Inc. and of The Community Bank. This table should be read in conjunction with the financial statements of the organizations and the pro forma condensed combined balance sheet and statements of income information appearing elsewhere in this Proxy Statement or incorporated herein by reference.


                             [TABLE ON NEXT PAGE]

                                                      Net           Cash
                                       Book Value   Income/Loss  Dividends
                                       Per Common   Per Common   Declared Per
                                          Share       Share      Common Share(1)

HISTORICAL:

FIRST BANCORP

At or for the fiscal year
  ended December 31, 1992              $12.44       $1.51        $0.64
At or for the nine-month
period ended September 30, 1993*       $13.13       $1.19        $0.525

METRO BANCORP

At or for the fiscal year
  ended December 31, 1992              $ 1.47       $(.11)          --
At or for the nine-month
period ended September 30, 1993*       $ 2.00       $ .50           --

PRO FORMA:

FIRST BANCORP

At or for the fiscal year
  ended December 31, 1992              $12.57       $1.49          N/A
At or for the nine-month
period ended September 30, 1993        $13.26       $ .99          N/A

EQUIVALENT SHARE INFORMATION:

METRO BANCORP(2)

At or for the fiscal year
  ended December 31, 1992              $ 2.51       $0.30          $.13
At or for the nine-month
period ended September 30, 1993        $ 2.65       $0.20          $.11
________________________________________

(1) The primary source of funds of First Bancorp to pay stockholder dividends is dividends from its subsidiary banks. The subsidiary banks are subject to certain statutory and regulatory restrictions regarding the payment of dividends. For a discussion of such restrictions, see Note 14 to consolidated financial statements on page 48 of the 1992 Consolidated Financial Statements section of First Bancorp's 1992 Annual Report to Shareholders. The primary source of funds of Metro Bancorp to pay stockholder dividends is dividends received from the Bank. The Bank is subject to certain statutory and regulatory restrictions regarding the payment of dividends. For a discussion of such restrictions, see notes 10 and 11 to consolidated financial statements of Metro Bancorp on pages F-19 and F-20 of this Proxy Statement. See "EFFECT OF REORGANIZATION ON SHAREHOLDERS - Dividend Restrictions."

(2) Equivalent book value and net income per share data for Metro Bancorp were determined by multiplying pro forma amounts for First Bancorp by the exchange ratio of .20. Equivalent dividends per share data for Metro Bancorp were determined by multiplying historical amounts for First Bancorp by the exchange ratio of .20.

* Unaudited

                      MARKET AND STOCK PRICE INFORMATION


FIRST BANCORP

        The following table sets forth the high and low bid quotations in the over-the-counter market, where First Bancorp's common stock is traded, for the period from January 1, 1991 to September 30, 1993. The quotations are based upon prices quoted electronically through the National Association of Securities Dealers Automatic Quotation System (NASDAQ) and represent quotations between dealers, not actual transactions, and do not include retail mark-ups, mark-downs or commissions. The information regarding First Bancorp has been adjusted for a three-for-two stock split by First Bancorp effected by the distribution on November 6, 1992 of a stock dividend of one share of First Bancorp stock for each two shares outstanding. As of September 30, 1993, there were approximately 4,485 holders of record of First Bancorp common stock, and possibly as many as 6,050 beneficial owners if shareholders who own stock in names of investment firms are considered.

                                            BID PRICES
                                    HIGH                  LOW

   January 12, 1993               $ 22.00                 --

   1993

   3rd Quarter                    $ 21.75               $ 19.75
   2nd Quarter                    $ 21.00               $ 20.00
   1st Quarter                    $ 21.50               $ 17.50

   1992

   4th Quarter                    $ 18.00               $ 16.83
   3rd Quarter                    $ 17.50               $ 15.50
   2nd Quarter                    $ 15.83               $ 15.33
   1st Quarter                    $ 15.83               $ 15.50

   1991

   4th Quarter                    $ 16.33               $ 14.00
   3rd Quarter                    $ 17.17               $ 11.67
   2nd Quarter                    $ 12.67               $ 11.67
   1st Quarter                    $ 12.67               $ 11.50

METRO BANCORP

        There is no established public trading market for the Series 1992 preferred stock, the Series A preferred stock, or the common stock of Metro Bancorp. Metro Bancorp is aware of isolated transactions in its common stock which have occurred during the last two years in the $2 to $5 per share range (as adjusted for the 100% stock dividend declared on June 15, 1993). Metro Bancorp has also redeemed a portion of the shares held by several employee stock ownership plan participants at the price of $2 per share (as so adjusted). However, there can be no assurance that these transactions reflected bona fide, arm's- length negotiations. There may have been other trades of which Metro Bancorp is unaware. As of September 30, 1993, there were approximately 241 holders of record of the common stock, fourteen holders of record of Series 1992 preferred stock, and one holder of record of the Series A preferred stock.

COMPARISON OF STOCK PRICES

        A Letter of Intent regarding the acquisition of Metro Bancorp by First Bancorp was signed on August 17, 1993, with public announcement of the merger proposal being made on August 18, 1993. As of the first business day preceding public announcement, the closing price of First Bancorp stock was $20.50 per share. As previously stated, there is no established trading market for Metro Bancorp common stock, but based on management's best estimate the trading price for Metro Bancorp common shares on the date preceding public announcement of the merger proposal would have been $2.00. Provided below is a table comparing the market values of First Bancorp stock and Metro Bancorp common stock as of the date preceding public announcement of the proposed merger.

                                                                            Value of
                                                                            Metro
                         Historical Market          Historical              Bancorp
                         Value per                  Market Value            Share on
                         First Bancorp              per Metro               Equivalent
                         Share                      Bancorp                 per Common
                                                    Common Share            Share Basis(1)

As of August 17, 1993    $ 20.50                    $2.00                   $4.10(1)


        (1) Equivalent per share value was determined by multiplying the historical market value per First Bancorp share by the exchange ratio of .20, which does not include any additional consideration in First Bancorp stock or cash which Metro Bancorp shareholders may receive after the date of the merger under certain conditions set forth in the Reorganization Plan, as explained in the section entitled "THE PROPOSED REORGANIZATION - Additional Consideration Payable for Metro Bancorp Common Stock."

                     FIRST BANCORP AND METRO BANCORP, INC.
       Pro Forma Condensed Combined Balance Sheet Information (Unaudited)

First Bancorp has entered into the Reorganization Plan with Metro Bancorp, Inc. which, if consummated, would result in the Bank becoming a subsidiary of First Bancorp. Under the Reorganization Plan, the 1,394,627 outstanding shares of Metro Bancorp, Inc. would be acquired for a price of $4.00 per share in cash or .20 shares of First Bancorp stock for each Metro Bancorp share, or a combination thereof. Additionally, the 181,250 outstanding shares of Metrol Bancorp's Series 1992 redeemable cumulative preferred stock would be acquired by First Bancorp for a price of $10 per share in cash, and the 416,256 outstanding shares of Metro Bancorp's Series A cumulative prefered stock would be acquired by First Bancorp for a total of $2,475,000 in cash (up to $475,00 of the total may be issued in First Bancorp stock). This acquisition will be accounted for using the purchase method of accounting. The following unaudited pro forma condensed combined balance sheet information of First Bancorp and subsidiaries at September 30, 1993 gives effect to the proposed acquisition of Metro Bancorp assuming .20 shares of First Bancorp stock is issued for each of the 1,394,627 shares of Metro Bancorp stock and all of the Series A and Series 1992 preferred stock is acquired for cash. Additional consideration which may be paid following consummation of the merger under the Reorganization Plan is not reflected. The pro forma condensed combined balance sheet should be read in conjunction with the notes to the pro forma financial statements and the separate financial statements and related notes of the respective entities appearing elsewhere or incorporated herein by reference in this Proxy Statement.

                                                                                   September 30, 1993
                                                            -----------------------------------------------------------------

(amounts are presented in thousands)                                                        Metro Bancorp
                                                              First          Metro            pro forma             pro forma
                                                            Bancorp(O)     Bancorp           adjustments            combined
                                                            ----------     -------          ------------            ---------
Cash and due from banks                                        69,052        10,838           (2,475) (H)              75,603
                                                                                              (1,812) (I)
Federal funds sold                                             11,249         9,680             ---                    20,929
Interest bearing deposits with other financial institutions    62,890           693             ---                    63,583
Investment securities                                         507,146         8,883           (  100) (D)             515,929
Securities available for sale and
  marketable equity securities                                 30,935           961             ---                    31,896
Loans, net                                                  1,269,780        88,671           (1,518) (A)
                                                                                                 500  (E)           1,357,433
Premises and equipment, net                                    47,269         6,823            1,000  (F)              55,092
Other assets                                                   65,380         8,654           (2,381) (B)
                                                                                                 982  (G)
                                                                                              (2,549) (L)              75,184
                                                            ---------      --------          --------              ----------
         Total assets                                       2,063,701       135,203           (3,255)               2,195,649
                                                            =========      ========          ========              ==========

Deposits                                                    1,703,740       124,613               ---               1,828,353
Federal funds purchased, securities sold under agree-
   ments to repurchase, and other short term borrowings        76,812         ---                 ---                  76,812
Long-term debt and other liabilities                           81,157         1,819           (  202) (M)              82,774
                                                            ---------      --------           -------              ----------
         Total Liabilities                                  1,861,709       126,432           (  202)               1,987,939
                                                            ---------      --------           -------

Series A cumulative preferred stock                                           4,163           (4,163) (H)              ---
Series 1992 redeemable cumulative preferred stock                             1,812           (1,812) (I)              ---

Common stock                                                   15,382         3,486           (3,486) (K)
                                                                                                 279  (J)              15,661
Additional paid-in capital                                     52,704           382           (  382) (K)
                                                                                               5,439  (J)              58,143
Retained earnings (accumulated deficit)                       133,906          (831)            (831) (K)             133,906
Net unrealized loss on marketable equity securities                             (39)              39  (C)              ---
Guarantee of indebtedness of employee
         stock ownership plan                                   ---            (202)             202 (M)               ---
                                                            ---------       ----------        -----------          ----------
         Total  Common Shareholders Equity                    201,992         2,796            2,922                  207,710
                                                            ---------       ----------        -----------          ----------
                 Total liabilities, preferred stock,
                    and shareholder's equity                2,063,701       135,203           (3,255)               2,195,649
                                                            =========       =========         ===========          ==========

                        FIRST BANCORP AND METRO BANCORP

         Pro Forma Condensed Combined Statements of Income (Unaudited)


The following unaudited pro forma condensed combined statements of income of First Bancorp and subsidiaries for the year ended December 31, 1992 and for the nine-month period ended September 30, 1993 give effect to its acquisition of all issued and outstanding shares of Villa Rica Bancorp, Inc. (Villa Rica Bancorp) and The Community Bank of Carrollton (Community Bank) common stock, effective May 31, 1993 and August 31, 1993, respectively, under the pooling-of-interests method of accounting and the proposed acquisition of all outstanding shares of Metro Bancorp common and preferred stock, under the purchase method of accounting. The pro forma condensed combined statements of income reflect the pro forma results of operations of First Bancorp, as if Metro Bancorp had been acquired by First Bancorp on January 1, 1992. The pro forma condensed combined statements of income should be read in conjunction with the notes to the pro forma financial statements and separate financial statements and related notes of the respective entities appearing elsewhere or incorporated herein by reference in this Proxy Statement.

(Amounts are presented in thousands,
 except per share data)


                                                                   YEAR ENDED DECEMBER 31, 1992
                                       ------------------------------------------------------------------------------------

                                                                           Restated                Metro Bancorp     Pro
                                        First    Villa Rica  Community       First       Metro       pro forma      forma
                                       Bancorp*   Bancorp      Bank        Bancorp**    Bancorp    adjustments     combined
                                       --------   -------      ----        ---------    -------   ------------     --------
Interest income                        $ 145,593    4,630      3,172         153,395     10,159         (30)(N)     163,524

Interest expense                          69,264    2,494      1,398          73,156      4,858           -          78,014
                                         -------   ------     ------         -------     ------       --------      -------
   Net interest income                    76,329    2,136      1,774          80,239      5,301         (30)         85,510

Provision for loan losses                 10,403      432        346          11,181        689           -          11,870
Other income                              33,936      832        347          35,115      2,721           -          37,836
Other expenses                            69,829    2,259      1,346          73,434      6,929          33 (O)      80,566
                                                                                                        170 (P)
                                         -------   ------     ------         -------     ------       --------      -------
Income  (loss)  before  income
taxes and extraordinary item              30,033      277        429          30,739        404        (233)         30,910
Income tax expense                         7,744       52        113           7,909         91          13 (Q)       8,013
                                         -------   ------     ------         -------     ------       --------      -------
Income (loss) before
extraordinary item                        22,289      225        316          22,830        313        (246)         22,897
Extraordinary item                             -        -          -               -         91           -              91
Preferred dividend requirement                 -        -          -               -       (562)        562 (H)(I)        -

                                         -------   ------     ------         -------     ------       --------      -------
   Net income                          $  22,289      225        316          22,830       (158)        316          22,988
                                         =======   ======     ======         =======     ======       ========      =======

Net  income  per  share  based
on  weighted average shares and
common  stock equivalents
outstanding                            $    1.54                               1.51                                    1.49
                                         =======                             ======                                 =======

Weighted average number of
outstanding common shares
and common share equivalents          14,513,541                         15,158,805                              15,437,730
                                      ==========                         ==========                              ==========


                                                NINE MONTHS ENDED SEPTEMBER 30, 1993
                                         ------------------------------------------------
                                                                   Metro
                                                                 Bancorp pro
                                          First      Metro          forma       Pro forma
                                         Bancorp    Bancorp      adjustments     combined
                                         -------    -------      -----------     --------
Interest income                          110,321      6,926           (22)(N)     117,225

Interest expense                          46,395      2,828             -          49,223
                                         -------    -------        ---------     --------
   Net interest income                    63,926      4,098           (22)         68,002

Provision for loan losses                  2,650        236         1,518(A)        4,404
Other income                              22,006      2,358             -          24,364
Other expenses                            58,261      5,036         2,381(B)       65,831
                                                                       25(O)
                                                                      128(P)
                                         -------    -------        ---------     --------
Income  (loss)  before  income
taxes and extraordinary item              25,021      1,184        (4,074)         22,131
Income tax expense                         6,968        198          (198)(Q)       6,968
                                         -------    -------        ---------     --------
Income (loss) before
extraordinary item                        18,053        986        (3,876)         15,163
Extraordinary item                           160        150             -             310
Preferred dividend requirement                 -       (441)          441(H)(I)         -

                                         -------    -------        ---------     --------
   Net income                             18,213        695        (3,435)         15,473
                                         =======    =======        =========     ========

Net  income  per  share  based
on  weighted average shares and
common  stock equivalents
outstanding                                 1.19                                     . 99
                                         =======                                 ========

Weighted average number of
outstanding common shares
and common share equivalents          15,337,221                               15,616,146
                                      ==========                               ==========

*As originally reported
**Restated under the pooling-of-interests method

                        FIRST BANCORP AND METRO BANCORP
         Notes to Unaudited Pro Forma Condensed Combined Balance Sheet
                      Information and Statements of Income

The following notes describe the pro forma adjustments necessary to reflect the proposed acquisition of Metro Bancorp by First Bancorp as if the acqusition had taken place on January 1, 1992. Prior to its acquisition by First Bancorp, Metro Bancorp anticipates recording adjustments to increase its allowance for loan losses and write down the recorded value of other real estate. These anticipated adjustments have been reflected in the pro forma financial information in the latest period presented. For purposes of the pro forma financial information, it has been assumed that all of the 1,394,627 shares outstanding at September 30, 1993, of Metro Bancorp common stock, will be purchased by First Bancorp for 278,925 shares of First Bancorp common stock with an approximate market value of $20.50 per share. Additionally, it has been assumed that all of the outstanding Series A and Series 1992 preferred stock of Metro Bancorp will be purchased by First Bancorp for cash. First Bancorp anticipates using proceeds from anticipated borrowings to acquire a portion of the preferred stock of Metro Bancorp, however the amount has not yet been determined. First Bancorp has sufficient cash to acquire the preferred stock of Metro Bancorp without additional borrowings. For purposes of the pro forma financial information, it has been assumed that the preferred stock of Metro Bancorp would be acquired with existing cash of First Bancorp. The effect of the lost earnings on the cash used to acquire the preferred stock is not considered significant to the pro forma statements of income. The pro forma financial information does not include any additional First Bancorp stock or cash which First Bancorp may be required to distribute as additional consideration for the Metro Bancorp stock acquired by First Bancorp, as set forth in the Reorganization Plan. For a further discussion of the additional consideration, see "Additional Consideration Payable for Metro Bancorp Common Stock" included under "THE PROPOSED REORGANIZATION" elsewhere in this Proxy Statement.

(A) Reflects an increase in the allowance for loan losses to be recorded by Metro Bancorp prior to the acquisition by First Bancorp.
(B) Reflects the write-down of other real estate to the approximate fair value, less estimated selling costs, to be recorded by Metro
         Bancorp prior to the acquisition by First Bancorp.
(C)      Reflects the write-down of marketable equity securities.
(D) Reflects the write-down of investment securities to approximate fair value.
(E)      Reflects the write-up of loans to approximate fair value.
(F) Reflects the write-up of premises and equipment to approximate fair value.
(G) Reflects the net adjustment to deferred taxes for the effect of adjustments (A) through (F).
(H)      Reflects the acquisition, by First
         Bancorp, and redemption of all of Metro Bancorp's issued and outstanding Series A cumulative preferred stock .
(I) Reflects the acquisition, by First Bancorp, and redemption of all of Metro Bancorp's issued and outstanding Series 1992 cumulative preferred stock for $10.00 per share.
(J) Reflects the issuance of 278,925 shares of First Bancorp common stock issued to acquire all of the outstanding common stock of Metro Bancorp.
(K)      Reflects the elimination of the equity accounts of Metro Bancorp.
(L) Reflects the excess of the purchase price over the net assets acquired of Metro Bancorp after the adjustments in (A) through (H).
(M) Reflects the termination and liquidation of the Employee Stock Ownership Plan of Metro Bancorp.
(N) Reflects the net amortization of the discounts applied to investment securities and premiums applied to loans in adjusting them to approximate fair value, over the estimated average terms of the related investment securities and loans.
(O) Reflects the increase in depreciation expense for the write-up of premises and equipment over the estimated average lives of the related assets.
(P) Reflects the amortization of the excess of the purchase price over the net assets acquired of Metro Bancorp over a 15 year period.
(Q)      Reflects the income tax effect on the adjustments in (N) and (O).

                                 METRO BANCORP

                            Selected Financial Data
    (Amounts are presented in thousands, except per share data and ratios)


                                                   Three months         Nine months
                                                ended September 30,  ended September 30,          Years ended December 31
                                                -------------------  ------------------  -----------------------------------------
                                                  1993       1992      1993      1992     1992     1991     1990     1989    1988
                                                --------   --------  --------  --------  ------   ------   ------   ------  ------
                                                    (Unaudited)        (Unaudited)
 Net interest income                            $  1,397     1,240    4,098     3,787     5,301    5,120    5,434    6,425    5,808
                                                 =======   =======  =======   =======   =======  =======  =======  =======  =======
 Provision for loan losses                      $     50       172      236       517       689      607    2,473    1,716    1,120
                                                 =======   =======  =======   =======   =======  =======  =======  =======  =======
 Net income (loss) applicable to  common        $     92       (27)     695        93      (158)     753   (2,957)    (613)     513
   shareholders                                  =======   =======  =======   =======   =======  =======  =======  =======  =======
 Net income (loss) per common share (1)         $   0.07     (0.02)    0.50      0.07     (0.11)    0.54    (2.12)   (0.44)    0.37
                                                 =======   =======  =======   =======   =======  =======  =======  =======  =======
 Cash dividends declared per common share (1)   $      -         -        -         -        -         -        -     0.18     0.18
                                                 =======   =======  =======   =======   =======  =======  =======  =======  =======
 Total assets (end of period)                   $135,203   128,269  135,203   128,269   129,406  129,725  152,801  170,910  149,500
                                                 =======   =======  =======   =======   =======  =======  =======  =======  =======
 Total long-term debt and redeemable pre        $  6,471     6,611    6,471     6,611     6,701    5,542    5,002    4,850    5,869
                                                 =======   =======  =======   =======   =======  =======  =======  =======  =======
 Total average common shareholders' equity      $  2,754     2,333    2,604     2,274     2,161    1,739    2,688    4,568    4,643
                                                 =======   =======  =======   =======   =======  =======  =======  =======  =======
 Total average assets                           $135,816   126,385  133,434   129,569   131,667  142,075  161,585  161,316  142,500
                                                 =======   =======  =======   =======   =======  =======  =======  =======  =======
 Ratios:
      Net income (loss) to average assets           0.27%    (0.09)%   0.69%     0.10%    (0.12)%   0.53    (1.83)%  (0.38)%   0.36%
                                                 =======   =======  =======   =======   =======  =======  =======  =======  =======
      Net income (loss) to average common          13.36%    (4.63)%  35.59%     5.45%    (7.31)%  43.30% (110.01)% (13.42)%  11.05%
                                                 =======   =======  =======   =======   =======  =======  =======  =======  =======
      Average common shareholders' equity           2.03%     1.85%    1.95%     1.76%     1.64%    1.22%    1.66%    2.83%    3.26%
                                                 =======   =======  =======   =======   =======  =======  =======  =======  =======

 (1) Amounts restated for a two-for-one stock split effected in the form of a 100% stock dividend issued to Metro Bancorp common shareholders on June 15, 1993

 (2) Ratios for the three-month and nine-month periods ended September 30,1993 and 1992 are annualized.

 METRO BANCORP MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                   RESULTS OF OPERATIONS FOR THE YEARS ENDED
                        DECEMBER 31, 1992, 1991 AND 1990



         Metro Bancorp organized on May 14, 1984, as a one-bank holding company whose wholly owned subsidiary is the Bank. The Bank was chartered as a national bank in Georgia in 1928 and commenced business that same year for the purpose of conducting a commercial banking business in Douglas County, Georgia. In 1942, the Bank converted from being a national to a state bank and changed its name from "First National Bank of Douglasville" to "The Commercial Bank." As a state nonmember bank, the Bank is regulated by the Federal Deposit Insured Corporation (the "FDIC") and the Georgia Department of Banking and Finance (the "Department"). The Bank engages in a general commercial banking business, emphasizing the banking needs of individuals and small to medium-sized business and professional concerns in its primary service area, and offers a full range of deposit services and real estate, commercial and consumer loans, as well as various related services. The following should be read in conjunction with the audited consolidated financial statements and the related notes of Metro Bancorp and its subsidiary and information appearing elsewhere in the Proxy Statement.


Results of Operations

         Metro Bancorp reported net loss applicable to common stockholders of $158,000 in 1992 compared to net income applicable to common stockholders of $753,000 in 1991. Total assets of the Company remained stable and decreased by only .25% from 1991 to 1992.

         Deposits and loans remained stable during 1992. Deposits decreased in 1992 by 1.31% while loans decreased 2.42%.

         Metro Bancorp's net loss applicable to common stockholders for 1992 is primarily due to an increase in the preferred stock dividend requirement as well as expenses incurred to maintain an adequate loan loss reserve. Also in 1992, Metro Bancorp expensed $274,000 in order to account for declines in the fair value of the Bank's other real estate owned. Metro Bancorp had net income before the preferred stock dividend requirement of $404,000 in 1992 and $1,009,000 in 1991.

         Total assets declined from 152.8 million in 1990 to 129.7 million in 1991. Loans declined from 101.1 million to 96.3 million, which reflects less new loan volume as a result of the tightening of the Bank's credit underwriting during the first half of 1991, coupled with a downturn in the local economy. Deposits declined from $145 million to $121.1 million as a result of the maturity of brokered deposits which originated in the late 1980's, management's efforts to deemphasize a special high rate savings certificate, and management's efforts to reduce public funds.

         The following table summarizes the results of operations of Metro Bancorp on a consolidated basis for the years ended December 31, 1992, 1991, and 1990


                                                                      (Amounts in thousands, except percentages)

                                                                              Year Ended December 31
                                                                              ----------------------
                                                                         1992            1991            1990
                                                                         ----            ----            ----
                        Net interest income                            $5,301          $5,119          $5,434
                        Provision for loan losses                         689             607           2,473
                        Other income                                    2,721           3,368           2,171
                        Non-interest expense                            6,929           6,871           8,089
                        Net income (loss)                                 404           1,009          (2,957)
                        Preferred stock dividend requirement             (562)           (256)          -----
                        Net income (loss) applicable
                            to common shareholders                       (158)            753          (2,957)
                        Common stockholders return
                            on average assets                            (.12%)           .53%          (1.83%)
                        Return on average common
                            stockholder's equity                        (7.31%)         43.30%        (110.01%)


Net Interest Income

         The Bank's net interest income, the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities, is Metro Bancorp's principal source of earnings. Interest-earning assets for the Bank include loans, federal funds sold, and investment securities. Metro Bancorp has no material interest-bearing liabilities other than the Bank's deposits and long-term debt.

         In 1992, net interest income was $5,301,000, representing a small increase of $181,000, or 3.55% from 1991. This small increase was primarily due to the maturity of high priced, fixed rate brokered deposits. In 1991, net interest income was $5,119,000 which represented a decrease of $315,000, or 5.80% from 1990. Although the Bank was in a better position to reprice liabilities by taking advantage of falling rates, the net interest margin still decreased due to the high priced, fixed rate brokered deposits coupled with declining interest rates on loans which decreased loan and investment income.

Allowance for Loan Losses

         The Bank provides for loan losses with a monthly expense that management feels is necessary to maintain the allowance for loan losses at an adequate level based on consideration of prevailing and anticipated economic conditions and evaluation of potential losses. The allowance for loan losses approximated 3.89% of the outstanding loans at December 31, 1992 and 3.82% at December 31, 1991.

         Management believes that the allowance for loan losses is adequate to provide for potential loan losses, based on information available and conditions prevailing at the date of determination of the allowance. However, management's judgment is based upon a number of assumptions about future events, which are believed to be reasonable, but which may or may not prove valid. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required.

         At December 31, 1992, the Bank had specifically reserved $1,338,000 of the $3,648,000 allowance for loan losses balance. This specific reserve has been established for specifically identified problem loans where management considers losses to be likely. The remaining $2,260,000 represents the Bank's general reserve as of this same time period. The general reserve has been established by management to provide for loans considered to be potential problems, as well as to provide for any future problem loans currently unidentified.

         The following table summarizes loan balances at the end of 1992 and 1991, average loans outstanding during the year, and changes in the allowance for loan losses arising from loans charged off, recoveries on loans previously charged off by loan category, and additions to the allowance which have been charged to operating expense.


                                                                     Allowance for Loan Losses at December 31
                                                                    (Amounts in thousands, except percentages)

                                                                            1992              1991
                                                                            ----              ----

                     Total loans outstanding at end of period,
                       net of unearned income                                 $ 93,821          $ 96,169
                                                                              ========          ========
                     Daily average amount of loans outstanding,
                       net of unearned income                                 $ 93,656          $ 93,183
                                                                              ========          ========
                     Balance of allowance for loan losses at
                       beginning of year                                     $   3,674         $   3,787
                                                                             ---------         ---------
                     Loan Losses:
                         Commercial and Other                                      219               141
                         Real Estate                                               408               604
                         Consumer                                                  155               320
                                                                            ----------        ----------
                             Total loan losses                                     782             1,065
                                                                            ----------         ---------
                     Recoveries of previous loan losses:
                         Commercial and Other                                       12               279
                         Real Estate                                                10                 2
                         Consumer                                                   45                64
                                                                            ----------       -----------
                             Total recoveries                                       67               345
                                                                            ----------        ----------
                     Net loan losses                                               715               720
                     Provision for loan losses                                     689               607
                     Balance of allowance for loan losses
                       at end of period                                       $  3,648         $   3,674
                                                                              ========         =========
                     Ratio of net loans charged off to average
                       net loans outstanding                                       .76%              .77%
                                                                                  ====             ====

         Credit reviews of the loan portfolio designed to identify potential charges to the allowance for loan losses, as well as to determine the adequacy of the allowance, are made on a monthly basis during the year. These reviews are conducted by responsible lending officers and a loan committee taking into account such factors as financial strengths of the borrowers, the value of applicable collateral, past loss experience, anticipated loan losses, growth in the loan portfolio, and other factors, including prevailing and anticipated economic conditions. The conclusions are reviewed and approved by senior management and the Board of Directors. Management believes that the allowance for loan losses is adequate to provide for potential loan losses, based on information available and conditions prevailing at the date of determination of the allowance. However, management's judgment is based upon a number of assumptions about future events, which are believed to be reasonable, but which may or may not prove valid. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required.

Asset Quality

         The following table summarizes nonperforming assets and allowances for loan losses data as of December 31, 1992 and 1991:


                                                                                      Year Ended December 31
                                                                        ------------------------------------------------------
                                                                             1992                                   1991
                                                                        ---------------                       ----------------
                                                                                (Amounts in thousands, except percentages)

                                                                       Amount     % of Loans          Amount       % of Loans
                                                                       ------     ----------          ------       ----------
                     Non-accrual loans                                 $2,024          2.16%          $3,634            3.78%
                     Restructured loans-Not in
                        compliance with modified terms                      0             0%               0               0%
                     Other real estate owned                            6,980          7.44%           5,503            5.72%
                                                                        -----          -----           -----            -----
                        Total nonperforming assets                     $9,004          9.60%          $9,137            9.50%
                                                                       ======          =====          ======            =====

                     Loans past due 90 days or more and           $       280           .30%         $   110             .11%
                        still accruing interest                   ===========           ====         =======             ====

                     Allowance for loan losses to period
                        end loans                                        3.89%                          3.82%
                     Allowance for loan losses to period
                        end nonperforming loans                        180.24%                        101.10%
                     Allowance for loan losses to
                        nonperforming assets                            40.52%                         40.21%


Other Income

         Other income decreased to $2,721,000 in 1992 from $3,368,000 in 1991. Earnings in 1991 were significantly enhanced by $866,000 of nonrecurring income generated from the sale of loans, fixed assets, and the bank's credit card portfolio. Without the nonrecurring income in 1991, other income would have been $2,502,000. Service charges increased again in 1992 by $268,000 due to management's decision to increase bank fees.

         Other income in 1991 less nonrecurring income was $2,502,000 compared to $2,171,000 in 1990. The increase in 1991 was primarily due to management's decision to increase service charges as well as a $183,000 increase in rental income from other real estate owned. Service charges increased by $268,000 in 1991.


Other Expenses

         Other expenses remained stable in 1992, increasing by less than one percent from 1991. Other expenses totaled $6,871,000 in 1991 compared to $8,089,000 in 1990. This decrease was primarily the result of a decrease in salaries expense in 1991 related to a reduction in bank personnel. Also in 1991, legal fees decreased by $100,000 and printing, stationery and supplies expense decreased by $100,000. Legal fees were higher in 1990 due to costs associated with the attempted merger between the Company and Bank South, N.A. Printing, stationery and supplies expense decreased in 1991 due to a reduction in deposits.

Income Taxes

         In the last two years, Metro Bancorp's net tax expense was zero due to the use of net operating loss carryforwards from prior years. The loss carryforwards are reflected as an extraordinary credit in the amount of $91,428 and $257,116 for the periods 1992 and 1991, respectively. In the last two years, Metro Bancorp has not had to provide for state income taxes.


Liquidity and Interest Rate Sensitivity

         Liquidity management for the Bank involves the matching of cash flow requirements of customers, either depositors withdrawing funds or borrowers, and the ability of the Bank to meet those requirements. Liquidity Management for Metro Bancorp involves other factors such as dividend requirements. Bank management monitors and maintains appropriate levels of assets and liabilities so that maturities of assets are such that adequate funds are provided to meet estimated customer withdrawals and loan requests. The Bank's primary sources of liquidity are scheduled payments on the Bank's loans and interest on its investment. The Bank may also utilize its cash due from banks and federal funds sold to meet liquidity requirements. At December 31, 1992, the Bank's cash and due from banks was $9,962,000, and its federal funds sold were $5,204,000. It is Metro Bancorp's intention to hold investment securities to their maturity. Accordingly, Metro Bancorp does not anticipate any significant sales, unless the need arises due to liquidity requirements. The parent company is illiquid since it does not have funds to meet the redemption and dividend payment requirements on the preferred stock outstanding and also cannot pay common stock dividends. The Bank is currently prohibited from paying dividends to the parent company, which creates a serious liquidity situation for Metro Bancorp. It is anticipated that the proposed merger will alleviate this liquidity problem.


                                                                 Loan Maturity Schedule and Sensitivity
                                                                      to Changes in Interest Rate
                                                                          At December 31, 1992
                                                                          (Amounts in thousands)

                                                                      After One
                                                     One Year          Through           After
                                                      or Less         Five Years       Five Years         Total
                                                    -----------     --------------   --------------       -----
                     Loans with:
                        Fixed interest rates              $27,656           $28,658          $11,545       $67,859
                        Floating interest rates            26,115                 0                0        26,115
                                                           ------        ----------      -----------        ------


                               Total Loans                $53,771           $28,658          $11,545       $93,974
                                                          =======           =======          =======       =======

         The relative interest rate sensitivity of the Bank's assets and liabilities indicates the extent to which the Bank's net interest income may be affected by interest rate movements. The Bank's ability to reprice assets and liabilities in the same dollar amounts and at the same time minimizes interest rate risks. One method of measuring the impact of interest rate changes on net income is to measure, in a number of time frames, the interest sensitivity gap, by subtracting interest sensitive liabilities from interest sensitive assets. The difference, the interest sensitivity gap, represents the risk, or opportunity, in repricing. At December 31, 1992, Metro Bancorp's position was as follows:
                                       23

                         Interest Sensitivity Analysis
                             at December 31, 1992

                         (Dollar amounts in thousands)

                                                          After Three                      Greater Than
                                           Within           Through            Within       One Year or
                                        Three Months     Twelve Months        One Year     Nonsensitive      Total
                                        ------------     -------------        --------     ------------      -----
Earning Assets:
Loans                                       $ 38,559          $ 15,212        $ 53,771         $ 40,203    $ 93,974
Investment securities                          1,498             4,859           6,357            1,031       7,388
Interest-bearing   deposits    with                                                                             684
banks                                            486               198             684                0
Funds sold                                     5,204                 0           5,204                0       5,204
                                             -------           -------         -------          -------     -------
    Total interest-earning assets           $ 45,747          $ 20,269        $ 66,016         $ 41,234    $107,250
                                             =======          ========         =======          =======     =======
Interest-Bearing Liabilities:
Interest-bearing deposits,
    excluding CD's of $100,000              $ 38,450          $ 19,596        $ 58,046         $ 31,455    $ 89,501
                                             -------           -------         -------          -------     -------
CD's of $100,000 or more                       1,127             2,502           3,629            1,282       4,911
Capital lease obligation                           0                 0               0              407         407
                                                 ---               ---             ---              ---         ---
    Total interest-bearing liabilities        39,577            22,098          61,675           33,144      94,819
Interest-free funds                                0                 0               0                0           0
                                             -------           -------         -------          -------     -------
Funds supporting interest
   -earning assets                          $ 39,577          $ 22,098        $ 61,675         $ 33,144    $ 94,819
                                             -------           -------         -------          -------     -------

Period gap                                  $  6,170         ($ 1,829)        $  4,341         $  8,090    $ 12,431

Cumulative gap                              $  6,170          $  4,341        $  4,341         $ 12,431    $ 12,431
Ratio of interest-sensitive assets
   to interest-sensitive liabilities            1.16               .92            1.07             1.24        1.13

Ratio of cumulative gap to total
   earning assets                               5.8%              4.0%            4.0%            11.6%       11.6%

         The cumulative difference between rate-sensitive assets and rate-sensitive liabilities, or the interest rate sensitivity gap is labeled cumulative gap. Metro Bancorp is asset-sensitive in all periods. This suggests that if interest rates fall, the net interest margin would decline. If rates increase, the net interest margin would improve.

Capital Resources and Adequacy

         There are various measures of capital adequacy for banks and bank holding companies such as risk-based capital guidelines and the leverage ratio. At December 31, 1992, the Bank's regulatory capital and the required minimums under existing regulations and the Corrective Program Agreement under which the Bank is operating are as follows:


                                                                               For the Year Ended and as of December 31
                                                                               ----------------------------------------

                                                                                 1992         Minimum           1991
                                                                                 ----         -------           ----
                     Capital Ratio - Consolidated
                        Total capital to total assets                           9.01%                          7.99%

                     Capital and Liquidity Ratios -- Bank Only
                       Leverage                                                 6.29%            4.00          5.55%
                       Tier 1 risk-based                                        8.10%            4.00          6.78%
                       Total risk-based                                         9.35%            8.00          8.03%
                       Equity as percentage of assets
                          (exclusive of loan loss allowances) (1)               5.85%                          5.04%
                     Adjusted primary capital as percentage
                          of adjusted total assets (1)                          7.47%                          6.76%





(1) Based on the definitions of "primary capital" and "total assets" provided in sections 325.2(h) and 325.2(k) of the FDIC Rules and Regulations. Under the Corrective Program, the Bank must maintain a 6% minimum equity as a percentage of assets and 8% adjusted primary capital percentage.


         Regulatory authorities have proposed an interest rate risk component to minimum required regulatory capital which has not yet been finalized. Such requirement, if implemented, will likely increase the level of minimum required regulatory capital in the future for which the effects are not presently determinable.


Inflation

         Inflation impacts the growth in total assets in the banking industry and causes a need to increase equity capital at higher than normal rates to meet capital adequacy requirements. Metro Bancorp copes with the effects of inflation through effectively managing its interest rate sensitivity gap position, by periodically reviewing and adjusting its pricing of services to consider current costs, and through retainage of net income.

Corrective Program

         In December 1990, Metro Bancorp and the Bank entered into the Corrective Program with their primary regulatory authorities resulting from a regulatory examination conducted during the summer of 1990 while the merger agreement with Bank South, N.A. was still in effect.

        The Corrective Program requires, among other things, that the
Bank:

(i) conduct a review of the effectiveness of its management and staff and submit a Management Plan to strengthen the operational and lending functions of the Bank and improve the depth and stability of the Bank's management;

(ii)     develop a written management plan;

(iii) increase its capital level to a minimum of 6% of total assets, and its adjusted primary capital (equity plus the allowance for loan losses) to a minimum of 8% of adjusted total assets (total assets plus the allowance for loan losses);

(iv) maintain the loan loss reserve at a level acceptable to the Department;

(v) charge off by December 31, 1990, all assets classified "Loss" in the August 29, 1990 Report of Examination by the Department, provide reserves for future charge-offs of 50% of the assets classified "Doubtful", and make no further extensions of credit to borrowers whose loans were charged off or classified "Loss" or "Doubtful".

(vi) make no further advances to borrowers whose loan or line of credit had been classified "Substandard" without the prior approval of the Bank's Board of Directors;

(vii) submit a comprehensive budget and earnings forecast to the FDIC and the Department;

(viii) correct all violations of laws, rules and regulations cited in the August 29, 1990 Report of Examination by the Department and adopt appropriate procedures to ensure future compliance;

(ix) develop, subject to regulatory approval, a plan to reduce the Bank's level of investment in fixed assets to no more than 60% of its statutory capital base;

(x) develop, subject to regulatory approval, a comprehensive lending policy;

(xi) develop procedures to insure proper loan documentation and correct all deficiencies set forth in the August 29, 1990 Report of Examination by the Department; and

(xii) not pay dividends and not accept any brokered deposits without prior approval of the FDIC and the Department.

         In addition, the Corrective Program requires that Metro Bancorp:

(i) develop a comprehensive capital plan to increase Metro Bancorp's level of total capital to 7.0% of total assets;

(ii) correct all violations of law, rules and regulations cited in the September 26, 1990 Report of Examination by the Department and adopt appropriate procedures to ensure future compliance;

(iii) provide the FDIC and the Department, at the end of each quarter, Metro Bancorp only financial statements, the Bank's Report of Condition and Income, and Metro Bancorp's consolidated financial statements; and

(iv) provide the FDIC and the Department progress reports of compliance with the Corrective Program every 90 days.

Compliance with the Corrective Program

         In response to the Corrective Program, management has focused on improving the Bank's capital adequacy and the quality of its loan portfolio. Consequently, since the effective date of the Corrective Program, the Bank has reduced its assets (including adversely classified assets) and overdue loans, revised its loan documentation procedures, instituted an expense control program, and adopted a new loan review policy, which included hiring an independent loan review firm, Banc Financial Group, Inc. to review loans and the adequacy of appraisals. In addition, the Bank has developed a capital plan which has been approved by the FDIC and the Department. The capital plan focuses on four primary objectives: (1) increasing capital, (2) eliminating classified assets, (3) improving profitability, and (4) developing a viable marketing plan. In compliance with the Corrective Program, the Bank has revised the Bank's written loan policy and taken steps to comply with the other provisions of the Corrective Program. The capital plan required that the Bank increase its capital by $1,000,000 ($500,000 by September 30, 1993 and an additional $500,000 by February 1994). In August 1993, Metro Bancorp's Board of Directors recognized that they would not be able to complete a planned equity offer by the September 30, 1993 deadline. This was one of the primary reasons the Board of Directors decided to enter into the merger. At December 31, 1992, both Metro Bancorp and the Bank were in compliance with all but two of the minimum capital ratio guidelines set forth in the Corrective Program Agreement. The Bank was not in compliance with the adjusted primary capital/adjusted total assets ratio achieving only 7.47% as opposed to the required 8.00%, and the Bank was not in compliance with the equity/total assets ratio achieving only 5.85% as opposed to the required 6.00%.


Possible Regulatory Actions due to Noncompliance

         Although it is not known what actions the regulatory authorities would take in the event of noncompliance, it is entirely possible that certain actions taken could include, among other things, limiting the Bank's asset growth, requiring the disposition by the Bank of certain assets, or requiring disposition of the Bank by Metro Bancorp.


Bank South, N.A.

         At December 31, 1990, Metro Bancorp had a loan with Bank South, N.A. In June 1991, the loan was converted into 459,773 shares of preferred stock (hereafter referred to as Series A Preferred Stock). At December 31, 1992, the Series A balance was $4,051,160 or 405,116 shares.

 METRO BANCORP MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
              RESULTS OF OPERATIONS FOR THE THREE-MONTH AND NINE-
                MONTH PERIODS ENDED SEPTEMBER 30, 1993 AND 1992





         The following is a discussion of Metro Bancorp's unaudited financial condition as of September 30, 1993 and the results of operations for the three-month and nine-month periods ended September 30, 1993 and 1992, respectfully. These comments should be read in conjunction with Metro Bancorp's unaudited consolidated financial statements and related notes and the statistical information appearing elsewhere in the Proxy Statement.



Results of Operations

         Metro Bancorp reported net earnings applicable to the common stockholder of $92,000 for the third quarter of 1993 compared to a net loss of $27,000 for the same period in 1992. Net earnings before the preferred stock dividend requirement totaled $238,000 for the third quarter of 1993 compared to $99,000 for the same period in 1992. For the nine-month period ended September 30, 1993 and the nine-month period ended September 30, 1992, Metro Bancorp reported net earnings applicable to the common stockholder of $695,000 and $93,000, respectively. Before the preferred stock dividend requirement, net earnings were $1,136,000 in the first nine months of 1993 compared to $490,000 for the same period in 1992.

         Earnings for the first nine months of 1993 were higher than the corresponding period in 1992 primarily as the result of lower loan loss provision expense, higher net interest income, and an increase in other income. For the first nine months ended September 30, 1992, the provision for loan losses totaled $517,000, while during the same period in 1993 the provision totaled $236,000. Net interest income increased by $311,000 in the first nine months of 1993 compared to the same period in 1992. There was an increase in other income of $209,000 during the first nine months of 1993 compared to the corresponding period in 1992. Also, due to the implementation of FASB 109 (Statement of Financial Accounting Standards No. 109 Accounting for Income Taxes), Metro Bancorp benefited from a cumulative effect of change in accounting principle of $150,000 for the nine month period ended September 30, 1993.

         The following table summarizes the results of operations of Metro Bancorp on a consolidated basis for the three-month and nine-month periods ended September 30, 1993 and 1992.


                                                                       Summary Financial Information (Consolidated)
                                                                (Amounts in thousands, except ratios and per share data)


                                                                      Three Months Ended             Nine Months Ended
                                                                         September 30                   September 30
                                                                     --------------------           -------------------

                                                                      1993            1992            1993           1992
                                                                      ----            ----            ----           ----
                     Income Statement Data:
                       Net interest income                          $1,397          $1,240          $4,098         $3,787
                       Provision for loan losses                        50             172             236            517
                       Other income                                    741             683            2358          2,149
                       Non-interest expense                          1,732           1,652           5,036          4,929
                       Income before tax and
                          other items                                  356              99           1,184            490
                       Net tax benefit (expense)
                           net of NOL carryforward                    (118)              0            (198)             0
                       Cumulative effect of change
                           in accounting principle                       0               0             150              0
                      Net income after cumulative
                           effect of change in
                           accounting principle                        238              99           1,136            490
                       Preferred stock dividend
                           requirement                                 146             126             441            397
                       Net income (loss) applicable
                           to common shareholders                       92             (27)            695             93
                       Common stockholders return
                           on average assets (1)                       .27%           (.09%)           .68%           .10%
                       Return on average common equity               13.36%          (4.63%)         35.59%          5.45%
                     -------------------------------------

(1) Net income (loss) applicable to common shareholders divided by average total assets.



Net Interest Income

         Net interest income for the three-month and nine-month periods ended September 30, 1993 increased $157,000 and $311,000, respectively, from the same periods in 1992. Although interest income decreased by $595,000 during the first nine months of 1993 from the amount in the corresponding period in 1992, interest expense also decreased during this period by $906,000. Interest income decreased due to a shrinking loan portfolio and the continued repricing of both the loan and investment portfolios. Interest expense has decreased due to the declining interest rate environment and due to the continued maturity of high priced fixed rate brokered deposits.

Allowance for Loan Losses

         The allowance for loan losses approximated 4.30% of outstanding loans at September 30, 1993 compared to 3.89% at December 31, 1992. The allowance increased to $3,994,000 at September 30, 1993 from $3,648,000 at December, 1992. The increase in the allowance for loan losses account during the nine-month period ended September 30, 1993 is primarily the result of a provision expense of $236,000. The percentage increase is also due to a reduction in total loans outstanding. Management believes that the allowance for loan losses is adequate to provide for potential loan losses, based on information available and conditions prevailing at the date of determination of the allowance. However, management's judgment is based upon a number of assumptions about future events, which are believed to be reasonable, but which may or may not prove valid. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required.


         At September 30, 1993, the Bank held in specific reserves $1,959,000 of the $3,994,000 allowance for loan losses account.

         The specific reserve has been established for specifically identified problem loans where management considers losses to be likely. The general reserve has been established by management to provide for loans considered to be potential problems as well as for future problem loans which are currently unidentified.


Asset Quality

         The following table summarizes nonperforming assets and allowances for loan losses data as of September 30, 1993 and December 31, 1992:


                                                                        September 30, 1993                   December 31, 1992
                                                                        ------------------                   -----------------
                                                                              (Amounts in thousands, except percentages)
                                                                          Amount        % of Loans          Amount      % of Loans
                                                                          ------        ----------          ------      ----------
                     Non-accrual loans                                    $1,452             1.56%          $2,024           2.16%
                     Restructured loans-Not in
                       compliance with modified terms                          0                                 0
                     Other real estate owned                               6,717             7.23%           6,980           7.44%
                                                                    ------------        ----------     -----------      ----------
                     Total nonperforming assets                           $8,169             8.79%          $9,004           9.60%
                                                                          ------             -----          ------           -----
                     Loans past due 90 days or more and
                       still accruing interest                         $       5              .01%         $   280            .30%
                     Allowance for loan losses to period
                       end loans                                            4.30%                             3.89%
                     Allowance for loan losses to period
                       end nonperforming loans                            275.07%                           180.24%

Non-accrual loans, other real estate and loans past due 90 days or more, all decreased during the nine month period ended September 30, 1993.

Other Income

         Other income of $741,000 increased $58,000 or 8.49% in the third quarter of 1993 from the same period in 1992. Other income totaled $2,358,000 in the nine-month period ended September 30, 1993, an increase of $209,000 or 9.73% from the same period in 1992. These increases are primarily the result of a $99,000 increase in net securities gains as well as a $55,000 increase in insufficient check charges. The bank increased the charge per insufficient check in January of 1993.


Other Expenses

         Other expenses of $5,036,00 remained stable in the three-month and nine-month periods ended September 30, 1993 when compared to the corresponding periods in 1992. Expenses associated with the FDIC insurance assessment, legal fees, income tax provision, and nonrecurring losses increased during the first nine months of 1993. Legal fees increased due to costs associated with the attempted stock offering. Nonrecurring loss expense totaled $87,000 during the nine-month period ended September 30, 1993.

         Offsetting the above increase in expense is the $229,000 decrease in salaries and employee benefits expense. This was the result of a Bank staff reduction in December 1992.


Income Taxes

         During the nine-month period ended September 30, 1993, income tax expense was $198,000; however, Metro Bancorp had a $150,000 benefit from a cumulative effect of change in accounting principle after implementation of FASB 109. The net effect on net earnings was an expense of $48,000.


Liquidity and Interest Rate Sensitivity

         Liquidity management involves the ability to meet the cash flow requirements of customers who may be either depositors wanting to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs and the ability to fund Metro Bancorp commitments. Interest rate sensitivity management seeks to maintain consistent and acceptable net interest spreads and to enhance growth of net interest income through periods of changing interest rates.

         Metro Bancorp seeks to meet day-to-day liquidity needs through management of the cash and federal funds accounts. Short- term liquidity is maintained by the management of funds invested in short-term instruments such as federal funds sold. Long-term liquidity is maintained through the management of investment securities and the loan portfolio in conjunction with adding to the core deposit base through the procurement of additional funds from depositors or through money market instruments.

Capital Resources and Adequacy

         There are various measures of capital adequacy for banks and bank holding companies such as risk-based capital guidelines and the leverage ratio. At September 30, 1993, the Bank's regulatory capital and the required minimums under existing regulations and the Corrective Program Agreement under which the Bank is operating are as follows:

                                                                      (Amounts in thousands, except ratios and per share data)

                                                                            For Nine Months Ended and as of September 30
                                                                            --------------------------------------------

                                                                                 1993         Minimum           1992
                                                                                 ----         -------           ----
                     Capital Ratio - Consolidated                               9.17%                          9.29%
                        total capital to total assets

                     Capital and Liquidity Ratios -- Bank Only
                       Leverage                                                 6.85%            4.00          6.83%
                       Tier 1 risk-based                                        9.01%            4.00          8.45%
                       Total risk-based                                        10.26%            8.00          9.70%
                       Equity as percentage of assets
                          (exclusive of loan loss references) (1)               6.75%                          6.71%
                     Adjusted primary capital as percentage
                          of adjusted total assets (1)                          8.22%                          8.42%


(1) Based on the definitions of "primary capital" and "total assets" provided in sections 325.2(h) and 325.2(k) of the FDIC Rules and Regulations. Under the Corrective Program, the Bank must maintain a 6% minimum equity as a percentage of assets and 8% adjusted primary capital percentage.

         Regulatory authorities have proposed an interest rate risk component to minimum required regulatory capital which has not yet been finalized. Such requirement, if implemented, will likely increase the level of minimum required regulatory capital in the future for which the effects are not presently determinable.


Corrective Program

         In December 1990, Metro Bancorp and the Bank entered into the Corrective Program with their primary regulatory authorities resulting from a regulatory examination conducted during the summer of 1990 while the merger agreement with Bank South, N.A. was still in effect. The requirements of the Corrective Program are discussed above in the section entitled "METRO BANCORP MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1992, 1991, AND 1990."

Compliance with the Corrective Program

         In response to the Corrective Program, management has focused on improving the Bank's capital adequacy and the quality of its loan portfolio. Consequently, since the effective date of the Corrective Program, the Bank has significantly reduced its assets (including adversely classified assets) and overdue loans, revised its loan documentation procedures, instituted an expense control program, and adopted a new loan review policy, which included hiring an independent loan review firm, Banc Financial Group, to review loans and the adequacy of appraisals. In addition, the Bank has developed a capital plan which has been approved by the FDIC and the Department. The capital plan focuses on four primary objectives: (1) increasing capital, (2) eliminating classified assets, (3) improving profitability, and (4) developing a viable marketing plan. In compliance with the Corrective Program, the Bank has revised the Bank's written loan policy and taken steps to comply with the other provisions of the Corrective Program.

         In 1993, the Bank filed a capital plan with the Department to address these capital issues. See METRO BANCORP MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1992, 1991, AND 1990 for a brief discussion of the Plan. During 1993, the Bank and its management carefully reviewed the options available to the Bank to raise additional capital. The management of both Metro Bancorp and the Bank explored an offering of both preferred stock and common stock of Metro Bancorp. Management concluded, however, that it was highly unlikely that a prospectus could be prepared and capital raised by the FDIC imposed deadline of September 30, 1993. Also, Metro Bancorp intended to use a good portion of the proceeds
to redeem the Series A Preferred Stock held by Bank South, N.A.   Bank South,
N.A. had agreed to a sizable discount if the stock was redeemed by September 30, 1993. As an alternative, Metro Bancorp and the Bank have pursued the option of a merger with First Bancorp. First Bancorp has committed to contribute $1,000,000 in additional capital to the Bank upon consummation of the merger of Metro Bancorp into First Bancorp.


Possible Regulatory Actions due to Noncompliance

         Although it is not known what actions the regulatory authorities would take in the event of noncompliance, it is entirely possible that certain actions taken could include, among other things, limiting the Bank's asset growth, requiring the disposition by the Bank of certain assets, or requiring disposition of the Bank by Metro Bancorp.


Bank South, N.A.

         At December 31, 1990, Metro Bancorp had a loan with Bank South, N.A. In June 1991, the loan was converted into 459,773 shares of Series A preferred stock of Metro Bancorp (hereafter referred to as "the Series A preferred stock"). At December 31, 1992, there were 405,116 shares of Series A preferred stock outstanding to Bank South, N.A. with a redemption value of $4,051,160.

         As of September 28, 1993, Bank South, N.A. agreed to modify the redemption agreement referred to above and to extend the redemption date until such time as the merger is consummated or abandoned, provided that the merger is consummated on or before March 31, 1994. The merger is expected to be final on February 28, 1994. Bank South, N.A. also agreed to accept $2,475,000 in redemption of all of the Series A preferred stock. If any Series A dividends are paid between September 28, 1993 and February 28, 1994, the full amount will be applied against the redemption price ($2,475,000).

Recent Accounting Pronouncements

         The Financial Accounting Standards Board (FASB) has issued Statement 109 "Accounting for Income Taxes" which supersedes Statement 96 "Accounting for Income Taxes". Statement 109 is effective for fiscal years beginning after December 15, 1992 and earlier adoption is permitted. Metro Bancorp implemented Statement 109 effective the first quarter of 1993. Prior to adoption of Statement 109, Metro Bancorp accounted for income taxes under Accounting Principles Board (APB) Opinion No.11, having elected not to adopt Statement 96 prior to its required effective date.

         Statement 109 changed Metro Bancorp's method of accounting for income taxes from the deferred method required under APB 11 to the asset and liability method. Under the deferred method, annual income tax expense is matched with pretax accounting income by providing deferred taxes at current rates for timing differences between the determination of net income for financial accounting reporting and tax purposes. The objective of the asset and liability method is to establish deferred tax assets and liabilities for the temporary differences between financial reporting basis and the tax basis of Metro Bancorp's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled.

         As permitted by Statement 109, Metro Bancorp has elected not to retroactively restate the financial statements for years prior to the 1993 adoption of Statement 109. Instead, Metro Bancorp has adopted Statement 109 by reporting the effect of initial adoption as a cumulative effect of a change in accounting principle in the financial statements the first quarter of 1993 (period of adoption). As a result, Metro Bancorp recognized a tax benefit (cumulative effect of a change in accounting principle) of $150,000 in the financial statements for the first quarter of 1993.




        During May 1993, the Financial Accounting Standards Board ("FASB") issued FAS 114, "Accounting by Creditors for Impairment of a Loan" and FAS 115, "Accounting for Certain Investments in Debt and Equity Securities."

        FAS 114 requires impaired loans to be measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate, or at the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent, beginning in 1995. FAS 114 may be adopted prior to 1995. Metro Bancorp has not yet determined the actual impact of FAS 114 on its financial statements or made a determination of whether it will adopt FAS 114 prior to 1995.

        FAS 115 requires investments to be classified in three categories; held-to-maturity securities (reported at amortized cost), trading securities (reported at fair value) and available-for-sale securities (reported at fair value). Unrealized gains or losses on trading securities are included in earnings. Unrealized gains or losses on available-for-sale securities are excluded from earnings and reported in a separate component of shareholders' equity. FAS 115 is effective beginning in 1994, but can be adopted as of December 31, 1993. Metro Bancorp anticipates adopting FAS 115 in the first quarter of 1994 after a final evaluation of its securities portfolio under the guidelines contained in FAS 115. Based on the current market value of the securities portfolio, any impact to the equity accounts from the adoption of FAS 115 should be favorable.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        There are hereby incorporated by reference in this Proxy Statement the following documents and information heretofore filed with the Securities and Exchange Commission:

        1. First Bancorp's annual report on Form 10-K for the year ended December 31, 1992, filed pursuant to the Securities Exchange Act of 1934 (the "Exchange Act").

        2. First Bancorp's quarterly reports on Form 10-Q for the quarters ended March 31, 1993, June 30, 1993 and September 30, 1993 filed pursuant to the Exchange Act.

        3. First Bancorp's current reports on Form 8-K, dated January 13, 1993, February 18, 1993, March 31, 1993, April 22,
                1993, April 23, 1993, June 3, 1993, June 11, 1993, June 30,
                1993, August 18, 1993, August 31, 1993, October 14, 1993 and
                December 30, 1993, and all other reports subsequently filed by First Bancorp since December 31, 1992 pursuant to the Exchange Act.


        4. Consolidated financial statements (including related notes and report of independent auditors), set forth at pages 25 through 53 of the 1992 Consolidated Financial Statements section of First Bancorp's 1992 Annual Report to Shareholders.

        5. Market, Stock Price and Dividend Information, Stock Price Information, and Per Share Dividends and Net Income set forth at page 22 of the 1992 Consolidated Financial Statements section of First Bancorp's 1992 Annual Report to Shareholders.

        6. Selected Financial Data set forth at page 4 of the 1992 Consolidated Financial Statements section of First Bancorp's 1992 Annual Report to Shareholders.

        7. Supplementary Financial Information set forth at Note 17 on page 51 of the 1992 Consolidated Financial Statements section of First Bancorp's 1992 Annual Report to Shareholders.

        8. Management's Discussion and Analysis of Financial Condition and Results of Operations and Selected Statistical Information set forth at pages 2 through 24 of the 1992 Consolidated Financial Statements section of First Bancorp's 1992 Annual Report to Shareholders.

        9. Information concerning ownership of First Bancorp Stock by certain beneficial owners and management set forth at Item 12 of First Bancorp's annual report on Form 10-K for the year ended December 31, 1992 and also set forth on pages 6 and 7 of First Bancorp's 1993 Annual Meeting Proxy Statement.

        10. Information concerning First Bancorp directors and executive officers set forth at Item 10 of First Bancorp's annual report on Form 10-K for the year ended December 31, 1992 (and also on pages 1 through 4 of First Bancorp's 1993 Annual Meeting Proxy Statement) and set forth in First Bancorp's June 11, 1993 current report.

        11. Information concerning First Bancorp executive compensation set forth at Item 11 of First Bancorp's annual report on Form 10-K for the year ended December 31, 1992 (and also on pages 8 through 15 of First Bancorp's 1993 Annual Meeting Proxy Statement) and set forth in First Bancorp's June 11, 1993 current report.

        12. Information concerning certain relationships and related transactions relating to First Bancorp set forth at Item 13 of First Bancorp's annual report on Form 10-K for the year ended December 31, 1992 (and also on page 15 of First Bancorp's 1993 Annual Meeting Proxy Statement) and set forth in First Bancorp's June 11, 1993 current report.

        THIS PROXY STATEMENT IS ACCOMPANIED BY FIRST BANCORP'S 1992 ANNUAL REPORT TO SHAREHOLDERS, FIRST BANCORP'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 30, 1993, FIRST BANCORP'S 1993 ANNUAL MEETING PROXY STATEMENT, AND FIRST BANCORP'S CURRENT REPORT ON FORM 8-K DATED JUNE 11, 1993.

                          METRO BANCORP SHAREHOLDERS

PRINCIPAL SHAREHOLDERS

        The following table sets forth the beneficial owners of Metro Bancorp's outstanding common stock, $2.50 par value, and Metro Bancorp's outstanding Series 1992 preferred stock, $10.00 par value, who to Metro Bancorp's knowledge own beneficially more than five percent (5%) of shares of stock of Metro Bancorp, other than Metro Bancorp's Series A preferred stock, as of September 30, 1993. All of the outstanding shares of Series A preferred stock are held by Bank South, N.A. Bank South's address is 55 Marietta Street, Atlanta, Georgia 30303. The table also indicates the number and percentage of total outstanding shares of First Bancorp which such persons that own common stock would own if they receive .20 First Bancorp shares in the reorganization in exchange for each share of their Metro Bancorp common stock, assuming 278,925 shares of First Bancorp common stock will be issued, and without including any additional First Bancorp stock which Metro Bancorp shareholders may receive after the date of the merger under certain conditions set forth in the Reorganization Plan, as explained in the section entitled "THE PROPOSED REORGANIZATION - Additional Consideration Payable for Metro Bancorp Common Stock," and without including any additional First Bancorp stock which Bank South, N.A. may receive at the election of First Bancorp under the Reorganization Plan.


                                                                    METRO BANCORP
                                     METRO BANCORP                   SERIES 1992                   FIRST BANCORP STOCK
                                     COMMON STOCK                  PREFERRED STOCK                AS A RESULT OF MERGER

                              Amount &                          Amount &                        Amount &
                              Nature of                         Nature of                       Nature of
                              Beneficial      Percent           Beneficial     Percent          Beneficial      Percent
NAME AND ADDRESS              Ownership       of Class          Ownership      of Class         Ownership       of Class
_____________________________________________________________________________________________________________________________

Robert Russell Pope(1)         671,554         48.15%               -0-          0%               134,310         .86%
6896 Heritage Parkway
Lithia Springs, GA  30057

The Commercial Bank(2)         172,073         12.34%               -0-          0%                34,414         .22%
Employee Stock Ownership
Plan and Trust
c/o Metro Bancorp, Inc.
6636 Church Street
Douglasville, GA  30133


                        (TABLE CONTINUED ON NEXT PAGE)

___________________________________
(1) Included in the listing above for Robert R. Pope are 10,218 shares in his account and 376 shares in his wife's account under the Commercial Bank Employee Stock Ownership Plan.

(2) Shares listed are all of the shares presently held by the Trust, of which 100,433 shares are allocated to the accounts of the participants and are voted by the participants; the remaining 71,640 shares are unallocated and are voted by the trustee.

                                                                 METRO BANCORP
                                      METRO BANCORP               SERIES 1992                   FIRST BANCORP STOCK
                                       COMMON STOCK             PREFERRED STOCK                AS A RESULT OF MERGER


                                    Amount &                    Amount &                     Amount &
                                    Nature of                   Nature of                    Nature of
                                    Beneficial   Percent        Beneficial   Percent         Beneficial     Percent
NAME AND ADDRESS                    Ownership   of Class        Ownership   of Class         Ownership      of Class
___________________________________________________________________________________________________________________________
Johnny Lee Blankenship               2,800       .20%             12,083       6.67%              560          .004%
5305 Slater Mill Circle
Douglasville, GA  30135

Larry Boggs                             -0-        0%             12,083       6.67%               -0-            0%
P. O. Box 1767
Douglasville, GA  30135

Robert Cadman                           -0-        0%             12,083       6.67%               -0-            0%
6718 Knollwood Circle
Douglasville, Georgia  30135

Carroll Realty & Insurance              -0-        0%             12,083       6.67%               -0-            0%
100 College Street
Carrollton, GA  30017

Alfred Bona Craven                  52,000      3.73%             12,083       6.67%           10,400           .07%
6787 Florence Drive
Lithia Springs, GA  30057

Alpha Asbury Fowler, Jr.(2)         70,315      5.04%             12,083       6.67%           14,063           .09%
8815 Camplellton Street
Douglasville, GA  30134

Howard Eugene Gray(3)               14,524      1.04%             12,083       6.67%            2,904           .02%
6378 Elizabeth Drive
Douglasville, GA  30134

Howard Kichline                         -0-        0%             12,083       6.67%               -0-            0%
287 The Prado, N.E.
Atlanta, GA  30309



                        (TABLE CONTINUED ON NEXT PAGE)

__________________________________

(2) Included in the listing above for Alpha Asbury Fowler, Jr. are 28,235 common shares in the names of his adult sons and daughters-in-law and 29,858 common shares in the names of grandchildren with his sons as custodian to which Mr. Fowler disclaims any voting or investment power.

(3) Included in the listing above for Howard E. Gray are 12,444 common shares in his wife's name and 2,080 common shares in his son's name to which he has shared voting and investment power.


                                                                            METRO BANCORP
                                           METRO BANCORP                     SERIES 1992                   FIRST BANCORP STOCK
                                           COMMON STOCK                    PREFERRED STOCK                AS A RESULT OF MERGER

                                       Amount &                        Amount &                        Amount &
                                       Nature of                       Nature of                       Nature of
                                       Beneficial      Percent         Beneficial     Percent          Beneficial      Percent
NAME AND ADDRESS                       Ownership       of Class        Ownership      of Class         Ownership      of Class
________________________________________________________________________________________________________________________________

Walter A. Hudson(4)                        6,000         .43%          24,166           13.34%        1,200          .01%
Land Sales, Inc.
6712 E. Broad Street
Douglasville, GA  30134

Jerre Albert O'Neal                        3,200         .23%          12,083            6.67%          640         .004%
5042 Granada Way
Douglasville, GA  30135

Paul H. Robinson, Jr.                       -0-            0%          12,083            6.67%          -0-            0%
P. O. Box 1859
Douglasville, GA  30133

Keith Rollins and                           -0-            0%          12,083            6.67%          -0-            0%
Sandra Rollins
6782 Broad Street
Douglasville, GA  30134

Tom L. White                              2,800          .20%          12,083            6.67%          560         .004%
P. O. Box 105590
Atlanta, GA  30348

John Zellars                                -0-            0%          12,083            6.67%          -0-            0%
3710 Narmore Drive, N.E.
Atlanta, GA  30319


_____________________________________

(4) Shares listed above for Walter A. Hudson are in the names of his businesses, Exxell Developers and Land Sales, Inc., both of which he owns equally with his father.

SHARES OF MANAGEMENT

        The directors and officers of Metro Bancorp and the common stock and the Series 1992 preferred stock of Metro Bancorp beneficially owned by them as of September 30, 1993, are set forth in the following table. The table also indicates the number and percentage of total outstanding shares of First Bancorp which such persons would own if they receive .20 First Bancorp shares in the reorganization in exchange for each share of their Metro Bancorp common stock, assuming 278,925 shares of First Bancorp common stock will be issued, and without including any additional First Bancorp stock which Metro Bancorp shareholders may receive after the date of the merger under certain conditions set forth in the Reorganization Plan, as explained in the section entitled "THE PROPOSED REORGANIZATION - Additional Consideration Payable for Metro Bancorp Stock," and without including any additional First Bancorp stock which Bank South, N.A., sole owner of all Series A preferred stock of Metro Bancorp, may receive at the election of First Bancorp under the Reorganization Plan.


                                                  METRO BANCORP                    FIRST BANCORP
                      METRO BANCORP               SERIES 1992                   STOCK AS A RESULT
                      COMMON STOCK                PREFERRED STOCK                  OF MERGER

                        Number                      Number                       Number
                        of Shares                   of Shares                    of Shares
                        Beneficially    Percent     Beneficially    Percent      Beneficially    Percent
NAME AND OFFICE         Owned           of Class    Owned           of Class     Owned           of Class
______________________________________________________________________________________________________________
Robert R. Pope(1)       671,554         48.15%         -0-          0%            134,310          .86%
Chairman/Director

Janice B. McCravy(2)      9,308           .67%         -0-          0%              1,861          .01%
Executive Vice President,
Cashier, and Corporate
Secretary of the Bank

Solon H. Boggus(3)        2,800           .20%         -0-          0%                560         .004%
Director

A. B. Craven             52,000          3.73%       12,083      6.67%             10,400          .07%
Director

Howard E. Gray(4)        14,524          1.04%       12,083      6.67%              2,904          .02%
Director

Walter A. Hudson(5)       6,000           .43%       24,166     13.34%              1,200          .01%
Director


                        [TABLE CONTINUED ON NEXT PAGE]


__________________________________

(1) Included in the listing above for Robert R. Pope are 10,218 shares in his account and 376 shares in his wife's account under the Commercial Bank Employee Stock Ownership Plan.

(2) Included in the listing above for Janice B. McCravy are 3,894 common shares in her name which are held in the Commercial Bank Employee Stock Ownership Plan.

(3) Shares listed above for Solon H. Boggus are 2,800 common shares held in the Boggus Family Trust to which Mr. Boggus has voting and investment power.

(4) Included in the listing above for Howard E. Gray are 12,444 common shares in his wife's name and 2,080 common shares in his son's name to which Mr. Gray has shared voting and investment power.

(5) Shares listed above for Walter A. Hudson are in the names of his businesses, Exxell Developers and Land Sales, Inc., both of which are owned equally with his father.

                                                                            METRO BANCORP                    FIRST BANCORP
                                              METRO BANCORP                  SERIES 1992                   STOCK AS A RESULT
                                              COMMON STOCK                 PREFERRED STOCK                     OF MERGER

                                       Number                          Number                          Number
                                       of Shares                       of Shares                       of Shares
                                       Beneficially    Percent         Beneficially   Percent          Beneficially    Percent
NAME AND OFFICE                        Owned           of Class        Owned          of Class         Owned           of Class
____________________________________________________________________________________________________________________________________


Jerre A. O'Neal                            3,200           .23%         12,083          6.67%            640             .004%
Director

A. Clark Robinson                         10,000           .72%             -0-            0%          2,000              .01%
Director

Johnny L. Blankenship                      2,800           .20%         12,083          6.67%            560             .004%
Director

All Executive Officers                   772,186         55.37%         72,498         40.00%        154,435              .99%
and Directors as a
group


                     MANAGEMENT OF FIRST NATIONAL BANCORP


        Information, with respect to each person who will serve as a director or an executive officer of First Bancorp after the consummation of the Reorganization Plan, set forth in First Bancorp's Annual Report on Form 10-K for the year ended December 31, 1992 (and also set forth in First Bancorp's 1993 Annual Meeting Proxy Statement) and set forth in First Bancorp's Current Report on Form 8-K, dated June 11, 1993, is hereby incorporated herein by reference. A copy of First Bancorp's 1993 Annual Meeting Proxy Statement and Current Report dated June 11, 1993 accompanies this Proxy Statement.


                          THE PROPOSED REORGANIZATION

THE AGREEMENT OF REORGANIZATION AND PLAN OF MERGER

     Reference is made to a copy of the Reorganization Plan (including the amendment thereto) set forth in full as Appendix a Hereto for a complete statement of terms of the proposed reorganization. the statements contained herein with respect to the reorganization Plan are qualified in their entirety by reference to Appendix A.

DESCRIPTION OF THE REORGANIZATION

        The Boards of Directors of First Bancorp and Metro Bancorp have determined that it is desirable for First Bancorp and Metro Bancorp to enter into the Reorganization Plan whereby First Bancorp will acquire all of the outstanding shares of Metro Bancorp in exchange for First Bancorp shares and cash in a statutory merger.

        If the Reorganization Plan is approved, all of the outstanding shares of Series A preferred stock of Metro Bancorp will be converted into a payment (the "Series A Payment") of $2,475,000 (reduced by any dividend payments on the Series A preferred stock by Metro Bancorp after September 30, 1993 and before the date of consummation of the reorganization). This represents a discount of approximately $1,900,000. If Metro Bancorp's Shareholders do not approve the merger, the redemption price will increase to $4,162,750 plus accrued and unpaid dividends. The Series A Payment may be made in cash, or cash and First Bancorp common stock, with a minimum of $2,000,000 (reduced by any such dividend payments) of the Series A Payment being made in cash and the remainder of such payment being made in cash and/or First Bancorp common stock. The amount that will be paid in stock of the portion of the Series A Payment payable in cash and/or stock will be at the election of First Bancorp. The First Bancorp stock to be issued in satisfaction of such portion of the Series A Payment will be valued at the average of each day's bid and ask price average during the ten business day period ending five business days prior to the date of consummation of the reorganization.

        If the Reorganization Plan is approved, each outstanding share of common stock of Metro Bancorp (other than shares held by dissenters) will be converted by exchange into the right to receive .20 shares of common stock of First Bancorp (.17 shares under the base exchange ratio plus .03 shares due to additional consideration accrued as of December 31, 1993), $4.00 in cash ($3.50 under the base cash price plus $.50 due to additional consideration accrued as of December 31, 1993), or a combination thereof, with a minimum of 1,338,842 shares (adjusted as set forth below) of Metro Bancorp common stock being required to be converted into First Bancorp stock as explained below in the subsection entitled "Minimum Stock Payment." In addition, upon the occurrence of certain conditions regarding collection, upgrade or disposition of certain loans and other real estate of the Bank, as set forth in the Reorganization Plan, additional First Bancorp stock and/or cash will be paid to Metro Bancorp common shareholders as more additional consideration for their Metro Bancorp common stock as explained below in the subsection entitled "Additional Consideration Payable for Metro Bancorp Common Stock."

        Under the Reorganization Plan, First Bancorp has the right to issue stock splits or stock dividends prior to the consummation of the reorganization with the approval of Metro Bancorp. The Reorganization Plan provides that in such event the number of shares to be issued to Metro Bancorp common shareholders will be adjusted proportionately to give the Metro Bancorp common shareholders the benefit of any such stock split or stock dividend. First Bancorp currently has no plans to declare any stock split or stock dividend prior to consummation of the transactions contemplated by the Reorganization Plan.

        Also, if the Reorganization Plan is approved, each outstanding share of Series 1992 preferred stock of Metro Bancorp will be converted into cash of $10.00, plus the amount of any accrued but unpaid dividends as of the date of consummation of the reorganization.

        If the Reorganization Plan is approved by the shareholders of Metro Bancorp and by all regulatory authorities required to approve the merger, then upon consummation of the reorganization, Metro Bancorp will be merged with and into First Bancorp, which will be the surviving corporation. Such merger will be pursuant to the applicable provisions of the Business Corporation Code of Georgia (Official Code of Georgia Annotated, Section 14-2-1101. The Articles of Incorporation of First Bancorp will be the Articles of Incorporation of the surviving corporation, and the name of the surviving corporation will be "First
National Bancorp." The bylaws of First Bancorp will continue to be the bylaws of the surviving corporation. The corporate existence of Metro Bancorp will end when it is merged into First Bancorp as the surviving corporation.

        It is contemplated that the established offices and facilities of the Bank immediately prior to the merger will remain the established offices and facilities of the Bank, and that the officers, directors, and employees of the Bank will continue to be the officers, directors, and employees of the Bank, except that it is anticipated that C. B. Fair, III, President and C.E.O. and a Director of First National Bank of Paulding County, who also serves on the Board of Directors of Bank of Villa Rica and The Community Bank of Carrollton, which are other First Bancorp affiliate banks, will become a director of the Bank.

        All rights, privileges, immunities, powers and franchises of Metro Bancorp and First Bancorp in and to every type of property, real, personal and mixed, and chooses in action will be vested in First Bancorp as the surviving corporation by virtue of the merger without any deed or other transfer. All property, real, personal and mixed, including all chooses in action, all debts due on whatever account and all and every other interest or right belonging to or due to each of the merging corporations including all liens, mortgages, security interests and properties held as collateral for debts owed such organizations will be vested in First Bancorp as the surviving corporation without further act or deed; the title to any real estate, or interest therein, vested in either of the merging corporations will not revert or be in any way impaired by reason of the merger; and First Bancorp as the surviving corporation will, thenceforth, be responsible and liable for all of the liabilities and obligations of Metro Bancorp and First Bancorp.

        In the Reorganization Plan First Bancorp has covenanted to contribute $1,000,000 in new equity capital to the Bank upon consummation of the merger.

        If the Reorganization Plan is approved and consummated, First Bancorp will have sixteen subsidiary banks: First National Bank of Jackson County; First National Bank of Habersham; The First National Bank of Gainesville; Granite City Bank; Bank of Clayton; First National Bank of White County; The Citizens Bank, Toccoa; Bank of Banks County; First National Bank of Gilmer County; The Peoples Bank of Forsyth County; Pickens County Bank; First National Bank of Paulding County; Citizens Bank, Ball Ground, Georgia; Bank of Villa Rica; The Community Bank of Carrollton; and the Bank.

ADDITIONAL CONSIDERATION PAYABLE FOR METRO BANCORP COMMON STOCK

        Generally. Under the Reorganization Plan, First Bancorp is required to distribute additional First Bancorp stock and pay additional cash as additional consideration, up to an aggregate limit of $2,091,940.50 in value, for the Metro Bancorp common stock acquired from Metro Bancorp common shareholders in the reorganization, if certain conditions are met. As set forth in the Reorganization Plan, the amount of additional First Bancorp stock and cash to be received by Metro Bancorp common shareholders will in general be determined based upon amounts collected by the Bank on, and certain other increases in First Bancorp's valuation of, an agreed upon list of loans and real estate still carried on the books of the Bank, during the period beginning on the date of the Reorganization Plan and ending on the date which is 12 months (18 months for certain other real estate owned) after the date of consummation of the merger (the "Test Period"), subject to certain adjustments, all as more fully described below. The list of loans and other real estate owned of the Bank which will be used to determine the additional consideration were mutually agreed upon by Metro Bancorp and First Bancorp as of the date of execution of the Reorganization Plan.

        Calculation of Additional Value. Specifically, the amount of additional consideration payable by First Bancorp will be determined based on the "Additional Value" accruing to the Bank over the course of the Test Period. There will be credited to the "Additional
Value" 100% of all "Criticized Asset Recoveries" on "Criticized Assets" by the Bank during the Test Period. The "Criticized Assets" are a mutually agreed upon pool of loans and other real estate owned, all of which were currently reported on the financial statements of the Bank at the date of execution of the Reorganization Plan. Metro Bancorp and First Bancorp could not agree upon the value of the Criticized Assets, due primarily to concerns of First Bancorp as to the collectibility of the loans constituting the major portion of the Criticized Assets.

        As to each Criticized Asset, there will be determined at 90-day intervals (each a "Sub-Test Period") during the Test Period whether there has been any recovery or collection on each such Criticized Asset that should be credited toward the "Additional Value." A "Criticized Asset Recovery" occurs, as to a Criticized Asset, during a Sub-Test Period when (i) the sum of (a) any "Criticized Asset Collection" with respect to the Criticized Asset and (b) the "Adjusted Value" of the Criticized Asset, less (ii) the "Assumed Value" of the Criticized Asset is a positive amount. "Criticized Asset Collection" means any payments received by the Bank (whether by way of collections from the borrower or any guarantor, the sale of the asset or collateral securing the asset, or otherwise) during the particular Sub-Test Period.

        The "Assumed Value" of a Criticized Asset is its book value as of the beginning of a Sub-Test Period, reduced for the deemed allocation to loan loss reserve or deemed charge down resulting from the "Deemed Asset Quality Grade" of the Criticized Asset. The "Adjusted Value" of a Criticized Asset is its book value as of the end of a Sub-Test Period, reduced for the deemed allocation to loan loss reserve or deemed charge down resulting from the Deemed Asset Quality Grade of the Criticized Asset.

        The "Deemed Asset Quality Grade" of a Criticized Asset is the asset quality grade assigned to the Criticized Asset under the grading system used by The First National Bank of Gainesville and set forth in its loan policy manual. Each Deemed Asset Quality Grade has associated with it a deemed specific allocation of the Bank's loan loss reserve based generally on a percentage of the book value of the Criticized Asset. The applicable grades and the percentages generally associated with those grades are set forth below:

                                             Percentage of Book Value
 Deemed Asset Quality Grade                  Specifically Allocated

      Other Assets Especially
        Mentioned (OAEM)                                 5%
      Substandard                                       10%*
      Doubtful                                          50%*
      Loss                                             100%
      ______________________________________
        *(or the excess of loan principal over collateral value, if greater than the percentage of book value)

        An asset graded as a "Non-earning Asset" generally has been written down to perceived liquidation value with the asset's reserve allocation being charged off against the write-down of the book value of the asset. There is no fixed percentage of Non-earning Assets used to make the deemed specific allocation to loan loss reserve; however, on a loan-by-loan basis deemed specific allocations to loan loss reserve are made for Non-earning Assets.

        As an example of how credits to Additional Value are calculated, if a Criticized Asset has a book value of $100,000 at the beginning of a Sub-Test Period, but has a collectibility grade of "Doubtful," then there would be a deemed specific allocation of the Bank's loan loss reserve of 50% of its book value, resulting in an Assumed Value of the Criticized Asset of $50,000. If the

Bank had Criticized Asset Collections of $50,000 on this Criticized
Asset during the Sub-Test Period, the Criticized Asset's book value at the end of the Sub-Test Period would be $50,000. If as a result of such collections or other factors, the Criticized Asset's Deemed Asset Quality Grade is improved to "Substandard" at the end of the Sub-Test Period (which would require a deemed allocation of the Bank's loan loss reserve of only 10% of the book value of the Criticized Asset), the Criticized Asset's Adjusted Value would be $45,000 ($50,000 less $5,000). The resulting Criticized Asset Recovery for this Criticized Asset for this Sub-Test Period would be $50,000 (the amount of Criticized Asset Collections) plus $45,000 (the Criticized Asset's Adjusted Value) less $50,000 (the Criticized Asset's Assumed Value), or $45,000.

        Criticized Asset Recoveries are computed separately for each Criticized Asset and Sub-Test Period, so that a loss on one Criticized Asset will not offset a recovery on another, and a loss in a subsequent Sub-Test Period with respect to a Criticized Asset will not offset a recovery with respect to that Criticized Asset during a prior Sub-Test Period. However, if a loss is incurred on a Criticized Asset during a prior Sub-Test Period, this loss will offset any recovery with respect to that Criticized Asset during subsequent Sub-Test Periods until it is recouped.

        Criticized Asset Recoveries will be reduced by an amount equal to the additional state and federal income tax which would be paid by the Bank if the recoveries in the tax years in which they occur were treated as additional income to the Bank to be included (subject to all available exemptions, deductions and credits) in the actual tax return calculation for the Bank by the independent public accountants for the Bank. Therefore, there may be reductions in the credits to Additional Value for certain recoveries and corresponding reductions in the additional consideration received by Metro Bancorp shareholders.

        In addition, the amount of Additional Value payable to shareholders will be reduced by any loss sustained or expected to be sustained by the Bank and/or Metro Bancorp during the Test Period, not otherwise covered by insurance, from all claims pending as of the date of the Reorganization Plan and all claims made during the Test Period against the Bank, Metro Bancorp or any of their officers or directors for whatever reasons, but only if and to the extent that the claim arose out of actions or omissions occurring prior to the date of the merger. The Bank and Metro Bancorp are not currently aware of any pending or overtly threatened claims which would give rise to such a reduction. If the Additional Value is reduced by an amount of expected loss that ultimately is not realized in whole or in part, the amount that is not realized shall be added back to the Additional Value when so determined and promptly distributed to the Metro Bancorp shareholders as described below at "Distribution of Additional Value."

        The amount of Additional Value accrues interest from time to time at the published insured "money market" account rate of The First National Bank of Gainesville, provided that Criticized Assets Recoveries are not deemed to have occurred for purposes of this calculation until the end of the Sub-Test Period in which it occurs. As of January 12, 1994, this "money market" rate was 2% per annum. UNDER THE REORGANIZATION PLAN, THE TOTAL AMOUNT OF THE ADDITIONAL CONSIDERATION IS LIMITED TO $2,091,940.50 PLUS THE INTEREST INCREMENT.

        Shareholders Representative Committee. In the Reorganization Plan, First Bancorp has agreed to use reasonable and good faith best efforts to support the Bank in its efforts to maximize the amount of recoveries, which would then be credited toward the "Additional Value," through the Bank's pursuit of collection efforts, rework efforts, reevaluations of collateral and borrower/guarantor payment abilities and otherwise. The Reorganization Plan provides for a "Shareholders Representative Committee" appointed by the board of directors of Metro Bancorp to consult with First Bancorp from time to time concerning such collection, rework, reevaluation and other efforts and to receive from First Bancorp on behalf of the Metro Bancorp shareholders such information concerning those matters as the Committee may reasonably request from time to time. If the Shareholders Representative Committee disagrees with the determination of "Additional

Value" by First Bancorp, the Committee and First Bancorp will attempt to resolve their disagreement through good faith negotiation. If they still cannot resolve their disagreement, the disagreement will be resolved by determination of an independent arbitrator mutually agreed upon by First Bancorp and the Committee. The present members of the Shareholders Representative Committee are Robert R. Pope and A. B. Craven.

        Description of Criticized Assets.    The Criticized Assets consist of
approximately $34,932,439 in principal balances of loans owed the Bank and approximately $6,347,095 in book value of other real estate owned by the Bank.

        The following table sets forth, as of the applicable starting dates determined pursuant to the Reorganization Plan, the Criticized Assets by general type, current balance or book value, and Deemed Asset Quality Grade assigned by First Bancorp. The table also contains a column which sets forth the aggregate amount of deemed loan loss reserve allocation and capital writedown attributed to the Criticized Assets, and the amounts in that column represent the approximate amounts available in effect for recovery and credit to the Additional Value (subject to the $2,091,940.50 maximum amount of additional consideration payable), if the Bank collects or is paid an amount equal to the current balance or book value of the assets shown.

                                                                Loss Reserve
      Type of Asset/        Number of      Current Balance   Allocation/Capital
    Deemed Asset Grade    Relationships    or Book Value         Writedown
    ------------------    -------------    ---------------   ------------------

     "OAEM" Loans              34            $19,788,548        $   989,427
     "Substandard" Loans       22              9,509,830          1,563,291
     "Doubtful" Loans          -0-                -0-                -0-
     "Loss" Loans              20                227,824            227,824
     "Non-Earning Asset"
        Loans                  26              5,406,237          1,247,802
                              ---            -----------        -----------
    Total Relationships       102            $34,932,439        $ 4,028,344
                              ===            ===========        ===========
    Other Real Estate
       Owned                   14            $ 6,347,095        $ 2,419,168
                              ===            ===========        ===========

        The major portion of the Criticized Assets consists of loans for residential construction or residential development loans to various closely held corporations. Such loans are generally secured by residential properties. The Criticized Assets also include a number of loans to individuals secured by the individuals' personal residences. There are also a number of commercial loans to light industrial or commercial businesses, which loans are generally secured by the industrial or commercial real estate being used in the operation of the businesses.

        Additional Value Determination Dates. The aggregate amount of the Additional Value will be determined, for purposes of payment of the Additional Value, as of three successive determination dates. The "First Determination Date" was the last day of the Sub-Test Period which ended at least 35 days prior to the special meeting of Metro Bancorp shareholders. Consequently, the First Determination Date was December 31, 1993. The "Second Determination Date" will be the date which is 12 months after the date of consummation of the merger.
The "Third Determination Date" will be the date which is 18 months after the date of consummation of the merger. Once the aggregate amount of the Additional Value is determined on the basis generally described above, as of a Determination Date, it will be paid, shortly after each such Determination Date, in First Bancorp stock (based on a value of $20.50 per First Bancorp share) and cash, with the amount of additional consideration payable to each Metro Bancorp common shareholder being such shareholder's pro rata share based on the percentage of outstanding Metro Bancorp common shares owned by such shareholder and transferred to First Bancorp in the reorganization. Metro Bancorp shareholders that elected to receive First Bancorp stock in exchange for their Metro Bancorp common stock will receive their share of the additional consideration in First Bancorp stock at a value of $20.50 per share, and Metro Bancorp shareholders that elected to receive cash for their Metro Bancorp common stock will receive their share of the additional consideration in cash (subject to the same limitation explained in the subsection below entitled "Minimum Stock Payment").

        Distribution of Additional Value. The additional consideration payable for Additional Value determined as of the First Determination Date will be paid to Metro Bancorp common shareholders upon consummation of the merger and the conversion of Metro Bancorp stock. The amount of additional consideration determined as of the First Determination Date is $.50 per share of Metro Bancorp common stock. Consequently, upon conversion of Metro Bancorp stock after approval of the merger, each share of Metro Bancorp common stock will be converted into .20 shares of First Bancorp stock (.17 shares under the base exchange ratio plus .03 shares due to accrued additional consideration) or $4.00 in cash ($3.50 under the base cash price plus $.50 due to accrued additional consideration). The exchange ratio of .20 shares of First Bancorp stock for each share of Metro Bancorp common stock results from rounding up the Additional Value payable in First Bancorp stock from .0244 shares to .03 shares for each Metro Bancorp share. The Additional Value payable in First Bancorp stock as of the Second Determination Date will be decreased to account for the additional First Bancorp shares issued due to rounding up the exchange ratio for Additional Value as of the First Determination Date. It is anticipated that the additional consideration determined as of the Second and Third Determination Dates will be paid on or about March 31, 1995 and September 30, 1995, respectively. See "FEDERAL INCOME TAX CONSEQUENCES."

        THE AMOUNT OF THE ADDITIONAL CONSIDERATION PAYABLE BY FIRST BANCORP IS COMPLETELY CONTINGENT ON THE COLLECTION, ASSET UPGRADE AND DISPOSITION EFFORTS OF THE BANK DURING THE TEST PERIOD AND IS SUBJECT TO ADJUSTMENTS AND SETOFFS, THE AMOUNTS OF WHICH CANNOT BE CURRENTLY ESTIMATED. THERE CAN BE NO ASSURANCE THAT ANY OR ANY PARTICULAR AMOUNT OF ADDITIONAL CONSIDERATION WILL BE PAYABLE AFTER THE DATE OF THE MERGER. IN MAKING THEIR DECISION WHETHER TO VOTE TO APPROVE THE MERGER, SHAREHOLDERS OF METRO BANCORP SHOULD CONSIDER THE SPECULATIVE NATURE OF THE POSSIBILITY OF PAYMENT OF ANY ADDITIONAL CONSIDERATION AFTER THE DATE OF THE MERGER.

        REFERENCE IS MADE TO A COPY OF THE REORGANIZATION PLAN ATTACHED IN FULL AS APPENDIX A HERETO FOR A COMPLETE STATEMENT OF THE TERMS AND CONDITIONS FOR PAYMENT OF THE ADDITIONAL CONSIDERATION. THE STATEMENTS CONTAINED HEREIN WITH RESPECT TO PAYMENT OF THE ADDITIONAL CONSIDERATION ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO APPENDIX A.

MINIMUM STOCK PAYMENT

        Under the Reorganization Plan, in all events First Bancorp will exchange First Bancorp stock for at least 1,338,842 shares (adjusted as set forth in the following sentence) (as adjusted as provided below, the "Minimum Stock Amount") of Metro Bancorp common stock. The minimum aggregate number of shares of Metro Bancorp common stock to be exchanged for First Bancorp stock shall be decreased by such number of Metro Bancorp common shares equal to the number of First Bancorp shares exchanged for Series A preferred stock of Metro Bancorp in the merger divided by .17. In the event the aggregate amount of Metro Bancorp common stock otherwise to be exchanged for First Bancorp stock is less than the Minimum Stock Amount, then those Metro Bancorp shareholders electing to receive cash for Metro Bancorp common stock shall receive in satisfaction of their cash election a pro rata amount of cash and First Bancorp stock, the proration to be made on the basis of the percentage resulting from dividing the shortfall in Metro Bancorp common stock to be exchanged for First Bancorp stock (the amount by which the Minimum Stock Amount exceeds the number of Metro Bancorp common shares to be exchanged for First Bancorp stock pursuant to election by Metro Bancorp common shareholders) by the total Metro Bancorp common shares to be exchanged for cash pursuant to election by Metro Bancorp shareholders; the resulting percentage multiplied times the amount of Metro Bancorp common stock of a Metro Bancorp shareholder elected to be exchanged for cash shall be exchanged for First Bancorp stock, with the remainder of such shareholder's Metro Bancorp common shares being exchanged for cash. UNDER THE REORGANIZATION PLAN, IF METRO BANCORP SHAREHOLDERS ELECT TO CONVERT LESS THAN 1,338,842 SHARES (ADJUSTED AS SET FORTH ABOVE) INTO FIRST BANCORP STOCK, METRO BANCORP SHAREHOLDERS ELECTING TO RECEIVE CASH FOR ALL OR A PORTION OF THEIR METRO BANCORP COMMON STOCK SHALL RECEIVE, ON A PRORATA BASIS, LESS CASH AND MORE FIRST BANCORP STOCK THAN ELECTED BY THEM, SO THAT THE MINIMUM AGGREGATE NUMBER OF METRO BANCORP COMMON SHARES EXCHANGED FOR FIRST BANCORP STOCK WILL BE 1,338,842 SHARES (ADJUSTED AS SET FORTH ABOVE).

REASONS FOR THE REORGANIZATION; RECOMMENDATION OF BOARD OF DIRECTORS

        The Board of Directors of Metro Bancorp has approved the Reorganization Plan and recommends that the shareholders of Metro Bancorp vote in favor of its approval.

        In deciding to approve and recommend the Reorganization Plan, the Board of Directors considered a number of factors. In late August, 1993, Metro Bancorp's Board of Directors recognized that Metro Bancorp would not meet a September 30, 1993 deadline to increase the Bank's capital by $500,000. At the same time the Bank's chief executive officer resigned from his position and left the Bank without a senior lending officer or chief executive officer. The Board believed that it was in Metro Bancorp's best interest to merge with a company who could provide significant capital and management resources. These resources were needed for the Bank to meet its requirements under the Capital Plan and the Corrective Program. The Board of Directors considered several alternatives and decided to approve the Reorganization Plan because of the fairness of the exchange ratio, the opportunity to continue their investment in the Bank through the investment in First Bancorp, the enhancement of the geographic diversity of the stock investment, the financial condition and performance of First Bancorp, the tax-free nature of the exchange to the common shareholders of Metro Bancorp electing to receive First Bancorp stock, the market for First Bancorp stock, the local focus of First Bancorp's management and business philosophy, and the additional financial and management resources that would be available for delivery of banking services in Douglas County.
The Board of Directors also considered the requirement under the Corrective Program that the equity capital of the Bank be increased to a level equal to at least 6% of total assets and First Bancorp's commitment to contribute $1,000,000 to the equity capital of the Bank upon consummation of the merger. All factors were considered important and no relative or specific weights were assigned to them.

        The Board of Directors of Metro Bancorp believes that the proposed exchange ratio of .17 shares (.20 shares when the accrued additional consideration is included) of First Bancorp stock for each share of Metro Bancorp common stock, or the payment of $3.50 in cash ($4.00 when the accrued additional consideration is included) for each share of outstanding common stock of Metro Bancorp, plus the possibility of more additional consideration as discussed above, all of which was negotiated at arms-length, is fair to the common shareholders of Metro Bancorp. Due to recoveries on the Criticized Assets as discussed above, the amount of additional consideration payable to common shareholders of Metro Bancorp as of December 31, 1993 is $.50 per share of Metro Bancorp common stock. Consequently, upon conversion of Metro Bancorp common stock if the merger is approved, each share of Metro Bancorp common stock will be converted into .20 shares of First Bancorp stock (.17 shares under the base exchange ratio plus .03 shares due to accrued additional consideration) or $4.00 in cash ($3.50 under the base cash price plus $.50 due to accrued additional consideration).

        In assessing the fairness of the exchange ratio, the Board examined the financial condition and historical performance of First Bancorp and Metro Bancorp, the historical trading prices of First Bancorp stock (and, to the extent available, the historical trading prices of Metro Bancorp stock), the dividend payment history of First Bancorp and Metro Bancorp, and other information. Based on that information and its analysis, the Board concluded that the value of the exchange of .17 First Bancorp shares or the payment of $3.50 in cash for each share of outstanding common stock of Metro Bancorp, plus the possibility of additional consideration as discussed above, represented a fair multiple of the book value, market value and earnings per share of Metro Bancorp common stock. The Board did not obtain an independent appraisal or opinion concerning the fairness of the exchange ratio. See "PER SHARE INFORMATION", "MARKET AND STOCK PRICE" and other financial information appearing elsewhere in this Proxy Statement.

        The Board of Directors believes that the proposed reorganization will offer the common shareholders of Metro Bancorp the opportunity to continue their investment in the Bank through their investment in First Bancorp, while enhancing the geographic diversity of that investment. Common shareholders of Metro Bancorp currently own an equity interest in a $135 million asset one-bank holding company operating only in Douglas County. Following the proposed reorganization, those shareholders, if they elect to receive First Bancorp stock, would own an equity investment in a $2.2 billion asset multi-bank holding company operating 16 banks across North Georgia.

        The proposed Reorganization Plan allows common shareholders of Metro Bancorp to exchange their current equity interest for common stock of First Bancorp without recognizing income for federal income tax purposes. Income would be recognized upon a subsequent sale of the First Bancorp stock received if the sales price exceeds the shareholder's tax basis in the stock sold. See "FEDERAL INCOME TAX CONSEQUENCES."

        The Board of Directors viewed favorably the enhanced investment liquidity offered by the proposed Reorganization Plan. Unlike Metro Bancorp common stock, the common stock of First Bancorp is traded in the over-the-counter market. Subject to certain restrictions applicable to affiliates, the stock of First Bancorp should generally be more readily marketable than the common stock of Metro Bancorp. See "MARKET AND STOCK PRICE INFORMATION."

        The Board of Directors also concluded that the Reorganization Plan offered Series 1992 preferred shareholders the opportunity to liquidate their investment in Metro Bancorp at a fair cash price. In addition, the Reorganization Plan provides the means of redeeming, in effect, all of the Series A preferred stock, which is held by Bank South, N.A., at a fair price.

        First Bancorp's business philosophy emphasizes local management of its subsidiary banks under the direction of a board of directors comprised primarily of local citizens. Following the proposed reorganization the Bank anticipates that no significant changes will be made to the management or board of directors of the Bank. Banking decisions will continue to be made locally. Centralization of certain non-retail functions and access to greater financial and other resources of the First Bancorp organization should allow the Bank to deliver more efficiently an even greater array of banking services than currently offered.

        THE BOARD OF DIRECTORS OF METRO BANCORP RECOMMENDS THAT METRO BANCORP SHAREHOLDERS VOTE FOR THE REORGANIZATION PLAN.

CONVERSION OF METRO BANCORP STOCK

        Upon consummation of the reorganization, each of the outstanding shares of common stock of Metro Bancorp will be converted into .20 shares of fully paid and non-assessable common stock of First Bancorp (.17 shares under the base exchange ratio plus .03 shares due to accrued additional consideration) or $4.00 in cash ($3.50 under the base cash price plus $.50 due to accrued additional consideration), or a combination thereof (subject to proportionate adjustment in the event of a First Bancorp stock split or stock dividend prior to the consummation of the merger). In addition, Metro Bancorp shareholders may receive more additional consideration for their Metro Bancorp stock as set forth above. Please refer to the preceding section entitled "Reasons for the Reorganization" for a discussion of how stock values and prices were arrived at for Metro Bancorp and First Bancorp stock. Of course, First Bancorp share prices are subject to market fluctuations. See "MARKET AND STOCK PRICE INFORMATION".

        Owners of five percent or more of Metro Bancorp common stock or preferred stock and the Metro Bancorp directors and officers who are shareholders of Metro Bancorp will receive First Bancorp common stock or cash on the same basis as other shareholders of Metro Bancorp. Assuming consummation of the merger, and receipt by Metro Bancorp common shareholders of .20 First Bancorp shares for each share of Metro Bancorp common stock, Metro Bancorp common shareholders would receive a maximum of 278,925 First Bancorp shares, which would be approximately 1.8% of the shares of First Bancorp common stock outstanding immediately after consummation of the Reorganization Plan. See "Description of the Reorganization."

        IF THE REORGANIZATION PLAN IS APPROVED, EACH SHARE OF METRO BANCORP COMMON STOCK (OTHER THAN SHARES HELD BY DISSENTERS) WILL BE CONVERTED INTO .20 SHARES OF FIRST BANCORP COMMON STOCK OR $4.00 IN CASH, OR A COMBINATION THEREOF, AS A RESULT OF THE MERGER. SHAREHOLDERS MAY RECEIVE ADDITIONAL CONSIDERATION IN FIRST BANCORP STOCK OR CASH AS EXPLAINED ABOVE.

ELECTIONS BY METRO BANCORP COMMON SHAREHOLDERS

        A Form of Election will be mailed to each Metro Bancorp common shareholder upon approval of the Reorganization Plan by the shareholders. Any Metro Bancorp common shareholder desiring to receive cash in exchange for his Metro Bancorp common stock may exercise his election to receive cash by so designating on the Form of Election, and returning such Form to the exchange agent (First Bancorp). The Form of Election should be completed as provided in the instructions accompanying the Form. An election to receive cash in exchange for Metro Bancorp common stock shall be effective only if the Form of Election, properly completed and signed by the Metro Bancorp common shareholder, shall have been received by First Bancorp by 5:00 P.M. on the business day which is 20 days after mailing out the Form of Election. METRO BANCORP COMMON SHAREHOLDERS WITH RESPECT TO WHOM AN EFFECTIVE FORM OF ELECTION HAS NOT BEEN RECEIVED BY FIRST BANCORP BY 5:00 P.M. ON THE BUSINESS DAY WHICH IS 20 DAYS AFTER MAILING OUT THE FORMS OF ELECTION SHALL BE DEEMED TO HAVE ELECTED TO CONVERT THEIR STOCK INTO .20 SHARES OF FIRST BANCORP COMMON STOCK FOR EACH METRO BANCORP COMMON SHARE (PLUS RECEIVE FIRST BANCORP STOCK IN PAYMENT OF ANY ADDITIONAL CONSIDERATION), IF THE REORGANIZATION PLAN IS APPROVED. YOUR ELECTION ON THE FORM OF ELECTION MAY BE REVOKED OR CHANGED BY SO NOTIFYING FIRST BANCORP IN WRITING NO LATER THAN 5:00 P.M. ON THE LAST DAY FOR RECEIPT OF FORMS OF ELECTION. THEREAFTER, YOUR ELECTION MAY NOT BE REVOKED OR CHANGED.

FRACTIONAL SHARES

        No fractional shares will be issued. Any common shareholder who would be entitled to a fraction of a First Bancorp share will receive a cash payment in lieu of such fractional share in an amount determined by multiplying the fraction of a share he would otherwise be entitled to receive by $20.50.

MANNER OF SURRENDERING METRO BANCORP STOCK

        After the effective date of the reorganization, each holder of a certificate or certificates representing shares of common stock of Metro Bancorp (except holders who have filed notice of their election to dissent from the merger in accordance with applicable law) will surrender such certificates to the exchange agent (First Bancorp), and will receive in exchange either (i) if the shareholder elects to receive First Bancorp stock, a certificate representing the number of shares of First Bancorp stock into which such Metro Bancorp shares have been converted at the conversion ratio set forth in this Proxy Statement and in the Reorganization Plan and a First Bancorp check in settlement for a fractional share of First Bancorp stock, if any, or (ii) if the shareholder elects to receive cash, a First Bancorp check payable to such shareholder in the amount of the cash price payable for such shareholder's stock as set forth herein and in the Reorganization Plan, or (iii) a combination of First Bancorp stock and cash. THE AMOUNT OF CASH AND NUMBER OF FIRST BANCORP SHARES WHICH A METRO BANCORP SHAREHOLDER MAY RECEIVE MAY DIFFER FROM HIS ELECTION IF THE MINIMUM STOCK PAYMENT REQUIREMENT REFERRED TO ABOVE IS NOT MET THROUGH SHAREHOLDER ELECTIONS. IN THAT EVENT, THERE WOULD BE A PRO RATA REDUCTION IN THE CASH PAYMENT AS DESCRIBED ABOVE.

        After the effective date, until surrendered, each Metro Bancorp certificate, except certificates held by persons who have filed notice of their election to dissent from the merger in accordance with applicable law and except for certificates of shareholders electing to receive cash, shall be deemed for all corporate purposes to evidence the number of whole shares of First Bancorp common stock into which the Metro Bancorp stock represented by such certificate shall have been converted, and such certificates, as between the holders and First Bancorp shall evidence the holder's right to receive First Bancorp stock certificates in accordance with the Reorganization Plan. After the effective date of the reorganization, each holder of a certificate or certificates representing shares of Series 1992 preferred stock of Metro Bancorp (except holders who have filed notice of their election to dissent from the merger in accordance with applicable law) will surrender such certificates to the exchange agent (First Bancorp), and will receive in exchange a First Bancorp check payable to such shareholder in the amount of the cash price payable for such shareholder's stock as set forth herein and in the Reorganization Plan.

        PLEASE NOTE, HOWEVER, THAT FIRST BANCORP STOCK CERTIFICATES AND CASH PAYMENTS WILL NOT BE DISTRIBUTED TO METRO BANCORP SHAREHOLDERS UNTIL THEIR METRO BANCORP CERTIFICATES HAVE BEEN SURRENDERED TO FIRST BANCORP, AND DIVIDENDS OR OTHER DISTRIBUTIONS PAYABLE TO METRO BANCORP SHAREHOLDERS IN RESPECT OF FIRST BANCORP STOCK INTO WHICH METRO BANCORP COMMON STOCK HAS BEEN CONVERTED UNDER THE REORGANIZATION PLAN WILL BE RETAINED, WITHOUT INTEREST, FOR THE ACCOUNT OF SUCH SHAREHOLDERS AND WILL NOT BE PAID UNTIL THEIR METRO BANCORP CERTIFICATES HAVE BEEN SURRENDERED IN EXCHANGE FOR FIRST BANCORP CERTIFICATES. NO INTEREST WILL BE PAYABLE ON CASH PAYMENTS TO WHICH METRO BANCORP SHAREHOLDERS MAY BE ENTITLED, EITHER BEFORE OR AFTER THE EFFECTIVE DATE UNLESS SUCH CASH PAYMENTS ARE WITHHELD DUE TO THE NEGLIGENCE OR BAD FAITH OF FIRST BANCORP.

ISSUANCE OF FIRST BANCORP SHARES

        Subject to the terms and conditions of the Reorganization Plan, First Bancorp will issue and pay to each Metro Bancorp shareholder after the effective date of the reorganization, upon surrender of his Metro Bancorp stock certificates to First Bancorp accompanied by properly completed and signed endorsements and transmittal instructions, certificates representing shares of First Bancorp stock or its checks for cash payments in accordance with the Reorganization Plan.

SOURCE OF FUNDS

        The amount of cash required by First Bancorp in connection with the reorganization for cash payments to Metro Bancorp shareholders, payments due dissenters (if any), contribution to capital of the Bank, and payment of debts of Metro Bancorp will come from funds currently held by First Bancorp and from a loan to First Bancorp from Trust Company Bank of Atlanta. The loan will be amortized over a period of between 10 and 15 years, and none of the Metro Bancorp stock or stock of the Bank will be pledged to secure the loan. Trust Company Bank has given First Bancorp a firm commitment for a loan in any amount up to $5,000,000.

SHAREHOLDER APPROVAL

        Consummation of the Reorganization Plan requires the affirmative vote of a majority of the holders, voting as a single group, of the outstanding shares of Metro Bancorp common stock and Metro Bancorp Series 1992 preferred stock. In addition, the affirmative vote of a majority of the holders of the outstanding shares of Metro Bancorp Series A preferred stock, voting as a separate group, is also required for approval of the Reorganization Plan. Bank South, N.A., the sole Series A preferred shareholder, has agreed to vote in favor of the Reorganization Plan. Approval of the shareholders of First Bancorp is not required.

CONDITIONS TO CERTAIN OBLIGATIONS OF METRO BANCORP

        Under the Reorganization Plan, the obligation of Metro Bancorp to consummate and effect the merger contemplated by the Reorganization Plan is subject to the satisfaction of certain conditions, including the following:

            (a)  There shall have been issued an opinion of Stewart, Melvin
            & House, counsel to First Bancorp, to the effect that, under applicable provisions of the Internal Revenue Code of 1986, as amended, no gain or loss will be recognized for federal income tax purposes by Metro Bancorp, First Bancorp or the common shareholders of Metro Bancorp from the exchange of their common stock to the extent that they receive only stock of First Bancorp in the exchange. The opinion will not state that cash received in payment for shares or in exchange for fractional shares or in the exercise of dissenters' rights will be nontaxable. The opinion will state that some First Bancorp shares paid to Metro Bancorp common shareholders as additional consideration will be taxable to Metro Bancorp common shareholders as interest income deemed to be received under the original issue discount regulations.

            (b) As of the date of the merger, there shall have occurred no material adverse change in the financial condition or results of operations of First Bancorp from that represented in the consolidated financial statements of First Bancorp as of December 31, 1992, and there shall not have occurred any loss or damage to any of its properties or assets which would materially impair its ability to conduct its business after the merger as it is now being conducted.

            (c) The representations of First Bancorp contained in the Reorganization Plan shall be true in all material respects as of the date of the merger.

CONDITIONS TO CERTAIN OBLIGATIONS OF FIRST BANCORP

        Under the Reorganization Plan, the obligation of First Bancorp to consummate and effect the merger contemplated by the Reorganization Plan is subject to the satisfaction of certain conditions, including the following:

            (a) The representations of Metro Bancorp contained in the Reorganization Plan shall be true in all material respects as of the date thereof and as of the time of the merger.

            (b) Metro Bancorp shall have timely performed all agreements and covenants required by the Reorganization Plan to be performed by it at or prior to the merger.

            (c) As of the proposed date of the merger, there shall have occurred no material adverse change in the financial condition or results of operations of Metro Bancorp and the Bank from that presented in the financial statements of Metro Bancorp and the Bank as of December 31, 1992, and there shall not have occurred any loss or damage to any of their properties or assets which would materially adversely affect their financial condition or impair their ability to conduct their businesses after the merger as now being conducted, except for changes previously disclosed to First Bancorp, changes contemplated by the Reorganization Plan and changes in material conformity with expected changes in financial condition and results of operations discussed before execution of the Reorganization Plan.

            (d) First Bancorp shall have received an opinion of KPMG Peat Marwick, in form and substance reasonably satisfactory to the Board of Directors of First Bancorp to the effect that the transactions contemplated by the Reorganization Plan may be accounted for by First Bancorp using the purchase method of accounting.


CONDITIONS TO CERTAIN OBLIGATIONS OF BOTH FIRST BANCORP AND METRO BANCORP

        Under the Reorganization Plan, the obligations of First Bancorp and Metro Bancorp to consummate the merger contemplated by the Reorganization Plan are, at the option of either of them, subject to the following conditions having been satisfied:

            (a) The holders of (i) a majority of the aggregate outstanding common stock and Series 1992 preferred stock of Metro Bancorp and
            (ii) a majority of the outstanding Series A preferred stock of Metro Bancorp shall have voted in favor of the merger at the special meeting of the shareholders duly called and held with respect thereto pursuant to proper notice of such meeting accompanied by a proper proxy statement.

            (b) Any and all orders, permits, approvals, licenses or qualifications from authorities administering federal laws or laws of any state or other political subdivision having jurisdiction required for the consummation of the transaction contemplated by the Reorganization Plan shall have been obtained. The Reorganization Plan and the sale or exchange of the shares therein contemplated must be in compliance with regulations and directives of all governmental agencies having jurisdiction.

            (c) At the time of mailing the Proxy Statements to shareholders of Metro Bancorp and thereafter through the closing date, the First Bancorp stock to be received by Metro Bancorp shareholders upon the conversion of their stock shall be the subject of an effective registration statement under the Federal Securities Act of 1933 and shall be duly registered or qualified under the securities laws of all states in which registration or qualification is required, or must be exempt therefrom.

ACCOUNTING TREATMENT

        First Bancorp will account for the merger under the purchase method of accounting in accordance with generally accepted accounting principles, which, among other things, require that the merger be recorded at cost. Under the purchase method of accounting business combinations are recorded at cost. The determination of cost is usually based on the fair value of assets acquired and the fair value of liabilities assumed by allocating the consideration given (here, First Bancorp stock and cash) to assets received and liabilities assumed. The identifiable assets and liabilities should be assigned a portion of the total cost (here, First Bancorp stock and cash) based on fair value at the date of acquisition. Any excess of cost or purchase price over the amount assigned to identifiable assets less liabilities should be recorded as goodwill. Alternatively, any excess of the assigned value of the net assets acquired over the purchase price should be recorded as a reduction of the assigned value of buildings and equipment acquired. It is anticipated that the purchase price will exceed the assigned value of the net assets acquired.

INTERESTS OF CERTAIN PERSONS IN THE REORGANIZATION

        The Commercial Bank Employee Stock Ownership Plan (the "ESOP"), a qualified retirement plan which owns common stock of Metro Bancorp, will be terminated after the merger, under the terms of the Reorganization Plan. Each participant with an account under the ESOP will be fully vested in amounts allocated to his or her account(s) under the ESOP as of the date of termination of the ESOP. If the merger is approved by the shareholders of Metro Bancorp, the trustee of the ESOP will either exchange the ESOP's Metro Bancorp stock in the merger for cash or exchange it for First Bancorp stock, as determined by the trustee. The participants' accounts under the terminated ESOP will be distributed to the participants after the plan sponsor obtains a determination letter from the Internal Revenue Service that the ESOP is qualified at its termination.



               EFFECT OF REORGANIZATION ON COMMON SHAREHOLDERS



        If the proposed reorganization is consummated, the holders of the common stock of Metro Bancorp will receive at their option common stock of First Bancorp, cash, or a combination thereof. As has been the case with Metro Bancorp common stock, the rights of holders of common stock of First Bancorp will be governed by the provisions of the Georgia Business Corporation Code and Federal and State laws regulating bank holding companies.

        If a shareholder has shares of Metro Bancorp common stock converted by the merger into First Bancorp stock, the shareholder's percentage of equity ownership in First Bancorp will be substantially less than his or her present percentage of equity ownership in Metro Bancorp. Shareholders will receive dividend distributions in the form of cash, stock or other property on each share of Metro Bancorp common stock converted into shares of First Bancorp stock if, when and in the form that such dividends are declared by the Board of Directors of First Bancorp.

        After the merger, the former common shareholders of Metro Bancorp will have no continuing interest in the assets or business of the Bank except as shareholders of First Bancorp.

PREEMPTIVE RIGHTS

        FIRST BANCORP COMMON STOCK

        Shareholders of First Bancorp do not have the preemptive right to subscribe for additional shares in proportion to the number of shares of capital stock owned at the time any increase is authorized. Consequently, an offering of First Bancorp stock, after the reorganization, could result in an existing shareholder's percentage of ownership being reduced by an increase in the number of outstanding shares. In addition, shares of First Bancorp can be issued by authorization of the Board of Directors of First Bancorp without any approval of the shareholders, except in certain instances prescribed by the Georgia Business Corporation Code.


        METRO BANCORP COMMON STOCK

        The Georgia Business Corporation Code generally provides Metro Bancorp common shareholders with preemptive rights on the issuance of additional shares of stock. Each shareholder is entitled to subscribe for such shares in proportion to the number of shares owned at the time the increase is authorized by the shareholders. Metro Bancorp common shareholders have no preemptive rights with respect to Metro Bancorp shares issued as a share dividend, fractional shares, shares issued to effect a merger or share exchange, shares issued as compensation to directors, officers or employees upon terms approved by the shareholders, or shares sold otherwise than for money and deemed advantageous to the corporation by the board of directors.

CUMULATIVE VOTING RIGHTS

        FIRST BANCORP COMMON STOCK

        The shareholders of First Bancorp have cumulative voting rights in the election of directors, that is, the right to vote the number of shares owned by them for as many persons as there are directors to be elected, or to accumulate such shares and give one candidate as many votes as the number of directors to be elected multiplied by the number of their shares shall equal, or to distribute them on the same principle among as many candidates as they shall think fit. The purpose of cumulative voting is to allow minority shareholders a better chance to elect representation on the Board of Directors which is closer in proportion to their stock ownership. The voting upon other transactions by the shareholders of First Bancorp is on the basis of one vote for each share without any cumulative voting rights.

        METRO BANCORP COMMON STOCK

        Common shareholders of Metro Bancorp have no cumulative voting rights in the election of directors; for all purposes each holder of record of shares of common stock of Metro Bancorp is entitled to one vote for each share of common stock outstanding in his name on the books of the corporation.


LIMITATIONS OF LIABILITY OF DIRECTORS; INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

        FIRST BANCORP

        The bylaws of First Bancorp provide for the indemnification of directors and officers of the corporation. The provisions allow indemnification of such persons for reasonable expenses and damages incurred in connection with any action, suit or proceeding, civil or criminal, to which they shall be made a party by reason of their being or having been a director, officer or employee. However, no person shall be indemnified or reimbursed in relation to any matter in such action, suit or proceeding as to which he shall be finally adjudged to have been guilty of or liable for gross negligence, willful misconduct, or criminal acts. First Bancorp's bylaws also provide for the purchase of insurance for the purpose of such indemnification. First Bancorp currently provides this insurance coverage. These indemnification provisions are in addition to indemnification otherwise provided under the Georgia Business Corporation Code (O.C.G.A. Section 14-2-851), which is hereinafter described. The Georgia Business Corporation Code (O.C.G.A. Section 14-2-851), provides that an officer or director may be indemnified (1) in the case of actions by third persons, if he acted in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in regard to criminal actions, he had no reasonable cause to believe that his conduct was unlawful and (2) in the case of actions by or on behalf of the corporation, if he acted in good faith and in a manner he reasonably believed to be in the best interests of the corporation unless he has been adjudged liable for negligence or misconduct in the performance of his duty to the corporation and the court in which such action is brought has not determined that he should, nevertheless, be indemnified.

        In addition to the above-described indemnification provisions, the articles of incorporation of First Bancorp have provisions limiting the liability of directors.

        In response to increasing concern over liability exposure of corporate officers, directors and employees, the Georgia legislature, in 1987, following a trend begun by Delaware and followed by several other states, passed legislation broadening the ability of corporations to relieve corporate directors of exposure to liability.

        As permitted by Georgia law, the articles of incorporation of First Bancorp were amended in 1990 to limit the standards of conduct required of directors by providing that no director shall be personally liable to the corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director; provided, however, that this provision does not eliminate or limit the liability of a director:

        (a) For any appropriation, in violation of his duties, of any business opportunity of the corporation;

        (b) For acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

        (c) For the types of liabilities set forth in Official Code of Georgia Annotated Section 14-2-832 (relating primarily to improper dividends or other distributions by the corporation);

        (d) For any transaction from which the director derives an improper personal benefit; or

        (e) For any liability or expenses related to any action or omission by a director occurring prior to the adoption of the amendment.

Further, the right of First Bancorp or its shareholders to seek injunctive or other equitable relief not involving monetary damages is not limited by the above provisions.

         METRO BANCORP

        The bylaws of Metro Bancorp provide for the indemnification of directors and officers of the corporation. The provisions require indemnification of such persons for expenses (including



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
        attorney's fees) incurred in connection with any action, suit or proceeding, civil or criminal, to which they shall be made a party by reason of their being or having been a director, officer or employee, if such persons have been successful on the merits in defense of any such action, suit or proceeding and if such persons acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation. In addition, the provisions allow indemnification of such persons for expenses (including attorney's fees), judgments, fines and amounts paid in settlement in connection with any such action, suit or proceeding referred to above, if such persons acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and had no reasonable cause to believe their conduct was unlawful and if indemnification is authorized in the specific case by the Board of Directors of Metro Bancorp. Metro Bancorp's bylaws also provide for the purchase of insurance for the purpose of such indemnification. Metro Bancorp currently provides this insurance coverage.

        In addition, under the Georgia Business Corporation Code Metro Bancorp is permitted to indemnify by specific action by its board of directors, a director or officer made a party to a proceeding because he is or was a director or officer against liability incurred in the proceeding if he acted in a manner he believed in good faith to be in or not opposed to the best interests of Metro Bancorp and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Metro Bancorp is not permitted to indemnify a director or officer in connection with a proceeding by or in the right of Metro Bancorp in which the director or officer was adjudged liable to Metro Bancorp, or in connection with any other proceeding in which he was adjudged liable on the basis that personal benefit was improperly received by him. Indemnification in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

        In addition, to the above-described indemnification provisions, the articles of incorporation of Metro Bancorp have provisions limiting the liability of directors. The provisions are the same as those contained in the articles of incorporation of First Bancorp, which are discussed above in the immediately preceding subsection.

        The bylaws of the Bank provide that any person may be indemnified or reimbursed by the Bank for reasonable expenses actually incurred in connection with any action, suit or proceeding, civil or criminal, to which he shall be made a party by reason of the fact that he is or was a director, trustee, officer, employee, or agent of the Bank, or that he is or was serving, at the request of the Bank, as a director, trustee, officer, employee or agent of another firm, corporation trust or other organization or enterprise. However, no person shall be so indemnified or reimbursed in relation to any matter in such action, suit or proceeding as to which he shall finally be adjudged to have been guilty of or liable for gross negligence, willful misconduct or criminal acts in the performance of his duties to the Bank, or to such other firm, corporation, trust, organization, or enterprise. In addition, no person shall be so indemnified or reimbursed in relation to any matter in such action, suit, or proceeding which has been the subject of a compromise settlement, except with the approval of (i) a court of competent jurisdiction, (ii) the holders of record of a majority of the outstanding shares of capital stock of the Bank, or (iii) a majority of the members of the board of directors then holding office, excluding the votes of any directors who are parties to the same or substantially the same action, suit or proceeding.

        Expenses incurred in defending any action, suit or proceeding referred to above may be paid by the Bank in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Bank as provided above.

        The Bank's bylaws also provide that the corporation, upon the affirmative vote of a majority of its board of directors, may purchase and maintain insurance on behalf of any person who is or was a director, trustee, officer, employee or agent of the Bank or is or was serving, at the request of the Bank, as a director, trustee, officer, employee, or agent of another firm, corporation, trust, or other organization or enterprise, against liability asserted against him and incurred by him in such capacity or arising out of his status as such, whether or not the Bank would have the power to indemnify him against such liability under the provisions of the bylaws. The Bank currently provides this insurance coverage.

        The Bank's bylaws provide that the foregoing rights of indemnification or reimbursement shall not be exclusive of other rights to which the persons referred to above, or their heirs, executors, or administrators, may be entitled as a matter of law and the Bank may indemnify such persons to the extent permitted by the Financial Institutions Code of Georgia and the Georgia Business Corporation Code, as such laws may be amended from time to time.


DIVIDEND RESTRICTIONS

        FIRST BANCORP

        Under the Georgia Business Corporation Code, dividends may be declared and distributed by First Bancorp so long as:

         (a) such distribution would not render First Bancorp unable to pay its debts as they become due in the usual course of business; or

         (b) such distribution would not cause First Bancorp's total assets to be less than the sum of its total liabilities plus the amount that would be needed, if First Bancorp were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution (no preferential rights presently exist).

        The source for payment of dividends by First Bancorp generally is dividends to First Bancorp from its bank subsidiaries. Dividends to First Bancorp from its bank subsidiaries are subject to applicable banking law dividend restrictions, which in the case of its national bank subsidiaries, would include those restrictions applicable to national banks. Upon receipt of dividends from its bank subsidiaries, First Bancorp would then decide upon the issuance of dividends to its shareholders (including those shareholders receiving First Bancorp stock pursuant to the Reorganization Plan) based upon the earnings of all of its subsidiaries and based upon any decision by the First Bancorp Board that certain earnings should be retained at the holding company level.


        METRO BANCORP

        Being a Georgia corporation, dividend restrictions applicable to Metro Bancorp are the same as those applicable to First Bancorp. In addition, dividends on the Series 1992 preferred stock and on the Series A preferred stock are payable prior and in preference to any dividends payable on Metro Bancorp common stock. The source of payment of dividends by Metro Bancorp generally is dividends from the Bank, which are restricted by statute, regulation and the Bank's Corrective Program. See notes 10 and 11 of the consolidated financial statements of Metro Bancorp on pages F-19 and F-20 of this Proxy Statement. However, assuming the proposed Reorganization Plan is approved, the merger would affect dividend payments of the Bank in that allowable dividends declared by its board from time to time would be paid to First Bancorp along with dividends of First Bancorp's other subsidiaries which declare dividends.

SHAREHOLDER VOTING RIGHTS

                          FIRST BANCORP

        A majority vote of the shareholders is required under the Georgia Business Corporation Code for the approval of certain mergers and consolidations, for the sale, exchange or lease of substantially all the assets, or for the dissolution of First Bancorp. A majority vote of the shareholders is also required to increase the amount of authorized capital stock of First Bancorp. However, First Bancorp may enter into merger transactions without shareholder approval pursuant to Section 14-2-1103 of the Georgia Business Corporation Code if (i) First Bancorp is the surviving corporation, (ii) the merger will not effect any change in or amendment to its articles of incorporation, (iii) each share of First Bancorp outstanding immediately prior to the effectiveness of the merger is to remain outstanding and unchanged after the merger, and (iv) either no new shares of First Bancorp are to be issued or any new shares of First Bancorp to be issued under the plan of merger may be issued by the Board of Directors without further authorization by the shareholders of First Bancorp.

        Shares of First Bancorp stock may be issued by authorization of the Board of Directors of First Bancorp without any approval of the shareholders, except in certain instances prescribed by the Georgia Business Corporation Code. Therefore, in most cases the Board of Directors will be able to issue shares of First Bancorp stock for any lawful corporate purpose without the approval of the shareholders, and the shareholders will not have any preemptive right to acquire such shares in proportion to their ownership interest in First Bancorp.

        As stated above, shareholders of First Bancorp have cumulative voting rights in the election of directors; otherwise each share is entitled to one vote on all corporate matters.

                          METRO BANCORP

        Unlike First Bancorp, a majority vote of the common shareholders voting as a separate group and a majority vote of the Series A preferred shareholders voting as a separate group are required under the Georgia Business Corporation Code and the Metro Bancorp articles of incorporation for the sale, exchange or lease of substantially all the assets, to increase the amount of authorized capital of Metro Bancorp, or for the approval of certain mergers, a consolidation or a voluntary dissolution of Metro Bancorp. The holders of Series 1992 preferred stock are not entitled to vote on any corporate matters, except under certain circumstances prescribed by the Georgia Business Corporation Code (such as a merger where the Series 1992 preferred stock is being purchased for cash).

        Like First Bancorp, the articles of incorporation of Metro Bancorp may be amended, altered, or repealed from time to time to the extent, and in the manner prescribed by the laws of the State of Georgia.

        Unlike First Bancorp, Metro Bancorp common shareholders do not have cumulative rights in the election of directors. The holders of Series A preferred stock are generally not entitled to vote in the election of directors, except the holders of Series A preferred stock have the right, voting as a separate series, to elect a majority of the directors of Metro Bancorp in the event that Bank South, N.A. (the sole Series A preferred shareholder) declares an event of default under the stock purchase agreement relating to the issuance of the Series A preferred stock to Bank South, N.A.


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
        Each share of Metro Bancorp common stock is entitled to one vote on all corporate matters requiring shareholder vote. Each share of Series A preferred stock is entitled to one vote on all matters on which said preferred stock is entitled to vote.

RIGHT OF FIRST BANCORP AND METRO BANCORP TO ACQUIRE THEIR OWN SHARES

        Under the Georgia Business Corporation Code, both First Bancorp and Metro Bancorp have the right to acquire their own shares by gift, bequest, merger, consolidation, or exchange of its shares, and by purchase if purchased out of unreserved and unrestricted earned surplus available therefor.

RIGHTS OF DISSENT AND APPRAISAL

        Under the Georgia Business Corporation Code, the shareholders of First Bancorp have the right to dissent from certain (but not all) mergers or consolidations to which First Bancorp is a party, any sale or other disposition of all or substantially all of the property and assets of First Bancorp, any amendment of the Articles of Incorporation which would generally adversely affect a shareholder regarding his voting rights, dividend rights and rights upon redemption or liquidation, and any amendment of the Articles of Incorporation which would result in the payment of cash for a shareholder's shares, such as a redemption of a class of stock. The right of dissent of a shareholder of First Bancorp who votes against any of the above actions and otherwise complies with applicable legal requirements entitles him to be paid the fair value of his shares in cash. First Bancorp is required to make an offer to the dissenting shareholder of what the corporation believes is the fair value of his shares. If agreement cannot be reached as to the price to be paid, then First Bancorp is required to petition the Superior Court of the county where First Bancorp is located for a determination of the fair value of the shares. The determination by the Superior Court is final.

        Under the Georgia Business Corporation Code, Metro Bancorp shareholders have the right to dissent from the same corporate events as described above regarding First Bancorp. The dissent process is described in the section titled "RIGHTS OF DISSENTING SHAREHOLDERS." This dissent process for Metro Bancorp shareholders is the same as the dissent process for shareholders of First Bancorp.

        Certain merger transactions, such as that contemplated by the Reorganization Plan, do not require the consent of shareholders of First Bancorp and do not trigger dissenters rights of First Bancorp shareholders.

STATE TAXATION OF SHARES OF STOCK

        Shares of common stock and preferred stock of Metro Bancorp, being stock of a corporation organized under the laws of Georgia, are generally exempt from personal property taxes in Georgia; shares of common stock of First Bancorp will generally be exempt from such taxes in Georgia for the same reason. Under the laws of other jurisdictions, the shares of common or preferred stock of Metro Bancorp and/or the shares of common stock of First Bancorp may not be so exempt. It is suggested that in connection with voting on the proposed Reorganization Plan, shareholders may wish to determine whether their status under local law or state law as applicable to them will be changed.

AUTHORIZED CAPITAL STOCK

        The authorized capital stock of First Bancorp consists of 30,000,000 shares of common stock, $1.00 par value per share, of which 15,382,485 shares were issued and outstanding as of September 30, 1993. The authorized capital stock of Metro Bancorp consists of (i) 10,000,000 shares of authorized common stock, $2.50 par value per share, with 1,394,627 shares issued and outstanding as of September 30, 1993, (ii) 1,000,000 shares of Series A preferred stock, with 416,256 shares issued and outstanding as of September 30, 1993, all of which are held by Bank South, N.A., and (iii) 5,000,000 shares of preferred stock, with 181,250 shares (designated as Series 1992 adjustable rate cumulative preferred stock) issued and outstanding as of September 30, 1993.


CERTAIN RESTRICTIONS ON TRANSFER

                          FIRST BANCORP

        The First Bancorp stock which is being offered to Metro Bancorp shareholders pursuant to the Reorganization Plan is being registered pursuant to the Federal Securities Act of 1933, subject to Securities and Exchange Commission Rule 145 (Reg. Section 230.145). Subparagraphs (c) and (d) of Rule 145 provide limitations on the ability of certain persons to re-offer or re-sell shares acquired in a business combination transaction unless those securities are subsequently registered under the Securities Act of 1933 or an exemption from registration is available for the proposed offer and sale.
Under Rule 145(c) any person who is an "affiliate" of Metro Bancorp at the time the Reorganization Plan is submitted to the shareholders who offers the securities of First Bancorp which are acquired pursuant to the Reorganization Plan will be deemed to be an underwriter within the meaning of Section 2(11) of the Securities Act of 1933 and, therefore, subject to the registration provisions of the 1933 Act. However, notwithstanding the provisions of Rule 145(c), Rule 145(d) provides that such person shall not be deemed to be an underwriter if (1) the securities are sold by such person in accordance with the provisions of paragraphs (c), (e), (f) and (g) of Rule 144; or (2) such person is not an affiliate of the issuer of the securities (First Bancorp), has been the beneficial owner of the securities for at least two (2) years and meets the requirements of paragraph (c) of Rule 144; or (3) such person has not been an affiliate of the issuer of the securities for at least three (3) months and has been the beneficial owner of the securities for at least three (3) years. Beneficial ownership of the First Bancorp stock will be deemed to commence upon acquisition of the shares pursuant to the Reorganization Plan (not at the time of acquisition of the Metro Bancorp stock) and is subject to certain tolling provisions.

        Apart from Rule 145, Rule 144 more generally provides that shares held by "affiliates" of an issuer (First Bancorp) will be subject to resale restrictions as provided in Rule 144.

        An "affiliate" of a corporation is a person that directly or indirectly controls or is controlled by or is under common control with the corporation. The term "control" does not require majority voting control of common stock but rather means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contracts or otherwise. Subject to the above guidelines, the determination of who is an "affiliate" is inherently a factual question determined on a case-by-case basis. Any shareholder holding a significant block of shares, any director of a company or its subsidiaries or any officer engaged in significant policy-making functions may be deemed an affiliate under these rules and should seek the advice of counsel on this issue prior to engaging in a transaction potentially subject to these rules.

        Paragraphs (c), (e), (f) and (g) of Rule 144 provide the following conditions to the ability of an affiliate to resell his shares:

            (1) Rule 144(c) requires that there shall be available adequate current public information with respect to First Bancorp (First Bancorp has agreed in the Reorganization Plan that this requirement will be met);

            (2) The amount of the securities sold within any three (3) month period may not exceed the greater of (i) one percent (1%) of the shares of Bancorp outstanding or (ii) the average weekly reported volume of trading in such securities on all national exchanges and/or reported through the automated quotation system of a registered securities association during the four (4) calendar weeks preceding the filing of the notice required by Rule 144 to be filed or, if no such notice is required, the date of the order to execute the transaction by the broker or market maker; (As a result of the reorganization, no Metro Bancorp shareholder will receive more than 1% of the outstanding shares of First Bancorp common stock following the proposed reorganization); and

            (3) The securities must be sold in "brokers' transactions" within the meaning of Section 4(4) of the Securities Act of 1933, or in transactions directly with the "market maker" as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934, and the person selling the securities must not solicit or arrange for the solicitation of orders to buy the securities or make any payment in connection with the offer or sale of the securities to any person other than the broker who executes the order to sell the securities.


COMMITMENTS TO SUBSIDIARY BANKS BY FIRST BANCORP

        Under the Federal Reserve's policy, First Bancorp is expected to act as a source of financial strength to its subsidiary banks and to commit resources to support its subsidiary banks in circumstances when it might not do so absent such policy. In addition, any capital loans by First Bancorp to any of its subsidiary banks would also be subordinate in right of payment to depositors and to certain other indebtedness of such bank.

        As a result of the enactment of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), a depository institution by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989 in connection with (i) the default of a commonly controlled, FDIC-insured depository institution or (ii) any assistance provided by the FDIC to a commonly controlled, FDIC-insured depository institution in danger of default. "Default" is defined as appointment of a conservator or receiver, and "in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur in the absence of regulatory assistance. All of First Bancorp's subsidiary depository institutions are FDIC-insured depository institutions within the meaning of FIRREA.

FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991

        Section 302 of the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) requires the FDIC to establish a risk-based assessment system by July 1, 1993 and to implement it by January 1, 1994. The FDIC has chosen to implement a transitional risk-based assessment system effective January 1, 1993 which will provide the FDIC with the opportunity to evaluate the impact and effectiveness of various components of the risk-based system prior to implementation of the permanent regulations.

        Under the final rule, the risk-based assessment system is designed as a matrix system under which each insured depository institution would pay an assessment rate based on the combination of its capital and supervisory condition. Each institution is assigned to one of three capital categories based on its call report filed for the period ending six months prior to each semiannual period (semiannual periods being every January 1 and July 1). The capital categories are defined in the same way as the capital categories established to determine if prompt corrective action is needed to improve the capital of a depository institution.

        Each institution is also assigned to one of three supervisory categories based on supervisory evaluations by the institution's primary federal regulator and supplemented by other information including call report data and debt ratings.

        FDICIA also provides for the payment of deposit insurance premiums based on the specific risk category to which each bank is assigned.



                       RIGHTS OF DISSENTING SHAREHOLDERS


        Pursuant to Article 13 of the Georgia Business Corporation Code, any holder of record of Metro Bancorp common stock or Series 1992 preferred stock who objects to the proposed reorganization and who fully complies with all of the provisions of Article 13 (but not otherwise) shall be entitled to demand and receive payment of an amount equal to the "fair value" of all (but not less than all) of his shares of Metro Bancorp stock if the proposed reorganization is consummated.

        Any shareholder of Metro Bancorp desiring to receive payment for the "fair value" of his stock:

            (1) must deliver to Metro Bancorp prior to the special meeting of shareholders of Metro Bancorp at which the vote will be taken on the Reorganization Plan, or at the meeting but before the vote is taken, written notice that he intends to demand payment of the "fair value" of his shares if the Reorganization Plan is effectuated; and

            (2) must abstain from voting or must vote against the Reorganization Plan; and

            (3) must, within the period set forth in the dissenters' notice to him from Metro Bancorp of the approval of the Reorganization Plan, send written payment demand to Metro Bancorp and deposit his stock certificates with Metro Bancorp in accordance with the terms of the dissenters' notice.

        A VOTE AGAINST THE REORGANIZATION PLAN ALONE WILL NOT CONSTITUTE THE SEPARATE WRITTEN NOTICE AND SEPARATE WRITTEN PAYMENT DEMAND REFERRED TO IN THE PRECEDING PARAGRAPH; ALL THREE CONDITIONS SET FORTH IN THE PRECEDING PARAGRAPH MUST BE SEPARATELY COMPLIED WITH. FAILURE TO COMPLY WITH ANY ONE OF THE CONDITIONS WILL CAUSE A DISSENTING SHAREHOLDER TO LOSE HIS DISSENTER'S RIGHTS.

        Any notice required to be given to Metro Bancorp must be forwarded to Metro Bancorp, Inc., 6636 Church Street, Douglasville, Georgia 30134 Attention:
Chairman.

        If the Reorganization Plan is approved and effectuated, Metro Bancorp will promptly send by registered mail to each shareholder who shall have complied with conditions (1) and (2) above, written dissenters' notice addressed to the shareholder at such address as he has furnished Metro Bancorp in writing, or, if none, at the shareholder's address as it appears on the records of Metro Bancorp. The dissenters' notice will be sent no later than ten days after the merger is effectuated and will:

            (1) state where the payment demand required of the dissenting shareholder must be sent and where and when Metro Bancorp stock certificates must be deposited; and

            (2) set a date by which Metro Bancorp must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the dissenters' notice is delivered to the dissenting shareholder; and

            (3)  be accompanied by a copy of Article 13 (entitled
            "Dissenters' Rights") of the Georgia Business Corporation Code.

        A shareholder sent the dissenters' notice must send the written payment demand and deposit his Metro Bancorp stock certificates in accordance with the terms of the dissenters' notice.

        If conditions (1), (2) and (3) above required of a dissenting shareholder are fully complied with, Metro Bancorp is required to make a written offer, within ten (10) days after the receipt of a payment demand, or within ten (10) days after the consummation of the transaction, whichever is later, to the dissenting shareholder to purchase all of his shares of Metro Bancorp stock at a price which Metro Bancorp estimates to be the fair value of his shares, plus accrued interest.

        A dissenter may notify Metro Bancorp in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if the dissenter believes that the amount offered by Metro Bancorp is less than the fair value of his shares or that the interest due is incorrectly calculated. A dissenter waives his right to make this demand for payment unless he notifies Metro Bancorp of his demand in writing within 30 days after Metro Bancorp offered payment for his shares.

        If Metro Bancorp and any dissenting shareholder are unable to agree on the fair value of the shares within sixty (60) days after receipt of the payment demand by Metro Bancorp, the corporation must file a petition for a special proceeding in the Superior Court of Douglas County, Georgia to determine the fair value of the shares and accrued interest. If Metro Bancorp does not commence the proceeding within the 60 day period, it must pay each dissenter whose demand remains unsettled the amount demanded.

        THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROVISIONS OF ARTICLE 13 OF THE GEORGIA BUSINESS CORPORATION CODE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THAT ARTICLE, WHICH IS REPRODUCED IN FULL AS APPENDIX "B" TO THIS PROXY STATEMENT



                       FEDERAL INCOME TAX CONSEQUENCES



        Consummation of the merger is conditioned on First Bancorp and Metro Bancorp receiving an opinion from Stewart, Melvin & House, general counsel to First Bancorp, that the merger will be a "reorganization" within the meaning of
Section 368 of the Internal Revenue Code of 1986 (the "Code"), and as to certain other tax consequences of the reorganization. Such opinion shall be in form and substance satisfactory to the Boards of Directors of Metro Bancorp and First Bancorp.

        Assuming that the merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, it will have the following federal income tax consequences:

            1. A Metro Bancorp common shareholder who receives only shares of First Bancorp common stock (and, if applicable, cash in lieu of a fractional share of First Bancorp common stock) on the conversion of his Metro Bancorp common shares in the merger will recognize no gain or loss, except in connection with any cash received in lieu of a fractional share of First Bancorp common stock and except for interest income deemed to be received under the original issue discount regulations of the Internal Revenue Service in the event that any additional consideration becomes payable by First Bancorp after the date of the merger. The tax consequences relating to the receipt of additional consideration are discussed in Paragraph 8 below. The tax basis of the shares of First Bancorp stock received upon the conversion will be the same as the tax basis of the Metro Bancorp common shares converted in the merger, except for possible adjustment due to any cash received in lieu of a fractional share, and except for Bancorp shares received as additional consideration which represent interest under the original issue discount regulations. If the Metro Bancorp common shares were held as capital assets, the holding period of the shares of First Bancorp common stock received, except First Bancorp shares received as additional consideration which represent interest under the original issue discount regulations, will include the holding period of the Metro Bancorp shares converted. See Paragraph 8 below for a discussion of tax basis and holding period for First Bancorp shares received as additional consideration which represent interest under the original issue discount regulations.

            2.   A Metro Bancorp shareholder who receives only cash in
            exchange for his Metro Bancorp shares, common or preferred, as a result of the merger will recognize gain or loss measured by the difference between the amount of the cash received and the tax basis of Metro Bancorp shares converted, except as described below in Paragraph 6 in the case of dividend treatment, and except to the extent cash received as additional consideration is deemed to be interest under the original issue discount regulations as described below in Paragraph 8. In addition, a Metro Bancorp shareholder who receives only First Bancorp stock for his Metro Bancorp common stock and cash for his Metro Bancorp preferred stock will not recognize gain or loss on the exchange of his common stock and will recognize gain or loss on the exchange of his preferred stock. The exchange of Metro Bancorp common stock and the redemption of Metro Bancorp preferred stock will be treated as separate transactions for
            tax purposes.  See Paragraph 12 below.    Such gain or loss will,
            in general, be treated as capital gain or loss if the Metro Bancorp shares were held as capital assets. However, a Metro Bancorp shareholder must take into account the effects of Sections 302 and 318 of the Code in determining the consequences of the transaction if he receives only cash. The effects of Sections 302 and 318 are discussed in Paragraph 6 below.

            3. A Metro Bancorp shareholder who receives shares of First Bancorp common stock and cash (other than for a fractional share) on conversion of his Metro Bancorp common shares in the merger will not recognize loss on said exchange (except in connection with any cash received in lieu of a fractional share of First Bancorp common stock). However, the shareholder will recognize gain (measured by the sum of the fair market value of the shares of First Bancorp stock plus the amount of any cash received in payment for shares and in lieu of a fractional share of First Bancorp common stock minus the tax basis of the Metro Bancorp common shares converted), if any, but only to the extent of the amount of any cash received in payment for shares and in lieu of a fractional share of First Bancorp common stock. Any recognized gain will be treated either as capital gain (if the Metro Bancorp common shares were held as capital assets) or as a dividend as discussed below. Shares of First Bancorp which are received as additional consideration after the date of the merger and which are deemed to be interest under the original issue discount regulations will not be included in the calculation of gain but will be taxable as described in Paragraph
            8. The tax basis of the shares of First Bancorp common stock received (exclusive of shares which are deemed to be interest under the original issue discount regulations) will be the same as the tax basis of the Metro Bancorp common shares converted into shares of First Bancorp common stock in the merger, decreased by the amount of cash received and increased by the amount of any gain recognized on the conversion. The holding period of the shares of First Bancorp common stock (exclusive of shares which are deemed to be interest under the original issue discount regulations) will include the holding period of the Metro Bancorp common shares converted, if the Metro Bancorp common shares were held as capital assets. See Paragraph 8 below for a discussion of tax basis and holding period for First Bancorp shares received as additional consideration which represent interest under the original issue discount regulations.

            4. If a Metro Bancorp common shareholder receives only shares of First Bancorp common stock and cash in lieu of a fractional share of First Bancorp common stock in the merger, the cash will, in general, be treated as received in exchange for such fractional share and not as a dividend. Gain or loss recognized as a result of that exchange will be capital gain or loss if the fractional share would have been a capital asset if it had been received by the Metro Bancorp common shareholder.

            5. Neither Metro Bancorp nor First Bancorp will recognize gain or loss as a result of the merger.

            6. Any Metro Bancorp common shareholder who receives only cash in the merger for the Metro Bancorp shares which he actually owns, but who is considered under the constructive ownership rules of Section 318 of the Code to own other Metro Bancorp common shares that are converted into shares of First Bancorp common stock in the merger, must take into account the provisions of Section 302 of the Code, particularly, the "80% test" described below, to determine if the distribution of cash in redemption of his Metro Bancorp common shares as a result of the merger is to be taxed as a dividend. Under Section 318 of the Code, a shareholder is, for example, considered to own shares that are directly or indirectly owned by certain members of his family or by certain related entities and to own shares with respect to which he holds options. In general, under the 80% test of Section 302, the receipt of cash in redemption of Metro Bancorp common shares as a result of the merger will not be treated as a dividend for federal income tax purposes if, (1) immediately after the merger, the holder's percentage ownership (considering common shares owned actually and constructively under Section 318 of the Code) of the total number of shares of First
        Bancorp common stock issued to holders of Metro Bancorp common shares in the merger is less than 80% of such shareholder's percentage ownership of Metro Bancorp common shares immediately before the merger and (2) if the holder owns immediately after the merger (actually and constructively under Section 318 of the Code) less than 50% of the total number of shares of First Bancorp common stock issued to holders of Metro Bancorp common shares in the merger. Hence, the receipt of cash in redemption of stock from a Metro Bancorp common shareholder who qualifies under the 80% test will be treated as received in a sale or exchange which results in capital gain or loss if the Metro Bancorp common shares were held as capital assets. A Metro Bancorp common shareholder may fail to qualify under the 80% test described above as a result of making an election to dissent and receive cash for all his Metro Bancorp common shares actually owned, if an election to receive First Bancorp stock is made by other persons whose Metro Bancorp common shares are considered to be constructively owned by the shareholder under Section 318 of the Code. Even if a Metro Bancorp common shareholder fails to meet the 80% test described above, other exceptions from dividend treatment may be available under Section 302 of the Code, depending on the facts and circumstances of the particular case. In the event of dividend treatment, a taxpayer's basis in his common shares does not reduce the amount of ordinary income attributable to the transaction.

                7. In the case of a corporate shareholder of Metro Bancorp, the tax consequences described in Paragraphs 1 through 6 are generally applicable, except that if a corporate shareholder dissents and receives only cash as a result of the merger and is treated as having received a dividend, there is a dividends-received deduction available for 70% or 80% (depending upon the percentage of Metro Bancorp shares owned by the corporate shareholder) of the dividend amount. Any portion of the cash received which is deemed to be interest under the original issue discount regulations, as described in Paragraph 8 below, would not be eligible for the dividends received deduction.

                8. A Metro Bancorp shareholder who receives any additional consideration in the merger after the date of consummation of the merger, whether as cash or additional shares of First Bancorp stock, will be required, under the proposed original issue discount regulations of the Internal Revenue Service, to treat a portion of the additional consideration received after the date of the merger as interest. "All rights to deferred payments under a contract, whether or not evidenced by a formal instrument." are treated under the proposed regulations as a "debt instrument" subject to the original
        issue discount rules.    Thus, the provisions for payment of contingent
        additional consideration after the date of consummation of the merger would, under the proposed regulations, be treated as a "debt instrument" subject to the original issue discount rules. The portion of the additional consideration which will be treated as principal (that is, not as deemed interest) will be determined by discounting to present value as of the date of the merger all of the additional consideration (including any contingent interest paid as part of the additional consideration) which becomes payable after the date of the merger under the merger agreement as of the date such additional consideration becomes fixed under the terms of the merger agreement. The interest rate used for calculating the discount to present value will be 100% of the short term applicable federal rate as of the date of the merger. The applicable federal rate is published by the Internal Revenue Service each month. The portion of the additional consideration which will be treated as interest under the original issue discount regulations will be the total additional consideration payable after the date of the merger (including any contingent interest paid as part of the additional consideration) minus the portion treated as principal, as determined above. The interest portion of the additional consideration payable after the date of the merger will be reported as interest by First Bancorp to the Metro Bancorp shareholders and the Internal Revenue Service for the calendar year in which the additional consideration payable after the date of the merger is fixed under the terms of the merger agreement. A Metro Bancorp shareholder who elects to receive any First Bancorp stock in the merger, if additional consideration is payable after the date of the merger, will receive First Bancorp stock of which a portion is deemed to be interest under the original issue discount rules and of which a portion is principal, on the same basis that principal and interest are determined under the original issue discount rules, as described above. A Metro Bancorp shareholder who elects to receive any cash in the merger, if additional consideration is payable after the date of the merger, will receive cash of which a portion is deemed to be interest under the original issue discount rules and of which a portion is principal, on the same basis that principal and interest are determined under the original issue discount rules, as described above.

                9. Based on Internal Revenue Service published rulings, a Metro Bancorp shareholder who receives any First Bancorp stock as additional consideration after the date of the merger should have, with respect to the portion of the First Bancorp stock which is deemed to be interest under the original issue discount regulations, tax basis in such portion of the First Bancorp stock equal to the deemed interest attributable to such portion reported to the shareholder by First Bancorp, and the holding period of such portion of the First Bancorp stock should begin on the date the First Bancorp stock is received as additional consideration under the terms of the merger agreement. It is anticipated that separate share certificates may be issued by First Bancorp for shares that are deemed to be interest under the original issue discount regulations, to facilitate a shareholder's record keeping for tax basis and holding period purposes.

                10. The Internal Revenue Service takes the position that for purposes of determining the gain or loss on a sale of First Bancorp shares prior to the time that the First Bancorp shares to be received as additional consideration after the date of the merger are determined, the basis to a Metro Bancorp shareholder in each of the First Bancorp shares issued at the merger date is to be calculated by dividing such shareholder's aggregate basis in his Metro Bancorp shares by the maximum number of First Bancorp shares that he may become entitled to receive, including shares which the shareholder may receive as additional consideration. The Internal Revenue Service's position would require that shares that have not yet been received and to which the taxpayer may never become entitled be taken into account in calculating the basis of shares sold. If a Metro Bancorp shareholder sells the First Bancorp shares received prior to the time the First Bancorp shares to be received as additional consideration are determined, the shareholder should consult his own tax advisor with respect to the amount of gain or loss to be reported.

                11. If First Bancorp elects to issue shares of First Bancorp common stock to the Series A preferred shareholder of Metro Bancorp, gain, if any, will be recognized in the merger by the Series A preferred shareholder of Metro Bancorp but will be limited to the amount of cash received by the Series A preferred shareholder in the merger. However, loss, if any, on the exchange of the Series A preferred shares for shares of First Bancorp and cash will not be recognized by the Series A preferred shareholder. If the Series A preferred shareholder receives only cash in exchange for the Series A preferred shares, the Series A preferred shareholder will recognize its gain or loss from the exchange. The basis of the shares of First Bancorp voting common stock (if any) received by the Series A preferred shareholder will be the same as the basis of the shares of the Metro Bancorp Series A preferred stock surrendered in exchange therefor, decreased by the amount of cash received by the shareholder and increased by the amount of capital gain recognized and the amount treated as a dividend.

   12.  In the case of a Metro Bancorp shareholder who owns both
        Metro Bancorp common stock and Series 1992 preferred stock and who exchanges Metro Bancorp common stock for First Bancorp stock, the exchange of Metro Bancorp common stock for First Bancorp stock will be treated as a separate exchange from the exchange of such Metro Bancorp shareholder's Series 1992 preferred stock for cash in the merger, under published rulings by the Internal Revenue Service. The exchange of Metro Bancorp common stock solely in exchange for First Bancorp stock will have the tax consequences as described in Paragraph 1 above.
        Under published rulings of the Internal Revenue Service, any gain or loss on the exchange of Metro Bancorp Series 1992 preferred stock for cash will generally be taxed as capital gain or loss, and not as essentially equivalent to a dividend, if the cash distribution is disproportionate and bears no relationship to the common stockholdings of the Metro Bancorp shareholders. Under the particular facts and circumstances of the merger of Metro Bancorp into First Bancorp, based upon the above-referenced published rulings of the Internal Revenue Service, any gain or loss on the exchange of Metro Bancorp Series A preferred stock for cash by a Metro Bancorp shareholder who owns both common stock and Series A preferred stock should be taxed as capital gain or loss.

        THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH HOLDER OF METRO BANCORP SHARES SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER, INCLUDING THE EFFECT OF STATE AND LOCAL TAXES.



                             DESCRIPTION OF STOCK



FIRST BANCORP

        Under First Bancorp's Articles of Incorporation, it is authorized to issue up to 30,000,000 shares of common stock, $1.00 par value per share. As of September 30, 1993, there were 15,382,485 shares of common stock issued and outstanding, all of which shares were duly authorized, validly issued, fully
paid and non-assessable.   The shares of common stock which will be issued in
connection with the Reorganization Plan will be validly issued, fully paid and non-assessable.

        Holders of First Bancorp common stock are entitled to dividends when, as, and if declared by the corporation's Board of Directors out of funds legally available therefor.

        All voting rights are vested in the holders of First Bancorp common stock, each share being entitled to one vote except in the election of directors. The shares of common stock of First Bancorp have cumulative voting rights in the election of directors. The cumulative voting rights for the election of directors of First Bancorp were derived from the articles of incorporation and bylaws of The First National Bank of Gainesville, when First Bancorp was formed as a one-bank holding company. Cumulative voting rights have the effect of giving minority interests a greater chance to elect a director to the board of directors of First Bancorp and might help preclude a takeover by spreading control of the board among a greater number of shareholders. There are no other provisions in First Bancorp's Articles of Incorporation or bylaws which have an anti-takeover effect.

        In the event of liquidation, the holders of the common stock of First Bancorp will be entitled to receive pro rata any assets distributable to shareholders in respect of shares held by them.

        Holders of the common stock of First Bancorp do not have preemptive rights to subscribe for additional shares of common stock issued by First Bancorp. First Bancorp shareholders voted to eliminate preemptive rights at the annual shareholders' meeting on March 13, 1985. The common stock has no redemption, sinking fund or right of conversion provisions applicable thereto.

  For additional information see "EFFECT OF REORGANIZATION ON SHAREHOLDERS."

METRO BANCORP

        Metro Bancorp is authorized by its articles of incorporation to issue up to 10,000,000 shares of common stock, $2.50 par value per share. As of September 30, 1993, there were 1,394,627 shares validly issued and outstanding. Metro Bancorp also has authorized, 1,000,000 shares of Series A preferred stock, with 416,256 shares issued and outstanding as of September 30, 1993, all of which are held by Bank South, N.A., and 5,000,000 shares of preferred stock, with 181,250 shares (designated as Series 1992 adjustable rate cumulative preferred stock) issued and outstanding as of September 30, 1993. The outstanding shares of stock are fully paid and non-assessable.

        Holders of Metro Bancorp common stock are entitled to dividends when, as, and if, declared by the corporation's Board of Directors out of funds legally available therefor.

        Voting rights are vested in the holders of Metro Bancorp common stock, each share being entitled to one vote; in addition, the holders of Series A preferred stock have votinrg rights as outlined above in the subsection entitled "EFFECT OF REORGANIZATION ON SHAREHOLDERS -- Shareholder Voting Rights." The common shares do not have cumulative voting rights in the election of directors.

        In the event of liquidation, the holders of the common stock of Metro Bancorp will be entitled to receive pro rata any assets distributable to shareholders in respect of shares held by them, subject to the preferential rights in liquidation of the holders of Series A and Series 1992 preferred stock.

        Holders of common stock of Metro Bancorp have preemptive rights under Georgia law to subscribe for additional shares of common stock issued by Metro Bancorp.

        There are no provisions in Metro Bancorp's articles of incorporation or bylaws which are intended to have an anti-takeover effect.


        The common stock has no redemption, sinking fund or right of conversion provisions applicable thereto.

        For additional information see "EFFECT OF REORGANIZATION ON
SHAREHOLDERS."

                                   EXPERTS


        The consolidated financial statements of First National Bancorp and subsidiaries as of December 31, 1992 and 1991, and for each of the years in the three-year period ended December 31, 1992, incorporated by reference herein, have been so incorporated by reference herein in reliance upon the report of KPMG Peat Marwick, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of Metro Bancorp, Inc. and subsidiary as of December 31, 1992 and 1991, and for each of the years in the three-year period ended December 31, 1992, included herein have been so included in reliance upon the report of Evans Porter Bryan & Co., independent auditors, included herein, and upon the authority of said firm as experts in accounting and auditing.


                                LEGAL OPINION


        The legality of the shares of common stock of First Bancorp to be issued in the reorganization and certain other legal matters in connection with the reorganization will be passed upon by Stewart, Melvin & House, Attorneys-at-Law, Sixth Floor, Hunt Tower, 200 Main Street, Gainesville, Georgia 30501. W. Woodrow Stewart is a partner in the firm and is a stockholder and director of First Bancorp and a director of The First National Bank of Gainesville. In addition, certain partners and associates of Stewart, Melvin & House, including those attorneys in the firm who have participated in this matter, own substantial shares in First Bancorp. Stewart, Melvin & House serves as general counsel to First Bancorp and The First National Bank of Gainesville.


                               INDEMNIFICATION


        The bylaws of First Bancorp provide that any person may be indemnified or reimbursed by First Bancorp for reasonable expenses actually incurred in connection with any action, suit, or proceeding, civil or criminal, to which he shall be made a party by reason of his being or having been a director, officer, or employee of First Bancorp or of any firm, corporation, or organization which he served in any such capacity at the request of First
Bancorp.   However, under the bylaws no person may be indemnified or reimbursed in relation to any matter in such action, suit, or proceedings as to which he is finally adjudged to have been guilty of or liable for gross negligence, willful misconduct or criminal acts in the performance of his duties for First Bancorp. In addition, the by-laws provide that no person shall be indemnified or reimbursed in relation to any matter in such action, suit or proceeding which has been made the subject of a compromise settlement except with the approval of a court of competent jurisdiction, or the holders of record of a majority of the outstanding shares of First Bancorp, or the Board of Directors, acting by vote of directors not parties to the same or substantially the same action, suit, or proceeding, constituting a majority of the whole number of directors. The foregoing right of indemnification or reimbursement is not exclusive of other rights to which such person may be entitled as a matter of law.

        INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING FIRST BANCORP PURSUANT TO THE FOREGOING PROVISIONS, FIRST BANCORP HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE.

        IN ADDITION, GEORGIA LAW PROVIDES BROAD DISCRETION TO DIRECTORS AND SHAREHOLDERS OF CORPORATIONS TO INDEMNIFY OFFICERS, DIRECTORS AND EMPLOYEES AGAINST LIABILITIES AND EXPENSES OF DEFENDING CIVIL (AND IN SOME CASES CRIMINAL) MATTERS. SEE O.C.G.A. Section 14-2-851 AND Section 14-2-857. SEE "EFFECT OF REORGANIZATION ON SHAREHOLDERS -- LIMITATIONS OF LIABILITY AND INDEMNIFICATION OF OFFICERS, DIRECTORS AND EMPLOYEES."




                                OTHER BUSINESS


        Action will be taken on whatever other business may properly come before the special meeting of Metro Bancorp shareholders. Management is not aware of any other business matters to be considered at the special meeting.
If any other matters properly come before the meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect to such matters and in accordance with the recommendations of management.

                            ADDITIONAL INFORMATION


        First Bancorp has filed a Registration Statement (herein together with all amendments thereto called the "Registration Statement") with the Securities and Exchange Commission, Washington, D.C., under the Securities Act of 1933, as amended, with respect to First Bancorp common stock to be issued in the reorganization. This document does not contain all of the information set forth in the Registration Statement. For further information, reference is made to the Registration Statement including the exhibits filed or incorporated by reference as a part thereof. The Registration Statement is available for inspection at no fee at the Commission's public reference room in Washington, D.C. Copies of the material contained in the Registration Statement may be obtained from the Commission upon payment of the fees prescribed in its rules and regulations.


                                      METRO BANCORP, INC.


Douglasville, Georgia                 By:
January 18, 1994                         Robert R. Pope,
                                         Chairman

                                      FIRST NATIONAL BANCORP


Gainesville, Georgia                  By:
January 18, 1994                         Peter D. Miller, President,
                                         C.A.O. and C.F.O.

                       METRO BANCORP, INC. AND SUBSIDIARY

                       Consolidated Financial Statements

                        December 31, 1992, 1991 and 1990

                 (with Independent Accountants' Report thereon)

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Board of Directors and Stockholders
Metro Bancorp, Inc.
Douglasville, Georgia:

We have audited the accompanying consolidated balance sheets of Metro Bancorp, Inc. and subsidiary as of December 31, 1992 and 1991, and the related statements of operations, changes in common stockholders' equity and cash flows for each of the three years in the period ended December 31, 1992. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Metro Bancorp, Inc. and subsidiary as of December 31, 1992 and 1991, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1992, in conformity with generally accepted accounting principles.

As discussed in note 2 to the consolidated financial statements, certain errors contained in the 1991 consolidated financial statements were discovered by management in 1992. Accordingly, the 1991 consolidated financial statements have been restated to correct the errors.

As discussed in note 3, the Company's subsidiary was not in compliance with certain provisions of its program of corrective action which could subject the Company to additional legal or administrative actions by its regulatory authorities. The Company believes that its lack of compliance will not result in additional legal or administrative actions as it strives for satisfaction of all provisions of the program of corrective action. The effects on the Company of these potential actions are not presently determinable.

As discussed in note 3, the Company was not in compliance with certain provisions of the risk-based capital computation which could subject the Company to additional legal or administrative actions by its regulatory authorities. The Company believes that its lack of compliance will not result in additional legal or administrative actions as it strives for satisfaction of the regulatory minimum capital. The effects on the Company of these potential actions are not presently determinable.

As discussed in note 3, the Company was not in compliance with certain covenants relating to the Series A cumulative preferred stock which could subject the Company to additional action by the holder of the stock. The Company believes that its lack of compliance will not result in any action, as it currently attempts to redeem the Series A cumulative preferred stock. The effects on the Company of this potential action are not presently determinable.



Atlanta, Georgia
April 9, 1993, except for note 17 as to which the date is June 15, 1993

                       METRO BANCORP, INC. AND SUBSIDIARY

                                 Balance Sheets

                          December  31, 1992 and 1991




           Assets
           ------
                                                                                       Restated
                                                                                       (Note 2)
                                                                        1992             1991
                                                                      --------         --------
  Cash and due from banks, including reserve
           requirements of approximately $977,000
           and $633,000                                              $ 9,961,752        9,196,885
  Federal funds sold                                                   5,204,000        6,150,000
                                                                     -----------       ----------

           Cash and cash equivalents                                  15,165,752       15,346,885
                                                                      ----------       ----------


  Interest-bearing deposits with other banks                             684,581          372,359

  Investment securities (market value of $6,544,266
           and $5,139,986) (note 4)                                    6,431,698        5,226,365


  Marketable equity securities at aggregate market
           (aggregate cost of $1,000,000)                                956,683          966,020

  Loans (note 5)                                                      93,973,913       96,307,283
           Less:  Unearned interest                                      153,214          138,448
                       Allowance for loan losses                       3,647,711        3,673,654
                                                                       ---------        ----------

                            Loans, net                                90,172,988       92,495,181

  Premises and equipment (notes 6 and 9)                               7,393,626        8,013,402

  Accrued interest receivable                                            715,651          899,862

  Other real estate (note 7)                                           6,979,961        5,503,560

  Other assets                                                           905,481          901,412
                                                                      ----------        ---------



                                                                    $129,406,421      129,725,046
                                                                    ============      ===========

               See accompanying accountants' report and notes to
                      consolidated financial statements.

                                  (Continued)

Liabilities and Stockholders' Equity
- ------------------------------------
                                                                                                        Restated
                                                                                                        (Note 2)
                                                                                         1992             1991
                                                                                       --------         --------
 Deposits:
          Demand                                                                  $  25,124,859         21,368,676
          Interest-bearing demand                                                    27,149,299         22,423,000
          Savings                                                                    20,342,171         23,254,694
          Time                                                                       44,141,354         45,905,255
          Time, in excess of $100,000                                                 2,780,083          8,176,617
                                                                                  -------------      -------------
                  Total deposits                                                    119,537,766        121,128,242

 Accrued interest payable and other liabilities                                         990,400            927,253
 Note payable (notes 8 and 11)                                                          243,000            270,000
 Deferred gains on sales of other real estate                                           120,952            131,118
 Obligations under capital leases (note 9)                                              407,317            547,657
                                                                                  -------------      -------------

                           Total liabilities                                        121,299,435        123,004,270
                                                                                  -------------      -------------


 Commitments and contingencies (note 9)

 Series A cumulative preferred stock, $10 par value, 1,000,000 shares authorized, 405,116 and 472,416 shares issued
          and outstanding (note 3)                                                    4,051,160          4,724,160
                                                                                  -------------      -------------
 Redeemable cumulative preferred stock, $10 par value; 5,000,000 shares authorized, 200,000 limited life shares of adjustable cumulative (Series 1992) issued and outstanding, liquidation and redemption value of $10 per share proportionately over
          32 quarters (note 11)                                                       2,000,000               --
                                                                                 --------------      -------------

 Common stockholders' equity (notes 3, 8, 10, 12 an 17):
          Common stock, $2.50 par value, 10,000,000 shares authorized:
          1,394,627 shares issued and outstanding                                     3,486,568          3,486,568
          Capital surplus                                                               381,639            181,639
          Accumulated deficit                                                        (1,526,064)        (1,367,611)
          Net unrealized loss on marketable equity securities                           (43,317)            33,980)
                                                                                 --------------      -------------

                                                                                      2,298,826          2,266,616

 Less:  Guarantee of indebtedness of Employee
           Stock Ownership Plan (ESOP)                                                  243,000            270,000
                                                                                 --------------      -------------

                  Total common stockholders' equity                                   2,055,826          1,996,616
                                                                                 --------------      -------------


                                                                                   $129,406,421        129,725,046
                                                                                 ==============      =============

                       METRO BANCORP, INC. AND SUBSIDIARY

                     Consolidated Statements of Operations

              For the Years Ended December 31, 1992, 1991 and 1990

                                                                               Restated
                                                                               (Note 2)
                                                                   1992          1991          1990
                                                                   ----          -----         -----

 Interest income:
   Interest and fees on loans                                  $ 9,577,597    11,351,822   13,233,252
   Interest on deposits with other banks                            20,767        70,869       21,871
   Interest on federal funds sold                                  254,419       635,661    1,238,561
   Interest on investment securities:
     U.S. Treasury and U.S. Government agencies                    173,774       508,209      929,990
     State, county and municipal                                    39,165        74,450      310,736
     Other                                                          93,079        89,341       90,872
                                                               -----------    ----------   ----------
         Total interest income                                  10,158,801    12,730,352   15,825,282
                                                               -----------    ----------   ----------
 Interest expense:
   Interest on deposits:
     Demand                                                        834,215     1,046,679    1,407,671
     Savings                                                       851,948     1,391,147    1,746,064
     Time                                                        3,121,192     4,882,738    6,813,988
                                                                 ---------    ----------   ----------

                                                                 4,807,355     7,320,564    9,967,723
   Interest on notes payable                                         -           214,730      360,341
   Other interest expense                                           50,167        75,478       63,017
                                                                ----------    ----------   ----------
         Total interest expense                                  4,857,522     7,610,772   10,391,081
                                                                ----------    ----------   ----------
         Net interest income                                     5,301,279     5,119,580    5,434,201
 Provision for loan losses (note 5)                                689,161       607,364    2,472,828
                                                                ----------    ----------   ----------
         Net interest income after provision for loan losses     4,612,118     4,512,216    2,961,373
                                                                ----------    ----------   ----------
 Other income:
   Service charges and fees                                      2,304,356     2,035,967    1,768,414
   Securities gains, net                                             7,154         4,577      138,517
   Miscellaneous (note 15)                                         409,302     1,327,286      263,981
                                                                 ---------    ----------   ----------
         Total other income                                      2,720,812     3,367,830    2,170,912
                                                                 ---------    ----------   ----------
 Other expenses:
   Salaries and employee benefits                                2,857,907     2,866,216    3,661,177
   Occupancy                                                     1,454,750     1,494,481    1,433,999
   Other operating  (note 15)                                    2,616,234     2,510,476    2,993,916
                                                                ----------    ----------   ----------
         Total other expenses                                    6,928,891     6,871,173    8,089,092
                                                                ----------    ----------   ----------
         Earnings (loss) before income taxes and
           extraordinary credit                                    404,039     1,008,873   (2,956,807)
 Income tax expense (note 13)                                       91,428       251,116         -
                                                                ----------     ---------   ----------
         Earnings (loss) before extraordinary credit               312,611       757,757   (2,956,807)
 Extraordinary credit (note 13)                                     91,428       251,116          -
                                                                ----------     ---------   ----------

         Net earnings (loss)                                       404,039     1,008,873   (2,956,807)
 Preferred dividend requirement (notes 3 and 11)                  (562,492)     (256,352)         -
                                                                ----------     ---------   ----------

         Net earnings (loss) applicable to common stockholders  $ (158,453)      752,521   (2,956,807)
                                                                ==========    ==========   ==========

                      METRO BANCORP, INC. AND SUBSIDIARY

               Consolidated Statements of Operations, continued

             For the Years Ended December 31, 1992, 1991 and 1990

                                                                                 Restated
                                                                                 (Note 2)
                                                                   1992            1991             1990
                                                                   ----          --------           ----
 Net earnings (loss) per common share:
   Earnings (loss) before extraordinary credit                   $  (.18)          .36             (2.12)
   Extraordinary credit                                              .07           .18                 -
                                                                 -------         -----             -----

         Net earnings (loss)                                     $  (.11)          .54             (2.12)
                                                                 =======          ====             =====

 Weighted average number of common shares outstanding          1,394,627     1,394,627         1,394,627
                                                               =========     =========         =========





               See accompanying accountants' report and notes to
                      consolidated financial statements.

                       METRO BANCORP, INC. AND SUBSIDIARY

                     Consolidated Statements of Cash Flows

              For the Years Ended December 31, 1992, 1991 and 1990

                                                                                             Restated
                                                                                             (Note 2)
                                                                           1992                1991                1990
                                                                           ----                ----                ----

  Cash flows from operating activities:
    Net earnings (loss)                                                    $ 404,039         1,008,873          (2,956,807)
    Adjustments to reconcile net earnings (loss) to net cash
      provided by operating activities:
          Depreciation, amortization and accretion                           606,136           615,552             615,477
          Provision for loan losses                                          689,161           607,364           2,472,828
          Provision for estimated losses on other real estate                273,873              -                  -
          Provision for deferred taxes                                       (30,078)          203,983              59,425
          Extraordinary credit                                               (91,428)         (251,116)              -
          Net gains on sales of investment securities                         (7,154)           (4,577)           (138,517)
          Gain on sale of credit card portfolio                                 -             (318,274)              -
          Gain on sale of bank premises and equipment                           -             (260,034)              -
          Net (gains) losses on sales of other real estate                    (6,317)           64,768               -
          Recognition of deferred gains on sales of other real estate        (10,166)         (287,601)              -
          Change in:
            Interest receivable                                              184,211           688,434             697,786
            Interest payable                                                 (44,860)           15,631             238,821
            Other assets                                                      87,359          (189,067)            974,772
            Other liabilities                                                102,460           143,032            (309,989)
                                                                         -----------      ------------       -------------
            Net cash provided by operating activities                      2,157,236         2,036,968           1,653,796
                                                                         -----------      ------------       -------------
  Cash flows from investing activities:
    Net change in interest-bearing deposits with other banks                (312,222)          (19,728)            (21,871)
    Purchases of investment securities                                   (19,345,535)      (13,675,795)              -
    Proceeds from sales of investment securities                           2,411,480           103,000           4,480,068
    Proceeds from maturities of investment securities                     15,749,512        19,299,432           3,808,127
    Proceeds from sale of credit card portfolio                               -              3,501,002                -
    Net change in loans                                                     (216,613)         (610,539)         11,052,454
    Purchase of bank premises and equipment                                    -                -                 (764,745)
    Proceeds from sale of bank premises and equipment                          -               398,450                 -
    Payments for and improvements to other real estate                      (103,832)         (714,372)            (54,209)
    Proceeds from the sale of other real estate                              209,676           376,739             290,811
                                                                         -----------      ------------       -------------
            Net cash provided (used) by investing activities              (1,607,534)        8,658,189          18,790,635
                                                                         -----------      ------------       -------------
  Cash flows from financing activities:
    Net change in demand and savings deposits                              5,569,959       (11,468,915)          2,380,219
    Net change in certificates of deposit                                 (7,160,435)      (12,470,934)        (16,813,037)
    Repayment of capital lease obligations                                  (140,340)         (133,783)            (98,441)
    Issuance of Series 1992 preferred stock                                2,000,000             -                    -
    Redemption of Series A preferred stock                                (1,000,000)            -                    -
    Dividends paid in lieu of fractional shares                                  (19)               (8)               -
                                                                         -----------      ------------       -------------
              Net cash used by financing activities                         (730,835)      (24,073,640)        (14,531,259)
                                                                         -----------      ------------       -------------
  Net increase (decrease) in cash and cash equivalents                      (181,133)      (13,378,483)          5,913,172
  Cash and cash equivalents at beginning of year                          15,346,885        28,725,368          22,812,196
                                                                         -----------      ------------       -------------
  Cash and cash equivalents at end of year                              $ 15,165,752        15,346,885          28,725,368
                                                                         ===========      ============       =============

                       METRO BANCORP, INC. AND SUBSIDIARY

                Consolidated Statements of Cash Flows, continued

              For the Years Ended December 31, 1992, 1991 and 1990

                                                                                  Restated
                                                                                  (Note 2)
                                                                   1992             1991             1990
                                                                   ----           --------           ----
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
      Income taxes (refunds received)                              $   131,158          (21,892)        (315,155)
      Interest                                                     $ 4,917,166        7,610,533        9,933,113

Supplemental schedule of noncash investing and financing activities:

  Financed sales of other real estate, net of deferred gain        $ 2,028,462        3,984,375          904,300

  Transfer of loans to other real estate                           $ 3,878,107        5,492,323        4,828,193

  Deferred gain on sale of other real estate and bank
      premises and equipment                                       $    -               131,118           -

  Change in unrealized loss on marketable equity securities        $    (9,337)          33,321            2,665

  Principal reduction on ESOP indebtedness                         $    27,000           -                -

  Interest financed on behalf of ESOP                              $    -                -                12,268

  Interest financed on notes payable                               $    -                -               238,732

  Conversion of notes payable and related accrued interest
      payable to Series A cumulative preferred stock               $    -             4,597,730           -

  Series A cumulative preferred stock issued as dividend in kind   $   527,000          126,430           -

  Series A cumulative preferred stock dividend declared            $   111,409          129,914           -

  Series 1992 preferred stock dividend declared                    $    53,978           -                -

  Discount relating to retirement of $1,000,000
      of Series A cumulative preferred stock                       $   200,000           -                -






               See accompanying accountants' report and notes to
                      consolidated financial statements.

                       METRO BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


 (1)    Summary of Significant Accounting Policies
        The accounting and reporting policies of Metro Bancorp, Inc.
        and subsidiary conform with generally accepted accounting principles and with general practice within the banking industry. The following is a summary of the significant policies and procedures.

        Basis of Presentation
        The consolidated financial statements of Metro Bancorp, Inc.
        (the Company) include the accounts of the Company and its wholly-owned subsidiary, The Commercial Bank (the Bank). All significant intercompany accounts and transactions have been eliminated in consolidation.

        Investment Securities
        Investment securities are carried at cost, adjusted for amortization of premiums and accretion of discounts. The Company has the ability to hold these securities to maturity and the intent to hold them for the foreseeable future. From time to time, the Company may decide to sell certain securities prior to maturity for liquidity, tax planning, and other valid business purposes. Gains and losses are determined using the specific identification method when securities are sold.

        Marketable Equity Securities
        Investments in marketable equity securities are carried at the lower of aggregate cost or market. Changes in the market value are charged or credited directly to stockholders' equity. Realized gains and losses are determined using the specific identification method.

        Loans and Allowance for Loan Losses
        Loans are stated at principal amount outstanding, net of unearned interest and the allowance for loan losses. Interest on loans is primarily calculated by using the simple interest method on daily balances of the principal amount outstanding.

        Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. When a loan is placed on nonaccrual status, previously accrued and uncollected interest is charged to interest income on loans.

        The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance represents an amount which, in management's judgement, will be adequate to absorb probable losses on existing loans that may become uncollectible.

        Management's judgement in determining the adequacy of the allowance is based on evaluations of the collectibility of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower's ability to pay, overall portfolio quality, and review of specific problem loans.

        Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans and other real estate, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgements of information available to them at the time of their examination.

                       METRO BANCORP, INC. AND SUBSIDIARY

             Notes to Consolidated Financial Statements, continued


  (1)   Summary of Significant Accounting Policies, continued
        Premises and Equipment Premises and equipment are recorded at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets. Costs incurred for maintenance and repairs are expensed currently.

        Other Real Estate
        Other real estate, including properties deemed in-substance foreclosures, is originally recorded at its fair value net of estimated costs to dispose. The estimate of fair value is based on appraisals performed by both Company personnel and independent appraisers. These estimates are critical to the financial statements and changes in such estimates, appraisals and evaluations might be required due to changing economic conditions and economic prospects of borrowers.

        In-substance foreclosures occur on collateralized loans in which the debtor has little or no equity, the proceeds for repayment of the loan can come only from operation or sale of the collateral, and the debtor has formally or effectively abandoned control or it is doubtful that the debtor will be able to rebuild equity in the collateral or otherwise repay the loan in the foreseeable future.

        Sales of other real estate are accounted for in accordance with Financial Accounting Standards Board Statement No. 66 "Accounting for Sales of Real Estate". Accordingly, profits may be deferred or recognized currently depending on the terms of the sale. Losses are charged to operations as incurred.

        Income Taxes
        The income tax effects of transactions are recognized for financial reporting purposes in the year in which they enter into the determination of recorded income, regardless of when they are recognized for income tax purposes. Accordingly, applicable income taxes in the consolidated statements of operations include charges or credits for deferred income taxes relating to timing differences.

        Net Earnings (Loss) Per Common Share
        Net earnings (loss) per common share are based on the weighted average number of common shares outstanding during each period. All per share amounts have been retroactively restated to give effect to the 100% stock dividend more fully described in note 17.

        Recent Accounting Pronouncements
        The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 109 (SFAS 109) "Accounting for Income Taxes", which the Company has not been required to adopt in 1992. SFAS 109 requires that deferred income taxes be recorded using the liability method and restricts the conditions under which 8a deferred tax asset may be recorded. The Company will be required to adopt this standard in 1993, but has not yet determined the impact of the standard on the consolidated financial statements.

  (2)   Restatement of 1991 Consolidated Financial Statements
        The consolidated financial statements and accompanying notes presented herein for the year 1991 have been restated to reflect the correction of an error in an appraisal relating to a certain piece of real property acquired in 1991 through foreclosure. The original appraisal valued all of the property acquired through foreclosure as commercially zoned property. A subsequent appraisal in late 1992 performed by a different independent appraiser discovered that in fact a portion of the property was zoned residential. At December 31, 1992, the estimated value of this real property was significantly lower than was originally determined at actual foreclosure in 1991. This valuation reduction is related to the estimated fair value at the time of foreclosure (1991) due to the error in the preparation of the appraisal at foreclosure, rather than a subsequent decline related to market conditions. Generally accepted accounting principles consider the oversight or misuse of facts that existed at the time financial statements are prepared as errors, and require these to be reported as adjustments, if material, to prior period financial statements. Therefore, the 1991 consolidated financial statements have been restated to reflect an additional write-down to the property at the date of foreclosure.

                       METRO BANCORP, INC. AND SUBSIDIARY

             Notes to Consolidated Financial Statements, continued


   (2) Restatement of 1991 Consolidated Financial Statements, continued The following is a summary of the consolidated financial statement amounts affected by the restatement:

                                                   As
                                                Previously                               As
                                                Reported         Change               Restated
                                               -------------    ---------           -----------
 Consolidated Balance Sheet
 --------------------------
    Other real estate                          $   6,110,924     (607,364)            5,503,560
    Total assets                                 130,332,410     (607,364)          129,725,046
    Accumulated deficit                             (760,247)    (607,364)           (1,367,611)
    Common stockholders' equity                    2,603,980     (607,364)            1,996,616


 Consolidated Statement of Operations
 ------------------------------------
    Provision for loan losses                  $       -          607,364               607,364
    Earnings before income taxes and
       extraordinary item                          1,616,237     (607,364)            1,008,873
    Income tax expense                               457,620     (206,504)              251,116
    Earnings before extraordinary credit           1,158,617     (400,860)              757,757
    Extraordinary credit                             457,620     (206,504)              251,116
    Net earnings                                   1,616,237     (607,364)            1,008,873
    Net earnings applicable to common
       stockholders                                1,359,885     (607,364)              752,521
                                                   =========      =======             =========
    Net earnings per common share:
       Earnings before extraordinary credit    $         .65         (.29)                  .36
       Extraordinary credit                              .33         (.15)                  .18
                                                   ---------  -----------             ---------

           Net earnings                        $         .98         (.44)                  .54
                                                   =========  ===========             =========



   (3)  Regulatory Communications
        In December, 1990, the Company and the Bank entered into a program of corrective action with their primary regulatory authorities resulting from a regulatory examination conducted during the summer of 1990 while the Agreement with Bank South Corporation (as more completely described below) was still in effect. This program requires Board of Director and management attention to be focused on several areas, including effectiveness and adequacy of management, development of a comprehensive asset management plan, development of a capital plan to increase the level of capital to a satisfactory level, timely review and monitoring of the adequacy of the allowance for loan losses, preparation of a comprehensive budget and forecast, correction of any violations of laws, rules and regulations previously cited, and other actions deemed necessary by the regulators.

        Additional supervisory powers and regulations mandated by the Federal Deposit Insurance Corporation Improvement Act of 1991 include a "prompt corrective action" program which creates five regulatory zones in which all banks would be placed, largely based on their capital positions. Regulators are permitted to take increasingly harsh action as a bank's financial condition declines. Continued noncompliance with the provisions of the program of corrective action could subject the Bank to these harsh regulatory actions.

        At December 31, 1992, the Bank was not in compliance with several of the requirements of the program of corrective action. Management does not believe its noncompliance will create additional legal or administrative actions as, in concert with continued forbearance from its regulatory authorities, it strives for satisfaction of all provisions of the program of corrective action.

                       METRO BANCORP, INC. AND SUBSIDIARY

             Notes to Consolidated Financial Statements, continued



   (3)  Regulatory Communications, continued
        The Company and the Bank are required to maintain minimum capital requirements (consolidated and bank only) as defined by and in accordance with various regulatory authorities. Based on the program of corrective action, the Company is required to have consolidated total capital (consisting of equity capital and the allowance for loan losses) equal to seven (7%) percent of consolidated total assets. At December 31, 1992, the Company's capital was in compliance with this requirement. The Company is also subject to the risk-based rules for assessing capital adequacy. These regulations establish minimum capital standards in relation to assets and off-balance sheet exposures, as adjusted for credit risks. At December 31, 1992, due to limitations which allow only a certain amount of the preferred stock to be included as components of the Company's risk-based capital, the Company was deficient by approximately $2,000,000 from the minimum risk-based requirement.

        Regulatory authorities in the program of corrective action also require the bank level capital (stockholder's equity) to equal six (6%) percent of total assets and its adjusted primary capital (equity plus the allowance for loan losses) to equal eight (8%) percent of its adjusted total assets (total assets plus the allowance for loan losses). At December 31, 1992, the Bank's capital was in compliance with these requirements.

        As the Company has failed to maintain compliance with its capital requirements, it may be subject to legal or administrative actions that may be taken by the various regulatory authorities. The Company intends to raise sufficient capital through an offering of preferred and common stock. The proceeds from the offering are anticipated to be used to retire the Series A preferred stock, to infuse certain amounts of equity into the Bank, and to provide additional liquidity to the Company as it continues to strive to meet its obligations. Management believes that additional regulatory action will not be taken as it implements its plans for curing this capital deficiency.

        On January 10, 1990, the Company signed a Letter of Intent to be acquired by Bank South Corporation through a merger. On April 30, 1990, a definitive agreement (the Agreement) was executed which provided, among other terms and conditions, that the Agreement would terminate if regulatory approval was not obtained by October 31, 1990. Bank South Corporation was unable to obtain regulatory approval by October 31, 1990, and did not extend the Agreement. On May 1, 1990, an officer of Bank South, N.A., a subsidiary of Bank South Corporation, who had resigned his position with Bank South, N.A., became the chief executive officer of The Commercial Bank. He served in that position until shortly after the October 31, 1990 termination date of the Agreement.

                       METRO BANCORP, INC. AND SUBSIDIARY

  (3)   Regulatory Communications, continued
        At December 31, 1990, the Company had a loan with Bank South,
        N.A. which was used to finance its operations by infusing additional paid-in capital to its Bank subsidiary. In June 1991, the Company executed certain agreements with Bank South, N.A. which resulted in the conversion of notes payable of $3,800,000 and $251,000 and related accrued interest payable of $546,730 into 459,773 shares of Series A preferred stock in the Company. In connection with this transaction, the Company amended its Articles of Incorporation to include the authorization of 1,000,000 shares of Series A preferred stock with a par value of $10 per share. The Series A preferred stock is non-voting and contains no conversion features. In the event of liquidation, the Series A preferred stockholders are entitled to $10 per share plus any unpaid dividends. The Series A preferred stock requires quarterly dividend payments (as amended August 1992) at an annual rate of eleven (11%) percent from July 1, 1991 through July 1, 1994, and fifteen (15%) percent thereafter. Such dividends are payable in cash or shares of Series A preferred stock, at the option of the Company, until March 31, 1993, at which time dividends are required to be paid only in cash. In 1991, the Company issued 12,643 shares in the form of Series A preferred stock dividends in kind. On December 17, 1991 the Board declared 12,991 shares of Series A preferred stock dividends in kind and $4 in cash dividends in lieu of fractional shares; these dividends were paid January 1, 1992. During 1992, the Board declared and issued 39,709 shares of Series A preferred stock dividends in kind and $15 in cash dividends in lieu of fractional shares. On December 15, 1992 the Board declared 11,140 shares of Series A preferred stock dividends in kind and $9 in cash dividends in lieu of fractional shares payable January 3, 1993. The Company may, at its option, redeem all of the outstanding Series A preferred stock at par value plus unpaid dividends. Partial redemption may be made upon consent and agreement between the Company and Bank South, N.A. In August 1992, 120,000 shares of the Series A preferred stock were redeemed for $1,000,000 cash. The $200,000 of excess par value relating to the redeemed Series A preferred stock was credited to the Company's capital surplus. The Company has accepted an offer by Bank South N.A. to fully redeem the balance of the Series A preferred stock for $3,000,000 inclusive of cash dividend payments on the stock. The offer is subject to all redemption funds being received by Bank South N.A. by September 30, 1993. The ability of the Company to redeem the stock in accordance with the terms of the offer is subject to the success of the aforementioned offering of additional preferred and common stock.

        The Company has agreed to comply with certain covenants in relation to the issuance of the Series A preferred stock to Bank South, N.A. Among other items, the Company shall not incur additional indebtedness, not declare dividends to common shareholders, furnish financial information in a timely manner, and maintain certain financial ratios. At December 31, 1992, the Company was not in compliance with all covenants of the Series A preferred stock and had not sought waivers.

        The following summarizes activity relating to the Series A preferred stock for the years ended December 31, 1992 and 1991:

                               Issuance of Series A preferred stock                                             $ 4,597,730

                               Series A preferred stock dividend                                                    126,430
                                                                                                                  ---------

                               Balance, December 31, 1991                                                         4,724,160

                               Series A preferred stock redemption                                              (1,200,000)

                               Series A preferred stock issued for 1991 dividends                                   129,910

                               Series A preferred stock dividend                                                    397,090
                                                                                                                  ---------

                               Balance, December 31, 1992                                                       $ 4,051,160
                                                                                                                  =========

                       METRO BANCORP, INC. AND SUBSIDIARY

             Notes to Consolidated Financial Statements, continued


   (4)   Investment Securities
         The carrying value and estimated market value of investment securities at December 31, 1992 and 1991 are as follows:

                                                                    Gross            Gross        Estimated
                                              Carrying           Unrealized       Unrealized        Market
       1992                                    Value               Gains            Losses          Value
       ----                                   --------           ----------       ----------      ---------
 U.S. Government agencies                   $ 5,857,638             -                -            5,857,638
 State and municipals                           399,060             9,128           26,560          381,628
 Other investments                              175,000           130,000            -              305,000
                                              ---------           -------          -------        ---------

                                            $ 6,431,698           139,128           26,560        6,544,266
                                              =========           =======           ======        =========
       1991
       ----
 U.S. Government agencies                   $ 2,227,058               630            -            2,227,688
 State and municipals                           998,983            17,125           82,075          934,033
 Mortgage-backed securities                   1,825,324             -               22,059        1,803,265
 Other investments                              175,000             -                -              175,000
                                              ---------          --------        ---------        ---------

                                            $ 5,226,365            17,755          104,134        5,139,986
                                              =========          ========        =========        =========

        Other investments consist principally of stock held in Community Financial Services, Inc., which was sold on March 5, 1993 resulting in a gain of approximately $130,000.

        The carrying value and estimated market value of investment securities at December 31, 1992, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                                               Estimated
                                                                                               Carrying          Market
                                                                                                 Value           Value
                                                                                               --------        ---------

                             Due in one year or less                                       $ 6,357,638        6,496,766
                             Due after ten years                                                74,060           47,500
                                                                                             ---------        ---------

                                                                                           $ 6,431,698        6,544,266
                                                                                             =========        =========



        Proceeds from sales of investments in debt securities during 1992, 1991 and 1990 were $2,411,480, $103,000 and $4,480,068, respectively. Gross gains of $65,491, $4,577 and $138,517 were realized on sales during 1992, 1991 and 1990, respectively. A gross loss of $58,337 was realized on the 1992 disposal.

        Securities with a carrying value of approximately $6,207,000 and $5,052,000 at December 31, 1992 and 1991, respectively, were pledged to secure public deposits as required by law.

                       METRO BANCORP, INC. AND SUBSIDIARY

   (5)   Loans
         Major classifications of loans are summarized as follows:

                                                                     1992             1991
                                                                     ----             ----
 Commercial, financial and agricultural                        $ 12,484,299       14,111,914
 Real estate - construction                                       9,479,468        9,822,459
 Real estate - mortgage                                          61,454,710       62,398,507
 Consumer                                                        10,555,436        9,974,403
                                                                 ----------       ----------
          Total loans                                            93,973,913       96,307,283
 Less:    Unearned interest                                         153,214          138,448
          Allowance for loan losses                               3,647,711        3,673,654
                                                                 ----------       ----------

          Total net loans                                      $ 90,172,988       92,495,181
                                                                 ==========       ==========


        The Bank grants loans and extensions of credit to individuals and a variety of firms and corporations located in and around its trade area of Douglasville and Douglas County, Georgia. Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate and is dependent upon the real estate market.

        The Bank discontinues accruing interest on loans when, in the opinion of management, there is a reasonable doubt of collectibility of interest on a timely basis. At December 31, 1992, 1991 and 1990, nonaccrual loans totalled approximately $2,024,000, $3,634,300 and $4,855,000, respectively. Interest income would have been approximately $98,000, $226,300 and $312,000 higher in 1992, 1991 and 1990, respectively, had interest on these nonaccrual loans been accrued in accordance with the original terms of the loans.

        Changes in the allowance for loan losses are summarized as follows:

                                                                   1992           1991              1990
                                                                   ----           ----              ----
  Balance at beginning of year                                $ 3,673,654        3,786,524        2,200,000
  Amounts charged off                                            (782,245)      (1,065,500)      (1,593,988)
  Recoveries on amounts previously charged off                     67,141          345,266          707,684
  Provision charged to operating expense                          689,161          607,364        2,472,828
                                                                ---------        ---------        ---------
  Balance at end of year                                      $ 3,647,711        3,673,654        3,786,524
                                                              ===========        =========        =========


   (6)   Premises and Equipment
         Premises and equipment are summarized as follows:

                                                                                   1992            1991
                                                                                   ----            ----
 Land                                                                        $    625,207          625,207
 Buildings and improvements                                                     6,324,491        6,324,491
 Furniture and equipment                                                        4,162,889        4,162,889
                                                                               ----------       ----------

                                                                               11,112,587       11,112,587
 Less: Accumulated depreciation                                                 3,718,961        3,099,185
                                                                               ----------       ----------

                                                                             $  7,393,626        8,013,402
                                                                               ==========       ==========


  Depreciation expense was approximately $620,000, $615,000 and $614,600 for the years ended December 31, 1992, 1991 and 1990, respectively.

                       METRO BANCORP, INC. AND SUBSIDIARY

             Notes to Consolidated Financial Statements, continued



  (7)   Other Real Estate Owned
        Effective for the year ended December 31, 1992, the Company changed its method of accounting for other real estate. In accordance with the American Institute of Certified Public Accountants' Statement of Position 92-3 "Accounting for Foreclosed Assets" (SOP 92-3), the Company has adjusted all properties (including those deemed in-substance foreclosures) to their fair value and has established a valuation allowance for the estimated costs to sell these assets. The adoption of SOP 92-3 results in a new cost basis for these assets, defined as the estimated fair value of the assets at the date of adoption of the pronouncement. Subsequent to the adoption of SOP 92-3, the carrying amount of each property is adjusted to the lower of the then fair value less costs to sell, or cost as defined herein. The change in accounting to adopt SOP 92-3 did not have a significant effect on the results of operations for 1992. The estimated fair value of other real estate at December 31, 1992 is $7,314,871 and the valuation allowance is $334,910, with a net balance of $6,979,961.

        In 1991, real estate acquired through foreclosure as well as loans deemed in-substance foreclosures were carried at the lower of the Company's investment or net realizable value based on appraised values. Losses arising from the acquisition of such property were charged against the allowance for loan losses. Subsequent write-downs were provided by a charge to income in the period in which the need arose. Other real estate amounted to $5,503,560 at December 31, 1991.

  (8)   Note Payable
        Note payable at December 31, 1992 and 1991 consists of the following:

                                                            1992          1991
                                                         --------      ---------
          Borrowings of Employee Stock Ownership Plan,
            guaranteed by the Company, due in annual
            payments through January 1995 ranging from
            $40,500 to $148,500, with interest payable
            monthly at prime
                                                          $243,000      270,000
                                                         =========     =========

  (9) Commitments and Contingencies The Bank leases, from both affiliated and unaffiliated parties, various equipment, facilities and real estate under capital and operating lease arrangements. Future minimum payments on these leases at December 31, 1992 are summarized as follows:

                                                  Total           Operating          Capital
                                               Commitments          Leases            Leases
                                               -----------        ---------          -------

        1993                                 $   365,193          181,973           183,220
        1994                                     187,414          141,538            45,876
        1995                                     141,583          119,983            21,600
        1996                                     142,000          120,400            21,600
        1997                                     152,000          130,400            21,600
        Thereafter                             3,376,333        2,497,933           878,400
                                               ---------        ---------         ---------
  Total minimum lease payments               $ 4,364,523        3,192,227         1,172,296
                                               =========        =========
  Amounts representing interest                                                    (764,979)
                                                                                  ---------
  Present value of net minimum lease payments                                   $   407,317
                                                                                  =========

        Rental expense under operating leases for 1992, 1991 and 1990 was approximately $196,000 ($50,400 to affiliated parties), $401,500 ($87,600 to affiliated parties) and $374,700 ($88,800 to affiliated parties), respectively.

                       METRO BANCORP, INC. AND SUBSIDIARY

  (9)   Commitments and Contingencies, continued
        The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The contract amounts of these instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

        The exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual amount of these instruments. The same credit policies are used in making commitments and conditional obligations as for on-balance-sheet instruments.

        In most cases collateral or other security is required to support financial instruments with credit risk:


                                                                            December 31,
                                                                             Approximate
                                                                          Contractual Amount

                                                                      1992                    1991
                                                                      ----                    ----
 Financial instruments whose contract
  amounts represent credit risk:
       Commitments to extend credit                                  $ 6,596,000             6,081,000
       Standby letters of credit and financial
           guarantees written                                        $   811,000                79,000

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary, upon extension of credit is based on management's credit evaluation. Collateral held varies but may include unimproved and improved real estate, certificates of deposit, or personal property.

        Standby letters of credit and financial guarantees written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to local businesses. The credit risk involved in extending letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds real estate and automobiles as collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments varies. The average amount collateralized is 90 and 100 percent for December 31, 1992 and 1991, respectively.

        The Bank has been notified by another financial institution of a potential claim for reimbursement of an SBA loan made by the other institution. The eventual outcome is uncertain. Management, after consultation with counsel, believes that it has significant meritorious defenses relating to this matter.


  (10)  Stockholders' Equity
        Dividends paid by the Bank are the primary source of funds available to the Company. Banking regulations limit the amount of dividends that may be paid without prior approval of the Bank's regulatory authorities. These restrictions are based on the level of regulatory classified assets, the prior year's net earnings, and the ratio of equity capital to total assets. The Bank is presently not allowed to impair capital by the payment of dividends without regulatory approval.

                       METRO BANCORP, INC. AND SUBSIDIARY

  (11)  Redeemable Cumulative Preferred Stock
        In December 1991, the Company amended its Articles of
        Incorporation to increase the number of shares authorized of its preferred stock from 500,000 to 5,000,000. Shares of preferred stock may be issued from time to time in one or more series, as may be established by resolution of the Board of Directors of the Company. Each resolution shall include the number of shares issued, distinctive designation or title, voting powers, preferences, special rights and restrictions as determined by the Board. The Board is also further authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series.

        In August 1992, the Company issued 200,000 shares of $10 par value adjustable rate cumulative preferred stock ("Series 1992 preferred stock"). The Series 1992 preferred stock is non-voting and contains no conversion features. The Series 1992 preferred stock is considered limited life preferred stock since it contains a partial redemption feature that requires quarterly cash redemptions of $62,500 beginning December 31, 1992 through September 30, 2000, at which time this preferred stock will be completely redeemed. The Company may, at its option with regulatory approval, redeem all of the outstanding Series 1992 preferred stock at par value plus unpaid dividends at any time. Such liquidation of the Series 1992 preferred stock ranks junior to liquidation of the Series A preferred stock. No dividends may be paid or declared on the Company's common stock until all dividends accrued and payable on preferred stock has been paid off. The Series 1992 preferred stock also requires quarterly cash dividend payments at the prime interest rate plus 1%. The cash dividends, subject to regulatory approval, are cumulative and rank junior to dividends for Series A preferred stock. The $2,000,000 cash received for issuance of the Series 1992 preferred stock was used as follows: $1,000,000 to redeem 120,000 shares of $10 par value Series A preferred stock (as described above), $500,000 to provide a capital infusion into its Bank subsidiary, and $500,000 to be reserved for future preferred stock cash dividends and redemptions. On December 15, 1992, the Board declared a $53,978 cash dividend and a partial redemption of $62,500 for holders of the Series 1992 preferred stock, payable January 3, 1993.

        Redemption requirements relating to the Series 1992 preferred stock are as follows:

                                      1993                                                 $   250,000
                                      1994                                                     250,000
                                      1995                                                     250,000
                                      1996                                                     250,000
                                      1997                                                     250,000
                                      Thereafter                                               750,000
                                                                                             ---------
                                                                                           $ 2,000,000
                                                                                             =========

(12)    Employee Stock Ownership Plan
        The Company has established an Employee Stock Ownership Plan
        (ESOP) covering substantially all employees who meet certain minimum age and length of service requirements. Contributions to the Plan are determined annually by the Board of Directors and shall not exceed 15% of the aggregate compensation of the participants. Contributions to the Plan amounted to approximately $16,650 and $27,300 for the years ended December 31, 1992 and 1991, respectively. There were no contributions during 1990.

        At December 31, 1992, 86,212 shares of the Company's stock are held by the Employee Stock Ownership Trust, which was established to fund the Plan. The trust purchased 89,564 shares of the Company's stock with the proceeds of a $500,000 bank loan. The Company has guaranteed repayment of the bank loan. Under the agreement, the Company is obligated to make annual contributions of $40,500 in 1993, $54,000 in 1994 and $148,500 in 1995, plus interest due monthly at prime. At December 31, 1992, the bank loan was secured by 42,984 shares of the Company's stock. Generally accepted accounting principles require plan sponsors to record ESOP indebtedness in their financial statements. Accordingly, the accompanying financial statements reflect the ESOP indebtedness as a component of notes payable, and a corresponding reduction in stockholders' equity.

                       METRO BANCORP, INC. AND SUBSIDIARY

  (13)  Income Taxes
        The following is an analysis of income tax expense for the years ended December 31, 1992, 1991 and 1990:

                                                               1992             1991            1990
                                                               ----           --------          ----
 Currently payable (refundable)                            $ 121,506           47,133          (59,425)
 Deferred                                                    (30,078)         203,983           59,425
                                                             -------          -------          -------
                                                           $  91,428          251,116             -
                                                             =======          =======          =======

        Income tax expense differs from the amounts computed by applying the Federal corporate statutory income tax rate of 34% in 1992, 1991 and 1990 to earnings (loss) before income taxes, as follows:

                                                                      1992            1991             1990
                                                                      ----            ----             ----
   Expected income tax expense (benefit)                          $ 137,373          343,017       (1,005,314)
   Tax-exempt interest income                                       (46,330)        (140,271)        (240,414)
   Non-deductible interest expense                                    4,681           19,643           36,635
   Net operating loss not recognizable                                 -                 -          1,209,093
   Surtax exemption and other, net                                   (4,296)          28,727           -
                                                                    -------          -------      -----------

                                                                  $  91,428          251,116           -
                                                                    =======          =======      ===========

        The sources of deferred income taxes and the tax effects are as follows:

                                                                1992            1991             1990
                                                                ----            ----             ----
  Accelerated depreciation                                   $ (17,109)           29,470           71,240
  Provision for loan losses                                     27,037              -            (170,227)
  Accounting change for tax purposes from
    cash basis to accrual basis                                    -                -             (80,492)
  Unearned origination fees                                    (16,180)           17,304           28,324
  Deferred gains on sale of real estate                            -              53,204           28,254
  Utilization of net operating loss carryforward               152,492           139,439             -
  Benefit of net operating loss not recognizable                   -                -             191,540
  Provision for losses on OREO                                 (93,117)           25,500             -
  Nonaccrual loan interest                                      41,186           (41,230)            -
  Alternative minimum tax                                     (121,506)          (47,133)            -
  Other                                                         (2,881)           27,429          (9,214)
                                                              --------           -------          -------
                                                            $  (30,078)          203,983          59,425
                                                              ========           =======          =======

        Approximately $278,000 and $745,000 of the Company's net operating loss carryforward was utilized to reduce federal income tax expense for the years ended December 31, 1992 and 1991, respectively. The utilization has been reported as an extraordinary credit in the consolidated statements of operations. At December 31, 1992, there are remaining loss carryforwards for federal income tax and financial reporting purposes totalling approximately $1,250,000 and $3,500,000, respectively, for which no benefit has been provided. The recognition of this benefit is dependent upon future taxable income. The loss carryforwards are scheduled to expire beginning in 2004. Additionally, the Company has unused AMT credit carryforwards of $189,000 for income tax purposes. The credit carryforwards will be recognized as reductions in income tax payable upon the generation of future regular taxable income.

                       METRO BANCORP, INC. AND SUBSIDIARY

(14)   Related Party Transactions

       Directors, executive officers and principal stockholders of the Company and certain business organizations and individuals associated with them were customers of and had other transactions with the Bank in the ordinary course of business during 1992 and 1991. It is the policy of the Company that loans to these related parties be made on substantially the same terms as those prevailing at the time made for comparable loans to other Bank customers. The following is a summary of activity for related party loans for 1992:

  Beginning balance                                                          $ 4,501,000
    New loans                                                                    346,000
    Repayments                                                                (2,504,500)
                                                                               ---------

  Ending balance                                                             $ 2,342,500
                                                                               =========





  (15)  Miscellaneous Other Income and Other Operating Expenses
        Components of miscellaneous other income and other operating expenses in excess of 1% of total interest and other income for the respective periods are as follows:


                                                                     1992          1991            1990
                                                                     ----          ----            ----
  Miscellaneous Other Income
  --------------------------

  Rental income from other real estate owned                      $ 191,142       182,512           -
  Recognition of deferred gain
     on sale of other real estate                                 $  10,166       287,601           -
  Gain on sale of premises and equipment                          $   -           260,034           -
  Gain on sale of credit card portfolio                           $   -           318,274           -

  Other Operating Expenses
  ------------------------

  FDIC insurance premiums                                         $ 271,468       294,179         194,061
  Printing, stationary and supplies                               $ 176,878       186,214         286,629
  Legal fees                                                      $ 132,776       197,269         304,271
  Postage                                                         $ 181,858       184,384         209,454
  Credit card merchant expense                                    $ 197,675       176,248         210,034
  Other real estate expenses, net                                 $ 166,627       157,003          93,121
  Protection/collection of loans                                  $ 136,418       107,406          90,075
  Telephone                                                       $ 135,845       131,523         150,097


                       METRO BANCORP, INC. AND SUBSIDIARY

          (16)   Metro Bancorp, Inc. (Parent Company Only) Financial Information

                                 Balance Sheets

                           December 31, 1992 and 1991

                                     Assets
                                     ------
                                                                                1992             1991
                                                                                ----             ----
 Cash, substantially restricted                                              $   534,660         164,860
 Investment in The Commercial Bank                                             8,135,254       7,193,878
 Other assets                                                                     43,884          56,152
                                                                               ---------       ---------

                                                                             $ 8,713,798       7,414,890
                                                                               =========       =========

                   Liabilities and Stockholders' Equity
                   ------------------------------------

 Accrued interest payable and other liabilities                              $   363,812         424,114
 Notes payable                                                                   243,000         270,000
 Series A cumulative preferred stock                                           4,051,160       4,724,160
 Redeemable cumulative preferred stock                                         2,000,000          -
 Common stockholders' equity                                                   2,055,826       1,996,616
                                                                               ---------       ---------

                                                                             $ 8,713,798       7,414,890
                                                                               =========       =========

                            Statements of Operations

              For the Years Ended December 31, 1992, 1991 and 1990

                                                             1992           1991           1990
                                                             ----           ----           ----
Income:
 Interest income                                            $   6,752        -                 -
 Recognition of deferred gain on sale of
   other real estate                                             -           -              341,387
                                                             --------   -----------       ---------

                                                                6,752        -              341,387
                                                              -------   -----------       ---------

Expenses:
 Interest on notes payable                                       -          214,730         360,341
 Other                                                         53,426       102,537          11,088
                                                              -------     ---------       ---------

                                                               53,426       317,267         371,429
                                                              -------     ---------       ---------

Loss before equity in undistributed earnings
  (loss) of bank subsidiary                                   (46,674)     (317,267)       (30,042)
Equity in undistributed earnings (loss) of bank subsidiary    450,713     1,326,140     (2,926,765)
                                                              -------     ---------      ---------
 Net earnings (loss)                                          404,039     1,008,873     (2,956,807)
referred dividend requirement                                (562,492)     (256,352)          -
                                                              -------      --------      ---------

 Net earnings (loss) applicable to common stockholders     $ (158,453)      752,521     (2,956,807)
                                                             ========      ========      =========


                       METRO BANCORP, INC. AND SUBSIDIARY

(16) Metro Bancorp, Inc. (Parent Company Only) Financial Information, continued


                            Statements of Cash Flows

              For the Years Ended December 31, 1992, 1991 and 1990


                                                                   1992          1991            1990
                                                                   ----          ----            ----
 Cash flows from operating activities:
   Net earnings (loss)                                        $   404,039     1,008,873       (2,956,807)
   Adjustments to reconcile net earnings (loss) to net cash
    used by operating activities:
      Equity in undistributed (earnings) loss of subsidiary      (450,713)   (1,326,140)       2,926,765
      Recognition of deferred gain on sale of other real
        estate                                                      -             -             (341,387)
      Amortization                                                  -             -                  881
      Change in:
        Other assets                                               12,268        (9,971)           2,132
        Interest payable                                            -             -              355,732
        Other liabilities                                           -           132,641             -
                                                               ----------      ---------       ---------

        Net cash used by operating activities                     (34,406)     (194,597)         (12,684)
                                                               ----------      ---------       ---------

Cash flows from investing activities:
 Capital infusion into subsidiary                                (500,000)        -                 -
 Change in due from (to) subsidiary                               (95,775)        -              282,613
                                                               ----------    -----------        ---------

        Net cash provided (used) by investing activities         (595,775)        -              282,613
                                                                ---------    -----------        --------

Cash flows from financing activities:
 Issuance of Series 1992 preferred stock                        2,000,000         -                 -
Redemption of Series A preferred stock                         (1,000,000)        -                 -
 Dividends paid in lieu of fractional shares                          (19)           (8)            -
                                                               ----------     ----------        --------

        Net cash provided (used) by financing activities          999,981            (8)            -
                                                                ---------    ----------         --------

Net increase (decrease) in cash                                   369,800      (194,605)         269,929
Cash at beginning of year                                         164,860       359,465           89,536
                                                                ---------     ---------         --------

Cash at end of year                                           $   534,660       164,860          359,465
                                                                =========     =========        ==========


                       METRO BANCORP, INC. AND SUBSIDIARY

(16) Metro Bancorp, Inc. (Parent Company Only) Financial Information, continued

                      Statements of Cash Flows, continued

              For the Years Ended December 31, 1992, 1991 and 1990


                                                                    1992           1991          1990
                                                                    ----           ----          ----
Supplemental disclosures of cash flow information:
   Cash paid during the year for:
    Interest                                                   $     -            -               4,609

Supplemental schedule of noncash investing and
 financing activities:
   Deferred gain on sale of other real estate                  $     -            -            (624,000)

   Change in unrealized loss on marketable equity
    securities                                                 $   (9,337)       33,321           2,665

   Principal reduction on ESOP indebtedness                    $   27,000         -               -

   Interest financed on behalf of ESOP                         $     -            -              12,268

   Interest financed on notes payable                          $     -            -             238,732

   Conversion of notes payable and related accrued
    interest payable to Series A preferred
    stock                                                      $     -        4,597,730           -

   Series A preferred stock issued as dividend
    in kind                                                    $  527,000       126,430           -

   Series A preferred stock dividend declared                  $  111,409       129,914           -

   Series 1992 preferred stock dividend declared               $   53,978         -               -

   Discount relating to retirement of $1,000,000
      of Series A preferred stock                              $  200,000         -               -


The Company's cash of $534,660 is restricted in its available use based on the results of the most recent regulatory examination. Regulatory approval is required prior to the outlay of cash.

                       METRO BANCORP, INC. AND SUBSIDIARY

             Notes to Consolidated Financial Statements, continued



   (17) Subsequent Event

        On June 15, 1993, the Board of Directors authorized a 100% stock dividend of the Company's $2.50 par value common stock. As a result, 697,313.6 additional shares were issued and capital surplus was reduced by $1,743,283. Capital surplus was charged for the stock dividend instead of retained earnings due to the fact that retained earnings reflected a negative balance at the date of transfer. As a result of this transaction, common stock and capital surplus were given retroactive effect and all references in the accompanying financial statements to the number of common shares and per share amounts have been adjusted to give effect to this stock dividend.

        Additionally, the Board of Directors authorized an offering for the sale of a new series of preferred stock (to be known as the Series 1993 Adjustable Rate Cumulative Preferred Stock), consisting of 340,000 shares at a price of $10 per share, as well as the offering of 200,000 shares of its common stock at a price of $5 per share. Proceeds of the offering will be used to make an infusion of equity into the Bank subsidiary, to retire the Series A preferred stock, and for general corporate purposes.

                       METRO BANCORP, INC. AND SUBSIDIARY

                    CONSOLIDATED BALANCE SHEETS (UNAUDITED)

                          SEPTEMBER 30, 1993 AND 1992

                             (DOLLARS IN THOUSANDS)



         Assets

                                                                      1993                       1992
                                                                    --------                   --------
Cash and due from banks                                             $  10,838                   11,711

Federal funds sold                                                      9,680                    1,571
                                                                    ---------                  -------

         Cash and cash equivalents                                     20,518                   13,282
                                                                    ---------                  -------


Interest-bearing deposits with other banks                                693                     682

Investment securities (market value $8,863 and $5,078                   8,883                    5,261
         at September 30, 1993 and 1992, respectively)


Marketable equity securities at aggregate market value
         (aggregate cost of $1,000,000)                                   961                      967

Loans                                                                  92,909                   97,838
         Less:  Unearned interest                                         244                      208
                Allowance for loan losses                               3,994                    3,840
                                                                    ---------                  -------

                          Loans, net                                   88,671                   93,790

Premises and equipment                                                  6,823                    7,273

Accrued interest receivable                                               755                      783

Other real estate                                                       6,717                    4,586

Other assets                                                            1,182                    1,038
                                                                    ---------                  -------




         Total Assets                                               $135,203                   127,662
                                                                    ========                   =======

                                                                     (continued)

                 Liabilities and Stockholders' Equity

                                                                      1993             1992
                                                                    --------         --------
Deposits:
         Demand                                                     $    25,712         24,487
         Interest-bearing demand                                         25,589         24,831
         Savings                                                         36,607         20,559
         Time                                                            33,503         42,455
         Time, in excess of $100,000                                      3,202          5,227
                                                                   ------------       --------

                 Total deposits                                         124,613        117,559

Accrued interest payable and other liabilities                            1,202            926
Note payable                                                                202            243
Deferred gains on sales of other real estate                                121            121
Obligations under capital leases                                            294            443
                                                                   ------------      ---------

                          Total liabilities                             126,432        119,292
                                                                   ------------      ---------


Series A cumulative preferred stock, $10 par value, 1,000,000 shares authorized, 416,256 and 498,755 shares issued
         and outstanding                                                  4,163          3,925
                                                                    -----------       --------
Redeemable cumulative preferred stock, $10 par value; 5,000,000 shares authorized, 200,000 limited life shares of adjustable cumulative (Series 1992) issued, 181,250 and 200,000 shares outstanding, liquidation and redemption value of $10 per
         share proportionately over 30 remaining quarters                 1,812          2,000
                                                                    -----------      ---------
Common stockholders' equity:
         Common stock, $2.50 par value, 10,000,000 shares authorized:
         1,394,627 shares issued and outstanding                          3,486          3,486
         Capital surplus                                                    382            382
         Accumulated deficit                                               (831)        (1,147)
         Net unrealized loss on marketable equity securities                (39)           (33)
                                                                    ------------     ----------

                                                                          2,998          2,688
Less:
Guarantee of indebtedness of Employee Stock Ownership Plan (ESOP)           202            243
                                                                    -----------      ---------

                 Total common stockholders' equity                        2,796          2,445
                                                                    -----------      ---------

                 Total liabilities and common
                        stockholders' equity                         $  135,203        127,662
                                                                    ===========      =========

                       METRO BANCORP, INC. AND SUBSIDIARY

                      Consolidated Statements of Earnings

              (dollars in thousands except per share information)

                                  (unaudited)

                                                           THREE MONTHS ENDED                     NINE MONTHS ENDED
                                                              SEPTEMBER 30,                          SEPTEMBER 30,
                                                        1993               1992                  1993             1992
                                                        ----               ----                  ----             ----
 Interest income:
   Interest and fees on loans                 $         2,182              2,221                 6,490            7,105
   Interest on deposits with other banks                    6                  7                    19               15
   Interest on federal funds sold                          58                 26                   155              165
   Interest on investment securities:
     U.S.  Treasury  and  U.S.  Government                 70                 42                   194              136
         agencies
     State, county and municipal                            4                  9                    12               33
     Other                                                 18                 19                    56               67
                                               --------------     --------------         -------------   --------------

         Total interest income                          2,338              2,324                 6,926            7,521
                                               --------------     --------------         -------------   --------------

 Interest expense:
   Interest on deposits:
     Demand                                               157                198                   494              593
     Savings                                              294                202                   674              673
     Time                                                 483                677                 1,640            2,443
                                               --------------     --------------         -------------   --------------

   Total interest expense on deposits                     934              1,077                 2,808            3,709

   Other interest expense                                   7                  7                    20               25
                                               --------------     --------------         -------------   --------------

         Total interest expense                           941              1,084                 2,828            3,734
                                               --------------     --------------         -------------   --------------

         Net interest income                            1,397              1,240                 4,098            3,787

 Provision for loan losses                                 50                172                   236              517
                                               --------------     --------------         -------------   --------------

         Net interest income after
            provision for loan losses                   1,347              1,068                 3,862            3,270
                                               --------------     --------------         -------------   --------------

 Other income:
   Service charges and fees                               668                637                 1,988            1,935
   Securities gains, net                                  (25)               (58)                  106                7
   Miscellaneous                                           98                104                   264              207
                                               --------------     --------------         -------------   --------------

        Total other income                                741                683                 2,358            2,149
                                               --------------     --------------         -------------   --------------

 Other expenses:
   Salaries and employee benefits                         654                716                 1,915            2,144
   Occupancy                                              391                356                 1,113            1,075
   Other Operating                                        687                580                 2,008            1,710
                                               --------------     --------------         -------------   --------------

       Total other expenses                   $         1,732              1,652                 5,036            4,929
                                               --------------     --------------         -------------   --------------


                                                                          (Continued)

                                                                     THREE MONTHS ENDED          NINE MONTHS ENDED
                                                                         SEPTEMBER 30,              SEPTEMBER 30,
                                                                     1993          1992          1993          1992
                                                                     ----          ----          ----          ----
        Earnings  before income taxes, extraordinary credit
          and  cumulative  effect  of change  in  accounting
          principle                                               $    356            99         1,184           490

Income tax expense                                                     118            28           198           138
                                                                   -------       -------       -------       -------

        Earnings before extraordinary credit  and cumulative
          effect of change in accounting principle                     238            71           986           352

Extraordinary credit (utilization of NOL carry forward)                  0            28             0           138
                                                                   -------       -------       -------       -------

        Earnings  before  cumulative  effect  of  change  in
          accounting principle                                         238            99           986           490

Cumulative   effect  of   change  in   accounting  principle
  (implementation of FASB 109)                                           0             0           150             0
                                                                   -------       -------       -------       -------

        Net earnings                                                   238            99         1,136           490

Preferred dividend requirement                                         146           126           441           397

        Net earnings applicable to common stockholders            $     92           (27)          695            93
                                                                   =======       =======       =======       =======

Net earnings per common share:
  Earnings   (loss)   before   extraordinary    credit   and
    cumulative effect of change in accounting principle           $   0.07         (0.04)         0.39         (0.03)
  Extraordinary credit                                                              0.02                        0.10
  Cumulative effect of change in accounting principle                 0.00                        0.11
                                                                   -------       -------       -------       -------

        Net earnings                                              $   0.07         (0.02)         0.50          0.07
                                                                   =======       =======       =======       =======

Weighted average number of common shares outstanding                 1,395         1,395         1,395         1,395
                                                                   =======       =======       =======       =======

                       METRO BANCORP, INC. AND SUBSIDIARY

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

          FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1993 AND 1992

                            (DOLLARS IN THOUSANDS)

                                                                                 1993             1992
                                                                                 ----             ----

Cash flows from operating activities:
   Net earnings                                                               $  1,136             490
   Adjustments to reconcile net earnings to net
      cash provided by operating activities:
         Depreciation, amortization and accretion                                  454             467
         Provision for loan losses                                                 236             517
         Provision for estimated losses on other real estate                       128              35
         Extraordinary credit                                                        -            (138)
         Net gains on sales of investment securities                              (106)             (7)
         Cumulative effect of change in accounting principle                      (150)              -
         Net losses on sales of other real estate                                   19               2
         Change in:
           Interest receivable                                                      40            (117)
           Interest payable                                                         56             (38)
           Other assets                                                            150             232
           Other liabilities                                                       370             754
                                                                               -------         -------

                 Net cash provided by operating activities                       2,333           2,197

Cash flows from investing activities:
   Net change in interest-bearing deposits with other banks                         (9)           (310)
   Purchases of investment securities                                          (13,583)        (13,335)
   Proceeds from sales of investment securities                                    150           2,413
   Proceeds from maturities of investment securities                            10,981          10,887
   Net change in loans                                                           1,065          (1,531)
   Payments for and improvements to other real estate                             (212)            (23)
   Proceeds from the sale of other real estate                                     323             311
   Purchase of premises and equipment                                              (10)              -
                                                                               -------         -------

                 Net cash used in investing activities                          (1,295)         (1,588)
                                                                               -------         -------

Cash flows from financing activities:
   Net change in demand and savings deposits                                    15,292           2,830
   Net change in certificates of deposit                                       (10,218)         (6,400)
   Repayment of capital lease obligations                                         (113)           (104)
   Redemption of Series 1992 preferred stock                                      (188)              -
   Issuance of Series 1992 preferred stock                                           -           2,000
   Redemption of Series A preferred stock                                            -          (1,000)
   Series A preferred stock cash dividends                                        (339)              -
   Series 1992 preferred stock cash dividends                                     (120)              -
                                                                               -------         -------

                 Net cash provided by (used in) financing activities             4,314          (2,674)
                                                                               -------         -------

Net increase (decrease) in cash and cash equivalents                             5,352          (2,065)

Cash and cash equivalents at beginning of year                                  15,166          15,347
                                                                               -------         -------

Cash and cash equivalents at end of period                                    $ 20,518          13,282
                                                                               =======         =======

                      METRO BANCORP, INC. AND SUBSIDIARY

          FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1993 AND 1992

                             (DOLLARS IN THOUSANDS)


                                                                                     1993              1992
                                                                                     ----              ----
Supplemental disclosures of cash flow information:
   Cash paid during the period for:
      Income taxes                                                                 $   160               95
      Interest                                                                     $ 2,491            3,262

Supplemental schedule of noncash investing and financing activities:

   Financed sales of other real estate, net of deferred gain                       $ 1,017            2,018

   Transfer of loans to other real estate                                          $   993            2,030

   Change in unrealized loss on marketable equity securities                       $     4                1

   Principal reduction on ESOP indebtedness                                        $    41               27

   Series A cumulative preferred stock issued as
      dividend in kind                                                             $   112              397

   Series A cumulative preferred stock dividend declared                           $     -              114

   Series 1992 preferred stock dividend declared                                   $    33                -




See accompanying accountants' compilation report.

                       UNAUDITED INTERIM FINANCIAL DATA

                          METRO BANCORP AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                          September 30, 1993 and 1992
                                  (Unaudited)



(1)      Management's Opinion

         The accompanying consolidated balance sheet as of September 30, 1993 and 1992, the statements of operations for the three months and nine months ended September 30, 1993 and 1992, and the statements of cash flows for the nine months ended September 30, 1993 and 1992, are unaudited; however, in the opinion of management, all adjustments, consisting of normal accruals, necessary for a fair presentation of the financial position, results of operations, and cash flows as of and for the periods then ended have been included. All significant intercompany items and transactions have been eliminated in consolidation. Results of operations for interim periods are not necessarily indicative of results for the entire year.

(2)      Proposed Merger

         On September 28, 1993, Metro Bancorp, Inc. signed an Agreement of Reorganization and Plan of Merger with First National Bancorp whereby First National Bancorp would acquire 100% of the 1,394,627 outstanding shares of common stock of Metro Bancorp, Inc. for a price of from $3.50 per common share up to a maximum of $5.00 per common share or, from .17 to a maximum of .244 First National Bancorp common shares for each Metro Bancorp, Inc. common share with the exact amount to be determined based on recoveries and asset quality upgrades by Metro Bancorp, Inc. over an eighteen (18) month period. The purchase price is to be paid in cash (up to a maximum of 49% of the fair market value of the common and preferred stock outstanding), First National Bancorp common stock based on a value of $20.50 per share, or a combination thereof. Under the circumstances described, up to $2,092,000 of aggregate additional consideration from the base of $3.50 or exchange of stock of .17 may be payable to the Metro Bancorp, Inc. shareholders at or following consummation of the proposed merger. The proposed transaction is subject to approval of regulatory authorities and stockholders of Metro Bancorp, Inc. If approval is granted, consummation of the merger is not anticipated until the first quarter of 1994. Upon consummation, the subsidiary Bank would become a wholly owned subsidiary of First National Bancorp.

(3)      Income Taxes

         During the first quarter of 1993, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109 (FAS 109), "Accounting for income Taxes". Under FAS 109, deferred tax assets and liabilities are established for temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. The Company elected to adopt FAS 109 as of January 1, 1993 as a cumulative effect of a change in accounting principle and did not restate any prior periods. The cumulative effect of this change in accounting for income taxes is reported separately in the income statement for the nine months ended September 30, 1993. The effect was a positive impact $150,000 on 1993 earnings.

(4)      Recent Accounting Pronouncements

         During May 1993, the Financial Accounting standards Board ("FASB") issued FAS 114, "Accounting by Creditors for Impairment of a Loan" and FAS 115, "Accounting for Certain Investments in Debt and Equity Securities".

         FAS 114 requires impaired loans to be measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate, or at the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent, beginning in 1995. FAS 114 may be adopted prior to 1995. The Company has not yet determined the actual impact of FAS 114 on its financial statements or made a determination of whether it will adopt FAS 114 prior to 1995.

         FAS 115 requires investments to be classified in three categories; held-to-maturity securities (reported at amortized cost), trading securities (reported at fair value) and available-for-sale securities (reported at fair value). Unrealized gains or losses on trading securities are included in earnings. Unrealized gains or losses on available-for-sale securities are excluded from earnings and reported in a separate component of shareholders' equity. FAS 115 is effective beginning in 1994, but can be adopted as of December 31, 1993. The Company anticipates adopting FAS 115 in the first quarter of 1994 after a final evaluation of its securities portfolio under the guidelines contained in FAS 115. Based on the current market value of the securities portfolio, any impact to the equity accounts from the adoption of FAS 115 should not be material.

                                  APPENDIX A



        A copy of the Agreement of Reorganization and Plan of Merger between First National Bancorp and Metro Bancorp, Inc. and a copy of the Amendment thereto, which documents constitute Appendix A, were previously filed with the Commission as Exhibits 2.1 and 2.2 to the original registration statement (S.E.C. File No. 33-72430) amended by this Amendment No. 1 and are not being refiled with this Amendment No. 1 since there have been no changes to those documents.

                                  APPENDIX B

                                  ARTICLE 13

                              DISSENTERS' RIGHTS

                                    PART 1

                RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES



   14-2-1301.  DEFINITIONS.

       As used in this article, the term:

       (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

       (2) "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

       (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

       (4) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

       (5) "Interest" means interest from the effective date of the corporation action until the date of payment, at a rate that is fair and equitable under all the circumstances.

       (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with corporation.

       (7) "Shareholder" means the record shareholder or the beneficial shareholder.

   14-2-1302.  RIGHT TO DISSENT

   (a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

       (1) Consummation of a plan of merger to which the corporation is a party:

         (A) If the approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

         (B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

       (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose share will be acquired, if the shareholder is entitled to vote on the plan;

       (3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

       (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

         (A)     Alters or abolishes a preferential right of the shares;

         (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

         (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

         (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

         (E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

         (F) Cancels, redeems, or repurchases all or part of the shares of the class; or

       (5) Any corporate action taken pursuant to a share-holder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

   (b) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's rights.

   (c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

         (1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

         (2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.


   14-2-1303.  DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

   A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.


                                    PART 2

                 PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

                             RESEARCH REFERENCES


   14-2-1320.  NOTICE OF DISSENTERS' RIGHTS.

   (a) If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

   (b) If corporate action creating dissenters' rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Code Section 14-2-1322.


   14-2-1321.  NOTICE OF INTENT TO DEMAND PAYMENT.

   (a) If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenter's rights:

       (1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

       (2)       Must not vote his shares in favor of the proposed action.

   (b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.


   14-2-1322.  DISSENTERS' NOTICE.

   (a) If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

   (b) The dissenters' notice must be sent no later than ten days after the corporate action was taken and must:

       (1) State where the payment demand must be sent and where and when certificates for certificated share must be deposited;

       (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

       (3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

       (4)       Be accompanied by a copy of this article.


   14-2-1323.  DUTY TO DEMAND PAYMENT.

   (a) A record shareholder sent a dissenters' notice described in Code
   Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

   (b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

   (c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.


   14-2-1324.  SHARE RESTRICTIONS.

   (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

   (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

   14-2-1325.  OFFER OF PAYMENT.

   (a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall offer to pay each dissenter who complied with Code Section 14-2-1323 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

   (b) The offer of payment must be accompanied by:

       (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

       (2) A statement of the corporation's estimate of the fair value of the shares;

       (3)       An explanation of how the interest was calculated;

       (4) A statement of the dissenter's right to demand payment under Code Section 14-2-1327; and

       (5)       A copy of this article.

   (c) If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer, payment for his shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.


   14-2-1326.  FAILURE TO TAKE ACTION.

   (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

   (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1322 and repeat the payment demand procedure.


   14-2-1327.  PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

   (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

       (1)       The dissenter believes that the amount offered under Code
                 Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

       (2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated share within 60 day after the date set for demanding payment.

   (b) A dissenter waives his right to demand payment under this Code section unless he notifies the corporation of his demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his shares, as provided in Code Section 14-2-1325.

   (c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325.

       (1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

       (2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.


                                    PART 3

                         JUDICIAL APPRAISAL OF SHARES

   14-2-1330.  COURT ACTION.

   (a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

   (b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office os the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

   (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail and publication, or in any other manner permitted by law.

   (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' right under this chapter.

   (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.


   14-2-1331.  COURT COSTS AND COUNSEL FEES.

   (a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

   (b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

       (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

       (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or in good faith with respect to the rights provided by this article.

   (c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.


   14-2-1332.  LIMITATION OF ACTIONS.

   No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

                                   PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The bylaws of First Bancorp provide that any person may be indemnified or reimbursed by First Bancorp for reasonable expenses actually incurred in connection with any action, suit or proceeding, civil or criminal, to which he shall be made a party by reason of his being or having been a director, officer or employee of First Bancorp or of any firm, corporation or organization which he served in any such capacity at the request of First Bancorp. However, under the bylaws, no person may be indemnified or reimbursed in relation to any matter in such action, suit or proceeding as to which he is finally adjudged to have been guilty of or liable for gross negligence, willful misconduct or criminal acts in the performance of his duties for First Bancorp. In addition, the bylaws provide that no person shall be indemnified or reimbursed in relation to any matter in such action, suit or proceeding which has been made the subject of a compromise settlement except with the approval of a court of competent jurisdiction, or the holders of record of a majority of the outstanding shares of First Bancorp, or the Board of Directors, acting by vote of directors not parties to the same or substantially the same action, suit or proceeding, constituting a majority of the whole number of directors. The foregoing right of indemnification or reimbursement is not exclusive of other rights to which such person may be entitled as a matter of law.

        In addition, Georgia law provides broad authority to directors and shareholders of corporations to indemnify officers, directors and employees against liabilities and expenses of defending civil (and in some cases criminal) matters. See Official Code of Georgia Annotated Section 14-2-851, et seq.

        In addition to the above-described indemnification provisions, the articles of incorporation of First Bancorp have provisions limiting the liability of directors.

        In response to increasing concern over liability exposure of corporate officers, directors and employees, the Georgia Legislature, in 1987, following a trend begun by Delaware and followed by several other states, passed legislation broadening the ability of corporations to relieve corporate directors of exposure to liability.

        As permitted by Georgia law, the articles of incorporation of First Bancorp were amended in 1990 to limit the standards of conduct required of directors by providing that no director shall be personally liable to the corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director; provided, however, that this provision does not eliminate or limit the liability of a director:

        (a) For any appropriation, in violation of his duties, of any business opportunity of the corporation;

        (b) For acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

        (c) For the types of liabilities set forth in Official Code of Georgia Annotated Section 14-2-832 (relating primarily to improper dividends or other distributions by the corporation);

        (d) For any transaction from which the director derives an improper personal benefit; or

        (e) For any liability or expenses related to any action or omission by a director occurring prior to the adoption of the amendment.

Further, the right of First Bancorp or its shareholders to seek injunctive or other equitable relief not involving monetary damages is not limited by the above provisions.

        In general, the effect of the above-referenced statute, the Articles of First Bancorp and of the bylaws of First Bancorp is that First Bancorp will indemnify its directors, officers and employees for reasonable expenses and damages actually incurred in connection with any action, suit or proceeding, civil or criminal, to which they shall be made a party by reason of their being or having been directors, officers, or employees of the corporation, provided that such persons are not finally adjudged to have been guilty of or liable for gross negligence, willful misconduct or criminal acts in the performance of their duties for First Bancorp. The bylaws also provide that First Bancorp may purchase insurance for the purpose of indemnifying its directors, officers and other employees to the extent that such indemnification is allowed under the bylaws. Pursuant to the bylaws, the corporation has purchased insurance to indemnify its officers and directors.

ITEM 21.  EXHIBITS FILED.

        See Index of Exhibits at sequentially numbered page ____ and Exhibits immediately following the index.

ITEM 22.  UNDERTAKINGS.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby further undertakes as follows:

        (a) That prior to any public reoffering of the securities hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by Item 7 of Form S-4 with respect to the securities to be so offered, in addition to the information called for by the other items of Form S-4.

        (b) That every prospectus (i) that is filed pursuant to paragraph (a) immediately preceding, or (ii) that purports to meet the requirements of
        Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

        The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one (1) business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES


        Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gainesville, State of Georgia, this 14th day of January, 1994.

                                          FIRST NATIONAL BANCORP

                                          By:   s/Richard A. McNeece
                                             ---------------------------------
                                             Richard A. McNeece, Chairman
                                             and C.E.O.

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

        SIGNATURE


1.      Principal Executive Officer

        s/Richard A. McNeece                 Director, Chairman and C.E.O.
        ---------------------------------
        Richard A. McNeece

        1/14/94
        ---------------------------------
        Date


2.      Principal Financial Officer

        s/Peter D. Miller                    Director, President, C.A.O.
        ---------------------------------    and C.F.O.
        Peter D. Miller

        1/14/94
        ---------------------------------
        Date


3.      Principal Accounting Officer

        s/C. Talmadge Garrison               Senior Vice President,
        ---------------------------------    Secretary and Treasurer
        C. Talmadge Garrison

        1/14/94
        ---------------------------------
        Date

4.     Other Directors

s/J. M. McRae                            Director and Chairman Emeritus
- ------------------------------------     of the Board
J. M. McRae

1/14/94
- ------------------------------------
Date

s/Richard L. Shockley                    Director and Vice Chairman
- ------------------------------------     of the Board
Richard L. Shockley

1/14/94
- ------------------------------------
Date

s/Jane Wood Banks                        Director
- ------------------------------------
Jane Wood Banks

1/14/94
- ------------------------------------
Date

                                         Director
- ------------------------------------
Thomas S. Cheek


- ------------------------------------
Date

s/James H. Harris, Jr.                   Director
- ------------------------------------
James H. Harris, Jr.

1/14/94
- ------------------------------------
Date

                                         Director
- ------------------------------------
John H. Henderson


- ------------------------------------
Date

s/Ray C. Jones                           Director
- ------------------------------------
Ray C. Jones

1/14/94
- ------------------------------------
Date

s/Arthur J. Kunzer, Jr.                  Director
- ------------------------------------
Arthur J. Kunzer, Jr.

1/14/94
- ------------------------------------
Date

                                         Director
- ------------------------------------
J. B. McKibbon, Jr.


- ------------------------------------
Date

                                         Director
- ------------------------------------
Loy D. Mullinax


- ------------------------------------
Date

                                   Director
- --------------------------------
J. L. Nix


- --------------------------------
Date

                                   Director
- --------------------------------
Edwin C. Poss


- --------------------------------
Date

                                   Director
- --------------------------------
W. Harold Prather


- --------------------------------
Date

s/Paul J. Reeves                   Director
- --------------------------------
Paul J. Reeves

1/14/94
- --------------------------------
Date

                                   Director
- --------------------------------
A. Roy Roberts, Jr.


- --------------------------------
Date

s/Harold L. Smith                  Director
- --------------------------------
Harold L. Smith

1/14/94
- --------------------------------
Date

s/W. Woodrow Stewart               Director
- --------------------------------
W. Woodrow Stewart

1/14/94
- --------------------------------
Date

                                   Director
- --------------------------------
Bobby M. Thomas


- --------------------------------
Date

                                   Director
- --------------------------------
M. G. West


- --------------------------------
Date

s/Joe Wood, Jr.                    Director
- --------------------------------
Joe Wood, Jr.

1/14/94
- --------------------------------
Date

(This is the Exhibit Index included in the original registration statement (S.E.C. File No. 33-72430) amended by this Amendment No. 1 thereto. None of these exhibits are being refiled with this Amendment No. 1 since there have been no changes to any of these exhibits.)


                                EXHIBIT INDEX


                                                                    SEQUENTIAL
                                                                       PAGE
                                                                      NUMBER
                                                                      ------

2.1           Agreement of Reorganization and Plan of
              Merger between First National Bancorp
              and Metro Bancorp, Inc. (included
              herein as Appendix A to the Proxy
              Statement and incorporated
              by reference).....................................  Incorporated
                                                                  by Reference

2.2           Amendment to Agreement of Reorganization
              between First National Bancorp and
              Metro Bancorp, Inc. (included herein
              as Appendix A to the Proxy Statement and
              incorporated by reference)........................  Incorporated by Reference

2.3           Agreement regarding "Criticized Assets"
              between First National Bancorp and
              Metro Bancorp, Inc................................

2.4           Series A Preferred Stock Redemption Agreement
              between Metro Bancorp, Inc. and Bank South, N.A.
              to be assigned by Metro Bancorp, Inc. to
              First National Bancorp............................

3.1.          Articles of Incorporation of First National
              Bancorp, as amended (incorporated by reference
              in this Registration Statement from Exhibit
              3.1 of First National Bancorp's Registration
              Statement No. 33-64590 on Form S-4)...............   Incorporated
                                                                   by Reference

3.2.          Bylaws of First National Bancorp
              currently in effect (incorporated by
              reference in this Registration Statement
              from Exhibit 3.2 of First National Bancorp's
              Registration Statement No. 33-64590 on
              Form S-4).........................................   Incorporated
                                                                   by Reference

5.            Opinion of Messrs. Stewart, Melvin &
              House, Attorneys re:  Validity of
              Securities........................................

8.            Opinion of Messrs. Stewart, Melvin &
              House, Attorneys, re:  Tax Aspects of
              Reorganization....................................

(This is the Exhibit Index included in the original registration statement (S.E.C. File No. 33-72430) amended by this Amendment No. 1 thereto. None of these exhibits are being refiled with this Amendment No. 1 since there have been no changes to any of these exhibits.)

                                                                    SEQUENTIAL
                                                                       PAGE
                                                                      NUMBER
                                                                      ------

10.1          Short Term Line-of-Credit Note dated
              June 3, 1993, by and between First
              National Bancorp and Trust Company Bank
              (incorporated by reference in this
              Registration Statement from Exhibit 10.4 of
              First National Bancorp's Registration Statement
              No. 33-64590 on Form S-4).........................  Incorporated
                                                                  by Reference

10.2          Term Loan Agreement, dated August 31,
              1992, by and between First National
              Bancorp and Trust Company Bank
              (incorporated by reference in this
              Registration Statement from such document
              filed as Exhibit 10.5 to First National Bancorp's
              Annual Report on Form 10-K for the year
              ended December 31, 1992, SEC File No.
              0-10657)..........................................  Incorporated
                                                                  by Reference

10.3          Promissory Term Note, dated October 28,
              1992, by and between First National
              Bancorp and Trust Company Bank
              (incorporated by reference in this
              Registration Statement from such document
              filed as Exhibit 10.6 to First National Bancorp's
              Annual Report on Form 10-K for the year
              ended December 31, 1992, SEC File
              No. 0-10657)......................................  Incorporated
                                                                  by Reference

10.4          1988 Employee Stock Option Plan of First
              National Bancorp (incorporated by
              reference in this Registration Statement
              from such document filed on October 14, 1988
              as part of First National Bancorp's Registration
              Statement No. 33-24985 on Form S-8)...............  Incorporated
                                                                  by Reference

10.5          1990 Employee Stock Option Plan of First
              National Bancorp and Amendment thereto
              dated July 17, 1991 (incorporated by reference
              in this Registration Statement from Exhibit
              10.3 of First National Bancorp's Registration
              Statement No. 33-64590 on Form S-4)...............  Incorporated
                                                                  by Reference

(This the Exhibit Index included in the original registration statement (S.E.C. File No. 33-72430) amended by this Amendment No. 1 thereto. None of these exhibits are being refiled with this Amendment No. 1 since there have been no changes to any of these exhibits.)

                                                                    SEQUENTIAL
                                                                       PAGE
                                                                      NUMBER
                                                                      ------

10.6          Industrial development revenue bond financing
              assumed January 31, 1990, maturing July 1, 2008,
              by and between First National Bancorp and the
              trustee for the bondholders (incorporated by
              reference in this Registration Statement from
              such document filed as Exhibit 4.5 of
              First National Bancorp's annual report on
              Form 10-K for the year ended December 31, 1990)...   Incorporated
                                                                   by Reference

10.7          Change of Control Agreement, dated June 23,
              1993, between First National Bancorp and
              Richard A. McNeece (incorporated herein by
              reference to such document filed as Exhibit 10.7
              of First National Bancorp's Registration
              Statement No. 33-50422 on Form S-4)...............   Incorporated
                                                                   by Reference

10.8          Change of Control Agreement, dated June 16,
              1993, between First National Bancorp and Peter D.
              Miller (incorporated herein by reference to
              such document filed as Exhibit 10.8 of First
              National Bancorp's Registration Statement
              No. 33-50422 on Form S-4).........................   Incorporated
                                                                   by Reference

10.9          Change of Control Agreement, dated June 16,
              1993, between First National Bancorp and
              C. Talmadge Garrison (incorporated herein by
              reference to such document filed as Exhibit 10.9
              of First National Bancorp's Registration
              Statement No. 33-50422 on Form S-4)...............   Incorporated
                                                                   by Reference

10.10         Change of Control Agreement, dated June 24,
              1993, between First National Bancorp and Richard D.
              White (incorporated herein by reference to
              such document filed as Exhibit 10.10 of First
              National Bancorp's Registration Statement
              No. 33-50422 on Form S-4).........................   Incorporated
                                                                   by Reference

10.11         1993 Employee Stock Option Plan of First
              National Bancorp (incorporated by reference
              in this Registration Statement from such
              document filed as Exhibit 10.11 of First National
              Bancorp's Registration Statement No. 33-64590
              on Form S-4)......................................   Incorporated
                                                                   by Reference

(This is the Exhibit Index included in the original registration statement (S.E.C. File No. 33-72430) amended by this Amendment No. 1 thereto. None of these exhibits are being refiled with this Amendment No. 1 since there have been no changes to any of these exhibits.)


                                                                    SEQUENTIAL
                                                                       PAGE
                                                                      NUMBER
                                                                      ------

10.12         First National Bancorp Incentive Compensation Plan
              (incorporated by reference in this Registration
              Statement from such document filed as Exhibit 10.12
              of First National Bancorp's Registration Statement
              No. 33-64590 on Form S-4)........................... Incorporated
                                                                   by Reference

13.1          1992 Annual Report to Security Holders..............

13.2          First National Bancorp's Quarterly Report
              on Form 10-Q for the quarter ended
              September 30, 1993..................................

21.           Subsidiaries of the Registrant......................

23.1          Consent of KPMG Peat Marwick .......................

23.2          Consent of Evans, Porter, Bryan & Company...........

23.3          Consent of Stewart, Melvin & House..................

99.1          First National Bancorp's Annual Report
              on Form 10-K for the year ended
              December 31, 1992...................................

99.2          First National Bancorp 1993 Annual
              Meeting Proxy Statement ...........................

99.3          First National Bancorp Current Report
              on Form 8-K, dated June 11, 1993....................

                             METRO BANCORP, INC.
                              6636 CHURCH STREET
                         DOUGLASVILLE, GEORGIA  30134

                              COMMON STOCK PROXY
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints _________________, _______________,
_____________, or any of them (with full power to act alone and to appoint a substitute), as Proxies, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Metro Bancorp, Inc. held of record by the undersigned on January 20, 1994, at the special meeting of shareholders to be held on February 22, 1994, or any adjournment thereof.

1. To vote as indicated below on the proposal to merge Metro Bancorp, Inc. into First National Bancorp as outlined in the Proxy Statement dated the 18th day of January, 1994.

               FOR  / /        AGAINST  / /       ABSTAIN  / /



2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

Please sign exactly as name appears below.    When shares are held by joint
___________________________                   tenants both should sign.  When
                                              signing as attorney, as executor,
                                              administrator, trustee or
                                              guardian, please give full title
                                              as such.  If a corporation,
                                              please sign in full corporate
                                              name by President or other
                                              authorized officer.  If a
                                              partnership, please sign in
                                              partnership name by authorized
                                              person.



Dated: ________________                       ---------------------------------
                                              Signature
PLEASE MARK, SIGN, DATE AND
RETURN THIS PROXY PROMPTLY,                   ---------------------------------
USING THE ENCLOSED ENVELOPE                   Signature if held jointly

                             METRO BANCORP, INC.
                              6636 CHURCH STREET
                         DOUGLASVILLE, GEORGIA  30134

                            PREFERRED STOCK PROXY
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints _________________, _______________,
_____________, or any of them (with full power to act alone and to appoint a substitute), as Proxies, and hereby authorizes them to represent and to vote, as designated below, all the shares of Series 1992 preferred stock of Metro Bancorp, Inc. held of record by the undersigned on January 20, 1994, at the special meeting of shareholders to be held on February 22, 1994, or any adjournment thereof.

1. To vote as indicated below on the proposal to merge Metro Bancorp, Inc. into First National Bancorp as outlined in the Proxy Statement dated the 18th day of January, 1994.

               FOR  / /         AGAINST  / /       ABSTAIN  / /


This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

Please sign exactly as name appears below.    When shares are held by joint
                                              tenants both should sign.  When
                                              signing as attorney, as executor,
                                              administrator, trustee or
                                              guardian, please give full title
                                              as such.  If a corporation,
                                              please sign in full corporate
                                              name by President or other
                                              authorized officer.  If a
                                              partnership, please sign in
                                              partnership name by authorized
                                              person.



Dated: ________________                       ---------------------------------
                                              Signature
PLEASE MARK, SIGN, DATE AND
RETURN THIS PROXY PROMPTLY,                   ---------------------------------
USING THE ENCLOSED ENVELOPE                   Signature if held jointly